Exhibit (4)

MINISTERO DELL'ECONOMIA E DELLE FINANZE

2001

UPDATE OF THE

ECONOMIC AND FINANCIAL DOCUMENT 2014

UPDATE OF THE
ECONOMIC
AND FINANCIAL

DOCUMENT 2014

Submitted by the Prime Minister
Matteo Renzi

and the Minister of the Economy and Finance
Pier Carlo Padoan

Approved by the Cabinet on 30 September 2014

INTRODUCTION

Macroeconomic scenario

Recent macroeconomic developments point to a decidedly problematic scenario for the Euro Area: the economy is significantly slowing, and in Italy in particular, it is visibly struggling to recover. Until just a few months ago, the outlook for 2014 incorporated moderately positive growth; that scenario now needs to be revised downward; at the same time, inflation remains extremely low, and is in a continuous and alarming downward spiral.

When faced with disappointing economic data in recent years, both the Italian government and international organisations have repeatedly been overly optimistic and have then been forced to delay the forecasts of a recovery for Italy and the Euro Area. The sluggishness of the economy, the fragility of the recovery, and the prompt setbacks of economic activity are factors to suggest a weak structural situation that is partly the consequence of the damage caused by the severe, lengthy recession of recent years.

Given the exceptional circumstances enveloping Italy and Europe, it is realistic to assume that: i) the continuing uncertainty has changed the behaviour of businesses and households, reducing their propensity to invest and to consume; ii) the drying up of sources of income and fewer possibilities for accessing credit have decreased spending capacity to an extent greater than initially expected; iii) monetary policy alone will not be sufficient to relaunch growth, despite its crucial contribution to financial stability; iv) the benefits of structural reforms will materialise with a greater delay and/or less intensity as a result of the continuing weakness of aggregate demand; and v) weak demand in the Euro Area, including in relation to the broad-based and long-lasting current imbalances within the Area, has limited the contribution that exports normally make to economic recovery.

In cumulative terms, the decline of GDP in Italy is greater than that which occurred during the Great Depression of 1929; though to a lesser extent, the rest of the Euro Area is also struggling to recover to the pre-crisis levels. In view of the growing risks of stagnation, it is necessary to assume a recovery that is less robust and delayed with respect to the scenario contemplated in April 2014.

More in general, the current framework suggests that the Euro Area is facing a defining moment. Barring any significant intervention, the European countries risk spiralling into a state of stagnation and deflation, in which high unemployment and flat nominal growth will make the recovery of competitiveness and debt sustainability even more difficult.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	I

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

In facing this defining moment, the Italian Presidency has proposed concentrating the European Union’s strategy on growth and employment, through the relaunching of investments, reforms and the domestic market. Each country has its own specific characteristics and challenges. Italy entered the crisis with serious structural and competitiveness problems, which were reflected in a lower-than-average potential growth rate and an unfavourable productivity trend. Supply-side problems were present well before the crisis, and they weakened Italy's capacity to compete at an international level at a time when several emerging countries initially appeared on the scene and then later forcefully established themselves in the global trade arena; today, these problems are hindering Italy's capacity to respond to the crisis.

It appears evident that i) Italy – like the Euro Area as a whole - is feeling the effects of both supply and demand problems; changing the direction of growth requires using all of the economic-policy mechanisms available - namely, monetary policy, structural measures and fiscal policy – in a coordinated and synergetic manner; and ii) when considering the threat of deflation and the related implications for debt sustainability, it is better to err by risking the definition of too many measures, rather too few.

Against this backdrop, the government's duty is to implement structural reforms, thereby favouring positive interaction with fiscal policy, in a single coordinated strategy to stimulate and support aggregate demand in the short term and to increase the economy's potential.

Structural reforms

Italy must return to growing its competitive capacity, reversing its lengthy deterioration, through a broad range of structural reforms, that are even more necessary today, given the growing risks of stagnation; it is a challenge that must be met in order to favour: the creation of new businesses; and the growth of the size of existing businesses, and their capacity to serve the markets abroad. It is only from this process that a long-lasting increase in employment can be achieved.

Action must be taken both in the labour market and with respect to the set of rules, including the tax burden, that define the environment in which businesses are required to operate.

Labour market reform will allow the economic system to adapt itself better to a framework of rapid change, facilitating the deployment of resources to sectors with higher productivity growth. The network of social safety nets is to be strengthened and made more inclusive. Businesses will be able to manage productive activity more efficiently, reacting more quickly to cyclical changes and structural discontinuities; this should yield an increase in investments, including from abroad, and a reduction in the segmentation of the work force, which is particularly pronounced at a generational level. The related growth of employment will encourage an increase in labour market participation, paired

II	MINISTERO DELL’ECONOMIA E DELLE FINANZE

INTRODUCTION

with a reduction in the long-term unemployment rate and greater availability of skilled jobs.

The simplification of regulations and procedures, the streamlining of the taxation system and the general government, and the drastic reduction in the timing required for civil court proceedings are all developments to make it possible to reward economic enterprises, excellence and innovation, resetting the mechanisms of impartiality and social mobility; Italy will accordingly be poised to ascend the international ranks of enterprise creation, increasing investor confidence.

The reforms have immediate economic, political and/or fiscal costs, while their benefits are mostly concentrated in the future.  This equation makes the introduction of reforms even more urgent, with an awareness that the impact of the reforms depends more than ever on the effectiveness of the implementation.

Economic activity in Italy has been visibly held back by a dysfunctional political-institutional system, the low efficiency of the general government, the significant magnitude of tax evasion and the underground economy, a high level of corruption, and the considerable influence of organised crime. It is for this reason that the government has prioritised measures related to these issues, with the objective of reducing the uncertainty for businesses and households resulting from the inefficient management of public policies; the normalisation of the trade debts of the general government and the substantial revision of the Domestic Stability Pact are two actions to make a contribution in this regard.

The reform programme inaugurated will continue into the months and years ahead. Indeed, the government's "1,000 days" agenda is due to unfold over approximately three years. During such period, the government will be involved not only in developing and introducing legislative provisions, but also in the delicate implementation phase that has often failed to meet the expectations of the Italian public and foreign investors in the past. In this regard, the Update provides an account of the status of the structural reform process, presenting a broad update of the measures planned and/or inaugurated, some of which have been agreed with European institutions within the framework of the Macroeconomic Imbalances Procedure.

Investments

Investments, and especially private investments, will continue to be strengthened alongside the structural reforms. Investments represent the crucial point between the need for sustaining demand and the need for bolstering supply. As a result, the priorities will be placed on both administrative simplification and incentives to non-bank financing. During its six-month Presidency of the European Union, Italy has supported the adoption of a common EU infrastructure investment policy coordinated among Member States, with expected positive effects on demand and supply, both of which can be reinforced by positive externalities between countries.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	III

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

In the meantime, in order to avoid the risk of a long-lasting human and physical capital drain from Italy, the government has adopted measures aimed at renewing corporate plants (decree-law on competitiveness) and accelerating the construction of infrastructures (the so-called Sblocca Italia decree). These measures will benefit from increased private capital flows to the economy as a result of changes made to the financial system (Finance for Growth), that are intended to expand the role of non-bank intermediaries and to deploy savings into small- and medium-sized enterprise (SMEs) in a more efficient manner.

With a view toward facilitating the financing of SMEs, the government has also acted to simplify securitisations and to make such transactions more transparent, thereby supporting the ECB's programme to purchase asset-backed securities.

Italy also needs greater investment in human capital, which will help the country to position its economic system at higher levels within the international rankings. The government intends to move in two directions: i) it is inaugurating a reform of the education system designed to upgrade educational standards, while also setting the quantitative objectives for evaluating the progress achieved; and ii) it is introducing measures to support research and development activity, including with the intention of facilitating a presence of foreign research centres in Italy.

Fiscal policy

Italy's public finances are solid and sustainable as a result of pension system reforms and the consistently high primary surpluses achieved by the country over many years (as also illustrated by the European Commission's long-term analyses). The efforts on this front have been rewarded by the positive valuation of the markets, whose momentum has grown over time. At the same time, the less favourable trend of GDP and inflation has narrowed the manoeuvring room for supporting growth and strengthening the public finances.

In accordance with common EU rules, it is therefore appropriate to adopt an approach to consolidation that considers the ongoing contraction of the economy and allows the structural reforms to fully wield their positive effects. The cyclically adjusted budget balance is significantly better than suggested by the forecasts as a result of the sizeable underestimation of potential GDP, which, in turn, is due to the continuation of abnormally low growth.

Fiscal policy will facilitate the recovery, including through the mix of measures. In an effort to revive consumption and investments, the Stability Law measures are concentrated on low- and middle-income households and businesses; the government will act in the wake of the already approved reduction of personal and corporate income taxes and the recent measures aimed at stimulating private investments and facilitating credit access for SMEs. The reform of the education system and the support to foreign research and development activities are part of this effort.

IV	MINISTERO DELL’ECONOMIA E DELLE FINANZE

INTRODUCTION

The spending review process has been charged with reducing and requalifying public expenditure, while also limiting the negative effects on growth and employment, with measures to eliminate waste and overcharging; the public procurement reform introduced, with the centralisation of purchasing, and better control over prices applied will allow for immediately freeing up resources for a significant, permanent reduction in taxation that the government considers crucial.  Furthermore, the law known as the Delega Fiscale is designed to provide stability and certainty to the taxation system.

***

The detailed definition and the implementation of structural reforms and the implementation of fiscal and monetary policies that reinforce one another will make the policy mix available to Euro Area countries more effective, thereby increasing their flexibility, their resistance to the crisis, and their capacity to generate growth and employment.

 Macroeconomic policies that are accommodating – within the framework of the space available - will facilitate the adoption of structural measures, thereby enhancing the policies' effectiveness and increasing their impact on investments, growth and employment. At the same time, there is a need for the continuing sustainability of the public finances so as to reduce the uncertainty about the level of fiscal burden in the future, with a positive effect on current consumption and investment.

It is for this reason that Italy's fiscal policy will continue the pursuit of the fiscal consolidation shown in recent years, which has been one of the most significant efforts at a European level. In terms of its mix, fiscal policy will emphasise growth, including as a result of the decrease in the tax wedge primarily financed through the spending review.

Against this backdrop, investment policy constitutes one of the cornerstones of the government's action; in view of the continuing weakness of economic activity, the relaunching of private and public investment - promoted in a coordinated manner within the entire European Union - will allow for simultaneously reviving demand and supply in Member States, with significant effects for the Euro Area as a whole.

Italy's long decline has multiples causes and deep roots.  Decisive action is needed on several fronts, with the awareness that in the absence of a robust recovery, the resiliency of the productive and social fabric will be at risk, the wealth of households will be threatened, and the prospects for young people will be compromised.

Pier Carlo Padoan
The Minister of the Economy and Finance

MINISTERO DELL’ECONOMIA E DELLE FINANZE	V

VI	MINISTERO DELL’ECONOMIA E DELLE FINANZE

CONTENTS

I.	OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES

II.	MACROECONOMIC FRAMEWORK

III.	NET BORROWING AND PUBLIC DEBT
III.1	Final outcomes and projections at unchanged legislation
III.2	Public finance policy scenario
III.3	Trend of the debt-to-GDP ratio
III.4	The debt rule
III.5	Main public finance measures adopted in 2014
III.6	Public property evaluation plan and privatisations
III.7	Content of the Domestic Stability Pact

IV.	ANALYSIS OF PUBLIC FINANCE SUSTAINABILITY
IV.1	Short-term scenarios
IV.2	Medium-term scenarios
IV.3	Long-term scenarios

V.	NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS
V.1	Introduction
V.2	Responses to the European Council recommendations
V.3	Reforms implementation status

ANNEXES

Reports on investment expenditure and relevant multi-year laws (Volume I and II)

MINISTERO DELL’ECONOMIA E DELLE FINANZE	VII

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLES

Table I.1	Public finance indicators
Table II.1	International exogenous variables
Table II.2	Macroeconomic framework based on unchanged legislation
Table II.3	Policy-scenario macroeconomic framework
Table II.4	Impact of the new measures on the rate of growth based on unchanged legislation
Table III.1a	General government account at unchanged legislation (in € mn)
Table III.1b	General government account at unchanged legislation (% of GDP)
Table III.1c	General government account at unchanged legislation (% change)
Table III.2	Public finance aggregates based on policy scenario
Table III.3	The cyclically adjusted public finance
Table III.4	One-off measures
Table III.5	General government debt by sub-sector
Table III.6	Minimum linear structural adjustment (MLSA) and change needed in the structural balance so as to guarantee respect of the debt rule
Table III.7	Impact on debt-to-GDP ratio of financial aid to Euro Area and settlement of general government debt arrears
Table III.8	Cumulative net impact of the last budget measures approved in 2014 on general government net borrowing
Table III.9	Cumulative impact of the last budget measures approved in 2014 on general government net borrowing
Table III.10	Cumulative net impact of the last budget measures approved in 2014 on general government net borrowing by sub-sector
Table IV.1	Heat map on variables underlying the S0 for 2014
Table IV.2	Summary of macro-fiscal shocks
Table IV.3	Sensitivity to growth and to interest expenditure
Table IV.4	Sustainability indicators
Table V.1	Schedule for reforms

FIGURES

Figure II.1	Net flows of employment and new businesses
Figure II.2	Italy's exports by country of destination
Figure II.3	Exports by main industry groups
Figure II.4	Sector breakdown of trade balance
Figure II.5	Current balance of the balance of payments
Figure IV.1	Public debt determinants
Figure IV.2a	Stochastic projection of the debt-to-GDP ratio with temporary shocks
Figure IV.2b	Stochastic projection of the debt-to-GDP ratio with permanent shocks

VIII	MINISTERO DELL’ECONOMIA E DELLE FINANZE

INDICE

Figure IV.3	S0 indicator and sub-components
Figure IV.4	Medium-term projection of debt-to-GDP ratio in the different scenarios
Figure IV.5	Public debt sensitivity to the structural primary surplus

FOCUS TOPICS

Chapter II	Revision of the growth estimates
The forecasting errors in official estimates
Validation of the macroeconomic forecasts
Impact of the reforms
Trend of the financial markets, the banking sector, and the financing of businesses
Changeover to new European system of national and regional accounts
Chapter III	The assessment of significant deviations
Estimate of potential GDP
Assessments of amounts collected through activities to fight against tax evasion
Chapter IV	Medium/long-term trends for Italy's pension system
Chapter V	Rationalisation programme of subsidiaries held by local administrations
Constitutional reform
The draft of the delegated law on the reorganisation of the public administrations
Drastic cut in the average duration of civil proceedings and significant savings in spending for the entire system
Bills related to the civil justice system
Bills in relation to the criminal justice system
Bills related to the labour market
School reform

APPENDIX

Table A.1	Impact of Decree-Law No. 66/2014 on general government net borrowing
Table A.2	Impact of Decree-Law No. 90/2014 on general government net borrowing
Table A.3	Impact of Decree-Law No. 91/2014 on general government net borrowing
Table A.4	Impact of Decree-Law No. 133/2014 on general government net borrowing

MINISTERO DELL’ECONOMIA E DELLE FINANZE	IX

I.	OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES

The recent weakening of the economic cycle and the leading indicators are signs to suggest another contraction of GDP of three decimal points for the current year. For 2015, on the basis of the policy scenario, the economy is expected to grow by 0.6 per cent. The growth is forecast to strengthen gradually in subsequent years, partly due to the policies that the government will introduce with the Stability Law and to the reforms planned and those now being implemented.
The profile of the public accounts contained in this document shows a more gradual fiscal adjustment than that indicated in the Economic and Financial Document (EFD) in April 2014. In confirming its staunch commitment to keep the deficit within the threshold of 3.0 per cent of GDP and in considering the flexibility clauses provided by European rules, the government believes it is appropriate to slow the path toward achievement of a structural budget balance (Medium-Term Objective).
The net borrowing targets have accordingly been revised to 3.0 per cent and 2.9 per cent of GDP for 2014 and 2015, respectively. For 2015, the difference between the balance based on unchanged legislation and that incorporated into the policy scenario (0.7 percentage points of GDP) is based on decisions to finance expenditure in the sectors deemed most important for economic growth and to reduce the fiscal burden on households and businesses, with the dual objective of supporting aggregate demand and the nation's competitiveness. Additional initiatives to cut public spending will ensure the partial financing of the measures described and more quality-oriented expenditure.
A slight improvement in the structural budget balance should be assured from 2014 to 2015. Finally, the fiscal consolidation process is to be reinforced starting from 2016, ensuring a net borrowing profile under the policy scenario that is consistent with an improvement of the structural budget balance (0.5 points of GDP) until breakeven is reached in 2017. The primary surplus under the policy scenario grows over the years, until reaching almost 4.0 per cent of GDP in 2018. The fiscal consolidation measures needed for achieving Medium-Term Objective will be detailed in the Stability Law for 2015.

In full compliance with European regulations, the macroeconomic forecasts contained in this Update have been validated by the Parliamentary Budget Office (PBO), the independent fiscal institution established in 2012 within the Parliament and become fully operational in recent months. The macroeconomic trend scenario for 2014 and 2015 has already secured the PBO's validation.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	1

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLE I.1: PUBLIC FINANCE INDICATORS (% of GDP)1
	2013	2014	2015	2016	2017	2018
SCENARIO BASED ON UNCHANGED LEGISLATION
Net borrowing	-2.8	-3.0	-2.2	-1.8	-1.2	-0.8
Primary balance	2.0	1.7	2.3	2.7	3.1	3.4
Interest	4.8	4.7	4.5	4.5	4.3	4.2
Net structural borrowing (2)	-0.9	-1.2	-0.5	-0.6	-0.5	-0.6
Change in structural balance	0.7	-0.3	0.7	-0.1	0.1	-0.1
Public debt (including support and PA debt) (3)	127.9	131.7	133.7	133.7	132.1	129.9
Public debt (net of support) (3)	124.4	127.9	129.9	129.9	128.5	126.3
Public debt (net of support and PA debt) (3)	123.2	125.0	127.2	127.3	126.0	124.0
Planned annual reduction of public debt stock (proceeds from privatisations and other financial transactions)		0.3	0.7	0.7	0.7	0.7
POLICY SCENARIO (5)
Net borrowing	-2.8	-3.0	-2.9	-1.8	-0.8	-0.2
Primary balance	2.0	1.7	1.6	2.7	3.4	3.9
Interest	4.8	4.7	4.5	4.5	4.2	4.1
Net structural borrowing (2)	-0.7	-0.9	-0.9	-0.4	0.0	0.0
Change in structural balance	0.8	-0.3	0.1	0.5	0.4	0.0
Public debt (including support and PA debt) (3)	127.9	131.6	133.4	131.9	128.6	124.6
Public debt (net of support) (3)	124.4	127.8	129.7	128.2	125.0	121.0
Public debt (net of support and PA debt) (3)	123.2	125.0	126.9	125.6	122.6	118.8
MEMO: Economic and Financial Document (April 2014)
Net borrowing	-3.0	-2.6	-1.8	-0.9	-0.3	0.3
Primary balance	2.2	2.6	3.3	4.2	4.6	5.0
Interest	5.3	5.2	5.1	5.1	4.9	4.7
Net structural borrowing (2)	-0.8	-0.6	-0.1	0.0	0.0	0.0
Change in structural balance	-0.6	-0.2	-0.5	-0.1	0.0	0.0
Public debt (including support) (4)	132.6	134.9	133.3	129.8	125.1	120.5
Public debt (net of support) (4)	129.1	131.1	129.5	126.1	121.5	116.9
Nominal GDP (absolute value x 1,000) - unchanged legis.	1,618.9	1,626.5	1,642.8	1,677.7	1,723.1	1.,770.9
Nominal GDP (absolute value x 1,000) - policy scenario	1,618.9	1,626.5	1,646.5	1,690.0	1,742.3	1,799.7
1) Slight discrepancies, if any, are due to rounding.
2) Net of one-off measures and cyclical component.
3) Inclusive or net of Italy's portion of EFSF loans to Greece and the ESM programme. For 2013, the amount of the loans to Member States of the EMU (bilateral or through the EFSF) was €44,156 billion. The value of the ESM programme at the end of 2013 was €11,465 billion (see Bank of Italy, Supplement to Statistical Bulletin The Public Finances, Borrowing Requirement and Debt, No. 49 of 12 September 2014).  The policy-scenario estimates take into account proceeds from privatisations amounting to 0.28 per cent of GDP in 2014 and approximately 0.7 per cent of GDP for each year from 2015 to 2018. In addition, such estimates incorporate the assumption of a deferral of the exit from the Unified Public Treasury (starting in 2018 instead of 2015). The estimates include the proceeds from the repayment of bonds financed by the Treasury for the account of Monte dei Paschi di Siena, in an amount equal to approximately €3.0 billion in 2014 (first tranche paid in July 2014) and approximately €1.0 billion during the 2015-2016 period. The current scenario assumes that the spread between yields on 10-year Italian government securities and those on 10-year German bonds will fall from the current level in 2014 to 150 basis points in 2015 and 100 basis points in 2016 and 2017.
4) Inclusive or net of Italy's portion of loans to Member States of the EMU (bilateral or through the EFSF) and the ESM programme. For 2013, the amount of loans to Member States of the EMU (bilateral or through the EFSF) and the ESM programme was €55,620 billion. The estimates for the years 2014-2017 include the proceeds from privatisations amounting to approximately 0.7 percentage points of GDP per year. The year-on-year estimates included in the policy scenario include the proceeds from the repayment of the bonds financed by the Treasury for the account of Monte dei Paschi di Siena in the amount of approximately €4.0 billion with tranches during the 2014-2017 period.
5) The 2015 Stability Law includes a clause referring to VAT rates and other indirect taxes, with related revenues of €12.4 billion in 2016, €17.8 billion in 2017 and €21.4 billion in 2018. The effects of this clause, estimated with the ITEM macroeconomic model, would cause a decrease in GDP of 0.7 percentage points at the end of the period, due to an overall contraction of consumption and investment amounting to 1.3 percentage points and an increase in the GDP deflator of the same amount.

2	MINISTERO DELL’ECONOMIA E DELLE FINANZE

I. OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES

The Update to the 2014 EFD was presented by the government to the Italian Parliament after the deadline of 20 September set out in the law on public finance and accounting, with the delay occurring in consideration of the publication of annual data based on the new European system of national and regional accounts (ESA 2010). The use of the new ISTAT data is the premise for the preparation of a document consistent with the new statistical reporting method adopted at a European level.
The new data published by ISTAT used as the basis for the forecasts contained in this document are to be considered provisional. Should the release of the quarterly data on 15 October reflect significant changes in the quarterly growth rates of the various aggregates, so as to require significant adjustments to the forecasts, the government will present a special report to Parliament to revise the forecasts and, as a result, the fiscal policy targets, as required by the law on public finance and accounting.

In accordance with the provisions of the law on public finance and accounting regarding the mandatory content of the Update of the EFD, the net balance of the State budget to be financed under the policy scenario, net of any accounting adjustments, debt and VAT refunds, is equal to €-58 billion in 2015, €-27 billion in 2016 and €-15 billion in 2017.

Along with this Update, the government is presenting a special report to Parliament, as required by the law to implement the principle of a balanced structural budget, in order to update the Medium Term Objective realignment plan in view of the significant slowdown of the economy, which has made it necessary to revise the policy scenario targets.

In rounding out the 2015-2017 budget measures, the government presents the following legislative bills together with its budget proposal:

i.	the legislative bill incorporating measures for the reorganisation of the public administrations (A.S. 1577);
ii.	the legislative bill incorporating measures for the spending review and the promotion of employment and investment in the cinema and live entertainment sectors;
iii.	the draft of a delegated law for revision of the system of local government.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	3

II.	MACROECONOMIC FRAMEWORK1

International scenario

The expansion of the global economy during the first half of 2014 was modest, and marked by a gradual slowdown in the growth of industrial production. A quarter-on-quarter decline in international trade in the first quarter was followed by growth in the second quarter.
The recovery varied from one economic area to another, with some countries gradually winding down the exceptional measures previously introduced to deal with the crisis, while other countries having to continue the pursuit of unconventional monetary-policy measures and reforms in order to consolidate their economic growth.
In the United States, the change in GDP in the second quarter of 2014 (+4.6 per cent on an annualised basis) signalled a decisive upturn after the first-quarter decline partly related to the wave of bad weather. Altogether, the U.S. economy seems to have embarked on a solid recovery, with the unemployment rate declining to 6.1 per cent and inflation at 1.7 per cent for the month of August. At its meeting on 17 September, the Federal Reserve's Federal Open Market Committee elected to pursue a tapering policy2, reducing its purchases of financial assets by USD 10 billion to position them at USD 15 billion per month, thereby nearing the end of the expansion of the U.S. central bank's activities.
With reference to the Asian economies, Japan is slowly moving back in the direction of moderate growth, after the broad-based decline in the levels of economic activity prompted by the increase of indirect taxation.
The Chinese economy logged a quarter-on-quarter change in GDP of 2.0 per cent in the second quarter of 2014 (up from 1.5 per cent in the first quarter), partly due to foreign demand and government incentives. However, the latest data point to a slowdown of the growth in the manufacturing sector.
The area of emerging countries has continued overall to contribute significantly to the growth of the international economy, even though some countries have suffered phases of difficulty.
After growing quarter-on-quarter by 0.2 per cent in the first quarter, the GDP for the Euro Area remained flat in the second quarter. In September, the European Central Bank (ECB) slightly revised downward the economic forecasts for the Euro Area, estimating GDP growth of 0.9 per cent in 2014, 1.6 per cent in 2015 and 1.9 per cent in 2016. The continuing weakness of domestic demand (and in particular, demand for investments) has been accompanied by underutilised plant capacity and high unemployment. In the credit market, the issuing of mortgage

1 This chapter has been prepared on the basis of information available at 22 September, on a basis consistent with the new ESA 2010 system. At such date, the quarterly profile of national accounting data was not available.
2 The term tapering refers to the reduction of the central bank's purchases of mortgage-backed securities (MBS) and long-term government securities.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	5

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

loans has stalled (whereas it is still contracting in some of the peripheral countries) and the steady decline of the inflation rate are factors presenting a risk of an anchoring medium-term expectations concerning the objective of an inflation rate of just under  2 per cent. To counter this trend, on 4 September, the ECB elected to cut interest rates once again, in the wake of similar intervention announced on 5 June. The easing regarded main refinancing operations (cut by 10 basis points), deposits and marginal lending facilities, whose rates are now set at 0.05 per cent, -0.20 per cent and 0.30 per cent, respectively. Alongside these measures, the ECB has decided to proceed with the purchase of asset-backed securities for the non-financial sector and securities issued by financial companies resident in the Euro Area (covered bond purchase programme). In addition, on 18 September, the central bank allocated €82.6 billion in the first of eight transactions announced to refinance the banking system (Targeted Longer-Term Refinancing Operation (TLTRO)). Those transactions are designed to facilitate the revival of credit and to improve the monetary-policy transmission mechanism.
The international macroeconomic scenario continues to improve overall. In August, the global PMI for the manufacturing sector improved slightly, and has remained firmly above the expansion indicator for some time. Expansionist tendencies are also evident in the services sector at a global level.
However, the trends of the main exogenous variables incorporated in the Update of the EFD are less favourable than those considered for the EFD. The downward revision began in the summer months (see, for example, the update of the IMF World Economic Outlook published in July). The forecast growth of global trade was reduced by 1 percentage point in 2014 (to 4.0 per cent) and by 0.8 percentage points in 2015 (to 5.1 per cent). The price of oil is projected to average USD 104.70/barrel in 2014, and to fall to USD 98.50/barrel in 2015. Finally, the euro is forecast to depreciate against the dollar, with the EUR/USD rate at 1.34 in 2014 and progressing further to 1.29 in 20153.

TABLE II.1: INTERNATIONAL EXOGENOUS VARIABLES
	2014		2015
	EFD 2014	EFD Update	EFD 2014	EFD Update
International trade (% change)	5.0	4.0	5.9	5.1
Oil price (USD/barrel, Brent)	104.1	104.7	99.6	98.5
EUR/USD exchange rate	1.362	1.340	1.362	1.294

The risks to growth in relation to geopolitical tensions in some areas of the world have continued, and indeed intensified. Adverse developments in the crises in Ukraine and the Middle East could drive the price of oil higher, along with the prices of other energy goods. In addition, the sanctions taken against Russia are starting to negatively influence economic performance, particularly in Europe. If maintained over a long period, the sanctions could diminish growth prospects. Additional risks regard i) the American and Chinese property markets and ii) the

3 For the price of oil and the EUR/USD exchange rate, reference has been made to the traditional technical assumption of the average for the ten business days ending on 17 September. The changes in these variables between 2014 and 2015 are therefore based on such levels, which are less than those recorded on average during the first half of 2014.

6	MINISTERO DELL’ECONOMIA E DELLE FINANZE

II. MACROECONOMIC FRAMEWORK

Euro Area's difficulties in returning to significant rates of growth while reducing the sharp domestic imbalances. The bilateral nominal exchange rates between the world's leading currencies have shown relative stability. The ECB's recent intervention and its introduction of additional measures could depress the value of the euro against other currencies. Unless appropriately addressed through accommodating monetary and fiscal policies, the weakness of domestic demand and the steady decline of inflation in the Euro Area could trigger risks of a deflationary spiral.

The Italian  economy

Contrary to what had been expected until the spring, the first half of 2014 was marked by another contraction of Italy's GDP. The gradual easing of the recession during 2013, the year-on-year growth of GDP in the final quarter (the most recent statistical figure available), and additional, significant improvement in confidence and order indicators had oriented the expectations in the direction of a gradual recovery of the economy during 2014.
The data for the first two quarters of 2014, which were announced by ISTAT subsequent to the publication of the EFD, have presented a different picture of the situation. From a technical point of view, the contraction of GDP for two consecutive quarters (-0.1 per cent and -0.2 per cent, respectively) has confirmed that Italy's economy has entered into recession for the third time since 2009. However, the intense contraction of employment and of the productive capacity (decrease in the number of businesses) that occurred during 2012-2013 can essentially be considered to have ended. In view of the very limited year-on-year changes in GDP in the most recent four quarters, the current phase can be more correctly described as a period of stagnation. Despite slight improvement in financial conditions, a less restrictive fiscal policy, and an international economic scenario which remains  uncertain but is no longer recessionary, Italy's GDP shows no signs of growth yet.
Although starting to cause structural improvement, the reforms effected have not yet been capable of reversing the cyclical trend, whereas the policy mix continues to remain unfavourable, thus negatively influencing the trend of aggregate demand.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	7

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

FIGURE II.1: NET FLOWS OF EMPLOYMENT AND NEW BUSINESSES

Note: The seasonally adjusted data related to new businesses are MEF calculations using Infocamere data.
Source: ISTAT, Infocamere.

Modestly encouraging indications come from the slight expansion of private consumption (+0.1 per cent for two consecutive quarters) in the first half of 2014. Instead, investments contracted by approximately 2 percentage points. The negative figure is not only due to the construction sector, which by now has been in difficulty for several years, but also to a decrease in the purchases of machinery and equipment, which reflects the weakness of the economic cycle and the persistence of negative expectations about near-term development of the economy. Exports have continued to grow, albeit at a modest pace; in contrast, a rebound in imports in the second quarter of the year eroded the foreign sector's positive contribution to growth generally recorded during recent years.
The labour market has felt the effects of the economy's weakness. The unemployment rate remains close to an historical high (12.6 per cent in the second quarter of 2014) and is at an unacceptable level for the population under 25 years old (more than 40 per cent). The level of employment has essentially stabilised, but it has not yet shown any signs of recovery.
Also worth noting is the drop in the inflation rate; in the month of August, the level of the prices experienced a negative change for the first time. Although a part of the reduction is related to volatile components, the trend was seen in the majority of economic sectors.

Forecasts

During recent months, the leading indicators, and in particular, the confidence indices, suffered setbacks with respect to the decidedly encouraging levels posted during the first part of the year. The most recent figure available on manufacturing production (month of July) reflects a contraction of approximately 1.0 percentage point; the result for production in the construction sector was even worse. Despite the presence of some encouraging data vis-à-vis the data for

8	MINISTERO DELL’ECONOMIA E DELLE FINANZE

II. MACROECONOMIC FRAMEWORK

industry (such as, for example, the trend of registrations of new auto vehicles, and more in general, signs of the substantial resilience of consumption), the GDP profile looks poised to remain flat in the second half of 2014, with a possible further slight contraction in the third quarter. In terms of annual growth, 2014 should end with a negative year-on-year change of 0.3 percentage points.

FOCUS
Revision of the growth estimates

This Update of the EFD incorporates a downward revision of the official growth forecasts for 2014 and 2015. The purpose of this box is to provide clarification on the significant shift (approximately 1.0 percentage point) compared with the values set out in the EFD published in April.

The projection contained in the EFD, which was prepared near the end of March, was consistent with all of the information then available. During 2013, the economic crisis had gradually abated, and the year ended with a positive quarter-on-quarter change in the final quarter; in addition, the leading indicators (such as consumer confidence and business confidence) had reached particularly favourable levels, continuing the strong trend of improvement already seen in the second half of 2013.

The international exogenous framework (containing growth assumptions about global demand, the trends of prices for goods, services and commodities at an international level, and the trends of the financial markets) was in line with that outlined by leading institutions that prepare macroeconomic forecasts; from this standpoint, as clarified various times in the official planning documents, there is a precise restriction on alignment with the exogenous variables used by the European Commission.

At the time of publication, the Italian government's GDP growth forecasts were very close to the forecasts published by leading Italian and foreign institutions that prepare macroeconomic forecasts (see table on page 7 of the 2014 Stability Programme) and just above the averages published by Consensus Economics in March. However, consensus estimates have time and again been slow to reflect changes in the economy; not all research institutes change their estimates every month; at a time when growth estimates are revised upward, the average consensus estimate rises only gradually and vice versa. This is also true during the current phase, when forecasts are being revised down. Indeed, the consensus estimates for September do not completely incorporate the contraction of GDP in the second quarter of 2014, and indicate an annual change in GDP of -0.1 per cent; this figure is more optimistic than the forecasts just updated by the government.

The models used at the Department of the Treasury can explain most of the downward revision of the growth forecasts, attributing it to the change in assumptions in comparison with the estimates published in the EFD. The attached table presents the effects of the principal determinants for 2014 and 2015.

A significant factor behind the revision is the change in the international framework, which appeared more favourable at the end of March. Putting the new assumptions and ‘re-simulating’ the econometric model as from the first quarter of 2014, the annual growth is approximately 0.5 percentage points lower. A more detailed analysis points to lower growth of international trade and different behaviour of the prices of international competitors (in particular, those within the Euro Area), as the most significant factors among the exogenous variables. With reference to this latter aspect, it is noted that the decrease in prices of the manufactured goods of competitor countries is greater than that assumed, and the expected gain in Italy's price competitiveness did not fully materialise. The shifts with respect to the assumptions about exchange rates, interest rates (for the most part) and commodities are more modest, and have only a minor impact on the revision.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	9

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

FACTORS BEHIND THE REVISION OF THE RATES OF GROWTH ESTIMATED BY THE 2014 EFD
	2014	2015
Effect of international exogenous variables	-0.5	-0.5
Introduction of Decree-Law No. 66/2014	0.0	0.1
Revision of the effects of the payment of general government trade debts	-0.5	-0.1
Revision of the effects of 2012-2013 reforms	-0.2	-0.2

Another aspect that contributes to explaining the revision is the estimate of the effects of economic policy on growth. The policy-scenario forecasts for 2014 incorporate the new measures undertaken (and made operative) by the government following the approval of the EFD. This is the case of Decree-Law No. 66/2014 which, unlike the other factors influencing the revision, has led to an upward revision of the growth estimates4.

Instead, there is a significant downward revision of the estimate of the effects of the measures already in effect at the time of the approval of the EFD, and it refers to two items. The first is related to the payment of the general government's trade debts. Even though budget appropriations were made and adequate sums were made available to the debtor entities, the schedule of the payments made has been more gradual (due to administrative problems) than that incorporated into the EFD forecasts. As a result, the expansionist stimulus estimated is now less immediate and spread over a longer period. In addition, without prejudice to the other positive effects of the measure and its fundamental validity in supporting businesses, the impact on private investments is believed to have been overstated.

The revision of the effects of economic-policy measures also refers to some of the reform measures implemented in 2012-2013. In this case, the short- and medium-term impact of several measures has been scaled down in view of the existing delays in implementation. The revision of the growth forecasts for 2016 and the later years, especially in terms of the policy scenario, is mainly due to this component; however, the reduction of the expected rates of growth of international trade has also had an impact.

FOCUS
The forecasting errors in official estimates

This section analyzes the forecasting errors contained in the official planning documents of recent years, comparing them with the errors made by other entities preparing forecasts. Tables R1 and R2 report the results of an analysis carried out with respect to the economic growth forecasts formulated roughly on a semi-annual basis for the 2006-2013 period.

In particular, table R1 presents an analysis of the errors made by the government and by leading Italian and foreign institutions preparing macroeconomic projections with respect to current-year growth forecasts prepared during the spring (S columns) and the autumn (A columns)5. The table also contains several summary indicators about the forecast, such as the mean error, the mean absolute error and the mean squared error.

As shown by the table regarding current-year forecasts, the government overestimated economic growth by an average of 0.5 percentage points with its spring forecast and by 0.2 percentage points with its autumn forecast. This overestimation is, however, a common trait of all of the forecasts considered; the government's overestimation is just 0.1 percentage points over the average overestimation of the other forecasts considered with reference to

4 The decree, though fully implemented as of the second half of 2014, presents a positive value only in 2015. The delays of transmission to the economy within the econometric model's structure suggest that the greatest effects will be seen in 2015; although present, the positive impact on 2014 is smaller and not visible in the table. It is noted that the Decree-Law No. 66 affects the structure of taxation only for 2014; the effects of a permanent reduction in the personal income tax rates and rates for the regional tax on productive activity, and the related financial coverage, are included within the policy-scenario macroeconomic framework.
5 For example, in the EFD presented in the spring of 2013, the government indicated a decrease of GDP of -1.3 per cent in 2013. Later (on 1 March 2014), ISTAT announced a change of -1.9 per cent, which corresponds to a forecast error of 0.6 per cent as reported in the second part of the table, together with the corresponding errors committed by the leading institutions chosen for a comparison.

10	MINISTERO DELL’ECONOMIA E DELLE FINANZE

II. MACROECONOMIC FRAMEWORK

the spring forecasts, whereas it is practically equal with regard to the autumn forecasts. It is also noted that the forecast error was particularly significant for 2008 and for 2012. With regard to subsequent-year forecasts (table R2), the government overestimated growth by an average of 2.2 per cent. In this case, the errors are concentrated in the years of 2009, 2012 and 2013. The error is thus likely to be largely attributable to the difficulty of accurately evaluating the intensity of the ongoing recessions (for current-year forecasts) and of predicting the start of a crisis (for subsequent-year forecasts). The overestimation was seen in all of the forecasts prepared by the leading institutions.

TABLE R1 - GOVERNMENT'S CURRENT-YEAR FORECASTS
	Forecasts for the year t
	2006		2007		2008		2009		2010		2011		2012		2013
	S (a)	A	S	A	S	A	S	A	S	A	S	A	S	A	S	A
Government	1.5	1.6	2.0	1.9	0.5	0.1	-5.2	-4.8	1.0	1.2	1.1	0.7	-1.2	-2.4	-1.3	-1.7
Consensus forecast	1.2	1.6	1.8	1.8	0.6	0.2	-3.6	-5.0	0.8	1.0	1.0	0.7	-1.5	-2.2	-1.4	-1.7
OECD	1.4	1.8	2.0	1.8	0.5	-0.4	-5.5	-4.8	1.1	1.0	1.1	0.7	-1.7	-2.2	-1.5	-1.9
IMF	1.2	1.5	1.8	1.7	0.3	-0.1	-4.5	-5.1	0.8	1.0	1.1	0.6	-1.9	-2.3	-1.5	-1.8
EU Commission	1.3	1.7	1.9	1.9	0.5	0.0	-4.4	-4.7	0.8	1.1	1.0	0.5	-1.4	-2.3	-1.3	-1.8
GDP ISTAT	1.9		1.5		-1.0		-5.0		1.3		0.4		-2.4		-1.9
	Forecast error for the year t
	2006		2007		2008		2009		2010		2011		2012		2013
	S	A	S	A	S	A	S	A	S	A	S	A	S	A	S	A
Government	-0.4	-0.3	0.5	0.4	1.5	1.1	-0.2	0.2	-0.3	-0.1	0.7	0.3	1.2	0.0	0.6	0.2
Average (b)	-0.6	-0.2	0.4	0.3	1.5	1.0	0.5	0.1	-0.4	-0.3	0.6	0.2	0.8	0.2	0.5	0.1
Consensus forecast	-0.7	-0.3	0.3	0.3	1.6	1.2	1.4	0.0	-0.5	-0.3	0.6	0.3	0.9	0.2	0.5	0.2
OECD	-0.5	-0.1	0.5	0.3	1.5	0.6	-0.5	0.2	-0.2	-0.3	0.7	0.3	0.7	0.2	0.4	0.0
IMF	-0.7	-0.4	0.3	0.2	1.3	1.0	0.6	-0.1	-0.5	-0.3	0.7	0.2	0.5	0.1	0.4	0.1
EU Commission	-0.6	-0.2	0.4	0.4	1.5	1.0	0.6	0.3	-0.5	-0.2	0.6	0.1	1.0	0.1	0.6	0.1

	Forecast error statistics
	Mean error		Mean absolute error		Mean squared error
	S	A	S	A	S	A
Government	0.5	0.2	0.7	0.3	0.8	0.5
Average (b)	0.4	0.2	0.7	0.3	0.7	0.4
Consensus forecast	0.5	0.2	0.8	0.4	0.9	0.5
OECD	0.3	0.2	0.6	0.3	0.7	0.3
IMF	0.3	0.1	0.6	0.3	0.7	0.4
EU Commission	0.5	0.2	0.7	0.3	0.8	0.4

(a) S and A indicate, respectively, the forecasts prepared in the spring and autumn.
(b) Average between Consensus forecast, OECD, IMF and EU Commission.
Source: Analyses using data from ISTAT, MEF, Consensus Economics, OECD, IMF, EU Commission.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	11

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLE R2 - GOVERNMENT'S SUBSEQUENT-YEAR FORECASTS
	Forecasts for the year t+1
	2007		2008		2009		2010		2011		2012		2013
	S (a)	A	S	A	S	A	S	A	S	A	S	A	S	A
Government	1.5	1.3	1.9	1.5	0.9	0.5	0.5	0.7	1.5	1.3	1.3	0.6	0.5	-0.2
Consensus forecast	1.2	1.2	1.6	1.5	1.1	0.5	0.0	0.5	1.1	1.0	1.1	0.3	0.2	-0.6
OECD	1.3	1.4	1.7	1.3	0.9	-1.0	0.4	1.1	1.5	1.3	1.6	-0.5	-0.4	-1.0
IMF	1.4	1.3	1.7	1.3	0.3	-0.2	-0.4	0.2	1.2	1.0	1.3	0.3	-0.3	-0.7
EU Commission	1.2	1.4	1.7	1.4	0.8	0.0	0.1	0.7	1.4	1.1	1.3	0.1	0.4	-0.5
GDP ISTAT	1.5		-1.0		-5.0		1.3		0.4		-2.4		-1.9
	Forecast error for the year t+1
	2007		2008		2009		2010		2011		2012		2013
	S	A	S	A	S	A	S	A	S	A	S	A	S	A
Government	0.0	-0.2	2.9	2.5	5.9	5.5	-0.8	-0.6	1.1	0.9	3.7	3.0	2.4	1.7
Average (b)	-0.2	-0.1	2.7	2.4	5.8	4.9	-1.3	-0.7	0.9	0.7	3.7	2.5	1.9	1.2
Consensus forecast	-0.2	-0.3	2.6	2.5	6.1	5.6	-1.3	-0.8	0.7	0.6	3.5	2.7	2.1	1.3
OECD	-0.2	-0.1	2.7	2.3	5.9	4.0	-0.9	-0.2	1.1	0.9	4.0	1.9	1.5	0.9
IMF	-0.1	-0.2	2.7	2.3	5.3	4.8	-1.7	-1.1	0.8	0.6	3.7	2.7	1.6	1.2
EU Commission	-0.3	-0.1	2.7	2.4	5.8	5.0	-1.2	-0.6	1.0	0.7	3.7	2.5	2.3	1.4
		Forecast error statistics
			Mean error			Mean absolute error			Mean squared error
			S	A		S	A		S	A
Government			2.2	1.8		2.1	1.8		2.9	2.5
Average (b)			1.9	1.5		2.1	1.6		2.8	2.2
Consensus forecast			1.9	1.7		2.1	1.7		2.8	2.4
OECD			2.0	1.4		2.0	1.3		2.8	1.8
IMF			1.8	1.5		2.0	1.6		2.6	2.2
EU Commission			2.0	1.6		2.1	1.6		2.8	2.2
(a)(a) S and A indicate, respectively, the forecasts prepared in the spring and autumn. (b)Average between Consensus forecast, OECD, IMF and EU Commission.

The same analysis was carried out with regard to the inflation forecast. In this case, however, it was not possible to effect a precise comparison of perfectly standard aggregates. While the government publishes the forecast based on the consumption deflator, the only forecast available for the other institutions jointly considered is that with reference to consumer prices. In order to make the estimates comparable, the government's forecast error (tables R3 and R4) is computed by assuming that the forecast with reference to consumer prices implicit in the official documents is equal to the forecast with reference to the private consumption deflator, plus the differential historically observed, during the period examined, between i) the consumer price index and ii) the private consumption deflator, which is equal to just under 0.2 per cent.

Based on the analysis done with reference to current-year forecasts, the government's error was close to zero. The forecast error for the other institutions is also close to zero for the same period. The analysis of the errors relative to subsequent-year forecasts show that the government's forecasts of inflation were substantially correct on average, whereas the forecasts of the other institutions were slightly underestimated. Similar considerations apply for the magnitude of the mean absolute error and mean squared error.

12	MINISTERO DELL’ECONOMIA E DELLE FINANZE

II. MACROECONOMIC FRAMEWORK

TABLE R3 - GOVERNMENT'S CURRENT-YEAR FORECASTS
	Forecasts for the year t
	2006		2007		2008		2009		2010		2011		2012		2013
	S (a)	A	S	A	S	A	S	A	S	A	S	A	S	A	S	A
Government (b)	2.5	2.6	1.9	1.8	3.4	3.8	0.1	0.1	1.4	1.6	2.3	2.6	2.8	2.6	2.0	1.5
Deflator-prices link	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Government (c)	2.7	2.8	2.1	2.0	3.6	4.0	0.3	0.3	1.6	1.8	2.5	2.8	3.0	2.8	2.2	1.7
Consensus forecast (d)	2.0	2.2	1.8	1.8	2.9	3.6	0.8	0.8	1.5	1.5	2.4	2.6	3.0	3.1	1.9	1.5
OECD (e)	2.4	2.2	2.0	1.8	3.3	3.5	0.9	0.8	1.2	1.6	2.5	2.7	3.3	3.2	1.6	1.4
IMF (e)	2.5	2.4	2.1	1.9	2.5	3.4	0.7	0.7	1.4	1.6	2.0	2.6	2.5	3.0	2.0	1.6
EU Commission (e)	2.2	2.3	1.9	1.9	3.0	3.6	0.8	0.8	1.8	1.6	2.6	2.7	3.2	3.3	1.6	1.5
Consumption deflator	2.6		2.2		3.1		-0.1		1.5		2.8		2.7		1.3
Consumer prices (e)	2.2		2.0		3.5		0.8		1.6		2.9		3.3		1.3
	Forecast error for the year t
	2006		2007		2008		2009		2010		2011		2012		2013
	S	A	S	A	S	A	S	A	S	A	S	A	S	A	S	A
Government (b)	-0.1	0.0	-0.3	-0.4	0.3	0.7	0.2	0.2	-0.1	0.1	-0.5	-0.2	0.1	-0.1	0.7	0.2
Government (c)	0.5	0.6	0.1	0.0	0.1	0.5	-0.5	-0.5	0.0	0.2	-0.4	-0.1	-0.3	-0.5	0.9	0.4
Average (f)	0.1	0.1	-0.1	-0.2	-0.6	0.0	0.0	0.0	-0.1	0.0	-0.5	-0.3	-0.3	-0.2	0.5	0.2
Consensus	-0.2	0.0	-0.2	-0.2	-0.6	0.1	0.0	0.0	-0.1	-0.1	-0.5	-0.3	-0.3	-0.2	0.6	0.2
OECD	0.2	0.0	0.0	-0.2	-0.2	0.0	0.1	0.0	-0.4	0.0	-0.4	-0.2	0.0	-0.1	0.3	0.1
IMF	0.3	0.2	0.1	-0.1	-1.0	-0.1	-0.1	-0.1	-0.2	0.0	-0.9	-0.3	-0.8	-0.3	0.7	0.3
EU Commission	0.0	0.1	-0.1	-0.1	-0.5	0.1	0.0	0.0	0.2	0.0	-0.3	-0.2	-0.1	0.0	0.3	0.2
	Forecast error statistics
			Mean error			Mean absolute error			Mean squared error
			S	A		S	A		S	A
Government (b)			0.0	0.1		0.3	0.3		0.3	0.3
Government (c)			0.0	0.1		0.4	0.4		0.4	0.4
Average (f)			-0.1	0.0		0.3	0.1		0.3	0.1
Consensus forecast			-0.2	-0.1		0.3	0.1		0.4	0.2
OECD			-0.1	0.0		0.2	0.1		0.3	0.1
IMF			-0.2	-0.1		0.5	0.2		0.6	0.2
EU Commission			-0.1	0.0		0.2	0.1		0.2	0.1

(a) S and A indicate, respectively, the forecasts prepared in the spring and autumn.
(b) Private consumption deflator.
(c) Forecast of consumer prices is consistent with the forecast of the private consumption deflator.
(d) Consumer prices.
(e) Harmonised index of consumer prices.
(f) Average between Consensus forecast, OECD, IMF and EU Commission.
Source: Analyses using data from ISTAT, MEF, Consensus Economics, OECD, IMF, EU Commission.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	13

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLE R4 - GOVERNMENT'S CURRENT-YEAR FORECASTS
	Forecasts for the year t+1
	2007		2008		2009		2010		2011		2012		2013
	S	A	S	A	S	A	S	A	S	A	S	A	S	A
Government (b)	2.0	2.0	1.9	2.0	2.1	2.8	1.4	1.5	1.8	1.8	2.0	1.9	2.1	2.0
Deflator-prices link	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Government (c)	2.2	2.2	2.1	2.2	2.3	3.0	1.6	1.7	2.0	2.0	2.2	2.1	2.3	2.2
Consensus forecast (d)	1.9	1.9	1.9	1.9	2.1	2.7	1.6	1.5	1.8	1.8	2.0	1.9	2.4	2.2
OECD (e)	2.1	1.9	2.1	2.3	2.0	1.7	1.2	1.1	1.0	1.5	1.7	1.7	2.3	1.9
IMF (e)	2.1	2.1	2.0	1.9	1.9	1.9	0.6	0.9	1.7	1.7	2.1	1.6	1.8	1.8
EU Commission (e)	2.0	2.0	2.0	2.0	2.2	2.0	1.8	1.8	2.0	1.8	1.9	2.0	2.3	2.0
Consumption deflator	2.2		3.1		-0.1		1.5		2.8		2.7		1.3
Consumer prices (e)	2.0		3.5		0.8		1.6		2.9		3.3		1.3
	Forecast error for the year t+1
	2007		2008		2009		2010		2011		2012		2013
	S	A	S	A	S	A	S	A	S	A	S	A	S	A
Government (b)	-0.2	-0.2	-1.2	-1.1	2.2	2.9	-0.1	0.0	-1.0	-1.0	-0.7	-0.8	0.8	0.7
Government (c)	0.2	0.2	-1.4	-1.3	1.5	2.2	0.0	0.1	-0.9	-0.9	-1.1	-1.2	1.0	0.9
Average (f)	0.0	-0.1	-1.4	-1.4	1.5	1.5	-0.3	.0.2	-1.3	-1.2	-1.2	-1.4	0.9	0.7
Consensus forecast	-0.1	-0.1	-1.6	-1.6	1.3	1.9	0.0	-0.1	-1.1	-1.1	-1.3	-1.4	1.1	0.9
OECD	-0.1	-0.3	-1.0	-0.8	2.1	1.8	-0.3	-0.4	-1.8	-1.3	-1.0	-1.0	1.0	0.6
IMF	0.1	0.1	-1.5	-1.6	1.1	1.1	-1.0	-0.7	-1.2	-1.2	-1.2	-1.7	0.5	0.5
EU Commission	0.0	0.0	-1.5	-1.5	1.4	1.2	0.2	0.2	-0.9	-1.1	-1.4	-1.3	1.0	0.7
	Forecast error statistics
	Mean error			Mean absolute error			Mean squared error
	S	A		S	A		S	A
Government (b)	0.0	0.1		0.9	1.0		1.1	1.3
Government (c)	-0.1	0.0		0.9	1.0		1.0	1.2
Average (f)	-0.3	-0.3		0.9	0.9		1.1	1.1
Consensus forecast	-0.2	-0.2		0.9	1.0		1.1	1.2
OECD	-0.2	-0.2		1.0	0.9		1.2	1.0
IMF	-0.5	-0.5		0.9	1.0		1.0	1.1
EU Commission	-0.2	-0.3		0.9	0.9		1.1	1.0

(a) S and A indicate, respectively, the forecasts prepared in the spring and autumn.
(b) Private consumption deflator.
(c) Forecast with reference to consumer prices consistent with the forecast referring to the private consumption deflator.
(d) Consumer prices.
(e) Harmonised index of consumer prices.
(f) Average between Consensus forecast, OECD, IMF and EU Commission.
Source: Analyses using data from ISTAT, MEF, Consensus Economics, OECD, IMF, EU Commission.

This Update of the EFD makes a distinction between a forecast based on unchanged legislation and a forecast based on the policy scenario. The difference in terms of economic growth for 2014 is nil, whereas the two forecasts gradually diverge in the later years. The two scenarios incorporate the same assumptions with reference to the international macroeconomic framework, on a basis consistent with the most recent projections of leading international institutions, but they differ with respect to the assumptions about economic reforms.
The projections based on unchanged legislation incorporate the effects on the economy of the economic-policy actions, structural reforms and fiscal policy, implemented prior to the presentation of the Update, including measures taken by previous governments. In the case of the initiatives approved by the previous governments, the projections take into account only those that were immediately effective (namely, those that did not require any implementation measures by the general government) or those that are in the phase of realisation.
The forecasts based on unchanged legislation suggest that Italy's overall economic situation could be more favourable starting from the first quarters of 2015. Financing conditions, which have already improved during recent months, should contribute to creating a framework more supportive to the recovery of domestic demand. Finally, there are increased signs that the credit crunch is easing, and that credit should be expanding once again during the coming year.

14	MINISTERO DELL’ECONOMIA E DELLE FINANZE

II. MACROECONOMIC FRAMEWORK

The initiatives undertaken by the ECB (see the Focus ‘Trend of the financial markets, the banking sector and the financing of businesses’) should also contribute to stimulating the financing of the productive sector; the effects of the measures adopted in recent years designed to facilitate SMEs' access to credit, including outside of the banking industry, should also be more visible.
At the same time, the conditions are in place that will allow Italian exports to continue to support aggregate demand. The stagnation of demand within the Euro Area and other important end markets in 2014 should be gradually overcome. Leaving aside the government's other actions, the Italian economy looks capable of growing by 0.5 percentage points during 2015, inclusive of the negative statistical carry-over effect  from 2014 (equal to -0.2 percentage points).

TABLE II.2: MACROECONOMIC FRAMEWORK BASED ON UNCHANGED LEGISLATION (% changes, unless indicated otherwise)
	2013	2014	2015	2016	2017	2018
INTERNATIONAL EXOGENOUS VARIABLES
International trade	3.0	4.0	5.1	5.2	5.2	5.4
Oil price (Fob, Brent)	108.6	104.7	98.5	98.5	98.5	98.5
EUR/USD exchange rate	1.328	1.340	1.294	1.294	1.294	1.294
ITALY MACRO DATA (VOLUMES)
GDP	-1.9	-0.3	0.5	0.8	1.1	1.2
Imports	-2.7	1.8	3.3	3.2	3.3	3.3
Final national consumption (1)	-2.3	0.2	0.3	0.6	0.9	1.0
Household consumption	-2.8	0.1	0.5	0.9	1.2	1.2
Government expenditure	-0.7	0.3	-0.2	-0.3	0.0	0.1
Investments	-5.4	-2.1	0.5	1.6	2.0	2.3
- machinery, equipment and other	-3.8	-1.4	1.2	2.2	2.6	2.9
- construction	-6.8	-2.8	-0.2	1.1	1.5	1.6
Exports	0.6	1.9	2.8	3.0	3.1	3.2
Memo item: Current account balance (% GDP)	1.0	1.1	1.0	0.9	0.9	0.9
CONTRIBUTIONS TO GDP GROWTH (2)
Net exports	0.9	0.1	-0.1	0.0	0.0	0.0
Inventories	0.0	-0.1	0.1	0.0	0.0	0.0
Domestic demand, net of inventories	-2.8	-0.3	0.4	0.8	1.1	1.2
PRICES
Import deflator	-1.8	-1.7	0.9	1.4	1.4	1.5
Export deflator	-0.1	-0.5	1.0	1.4	1.6	1.6
GDP deflator	1.4	0.8	0.5	1.4	1.6	1.6
Nominal GDP	-0.6	0.5	1.0	2.1	2.7	2.8
Consumption deflator	1.2	0.4	0.6	1.2	1.5	1.5
Target inflation	1.5	0.2	0.6
HICP, net of imported energy, % change (3)	1.3	0.8	1.3	1.5	1.6
LABOUR
Labour cost	1.2	0.8	0.8	1.2	1.3	1.4
Productivity (measured against GDP)	-0.2	0.5	0.5	0.4	0.6	0.6
Unit labour costs (measured against GDP)	1.4	0.3	0.3	0.8	0.7	0.8
Employment (FTE)	-1.7	-0.9	0.0	0.4	0.5	0.6
Unemployment rate	12.2	12.6	12.6	12.4	12.1	11.8
Employment rate (ages 15 to 64)	55.6	55.6	55.7	55.9	56.2	56.6
Memo item: Nominal GDP (in € mn)	1618904	1626516	1642809	1677680	1723116	1770901
(1) Includes NPISH.
(2) Discrepancies, if any, are due to rounding.
(3) Source: ISTAT.
Note: The macroeconomic framework has been developed on the basis of information available at 22 September 2014.
For the international exogenous variables, reference is made to the data through 17 September 2014.
GDP and components in volume (concatenated values, base year of 2010), data not adjusted for business days.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	15

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLE II.3: POLICY-SCENARIO MACROECONOMIC FRAMEWORK (% changes, unless indicated otherwise)
	2013	2014	2015	2016	2017	2018
INTERNATIONAL EXOGENOUS VARIABLES
International trade	3.0	4.0	5.1	5.2	5.2	5.4
Oil price (Fob, Brent)	108.6	104.7	98.5	98.5	98.5	98.5
EUR/USD exchange rate	1.328	1.340	1.294	1.294	1.294	1.294
ITALY MACRO DATA (VOLUMES)
GDP	-1.9	-0.3	0.6	1.0	1.3	1.4
Imports	-2.7	1.8	3.4	3.2	3.4	3.4
Final national consumption (1)	-2.3	0.1	0.6	0.7	1.0	1.0
Household consumption	-2.8	0.1	1.0	1.0	1.3	1.3
Government expenditure	-0.7	0.1	-0.5	-0.3	0.0	0.2
Investments	-5.4	-2.1	1.5	2.1	2.0	1.8
- machinery, equipment and other	-3.8	-1.4	2.2	2.7	2.6	2.3
- construction	-6.8	-2.8	0.8	1.5	1.5	1.2
Exports	0.6	1.9	2.8	3.1	3.3	3.7

Memo item: Current account balance (% GDP)	1.0	1.1	0.9	0.9	0.9	1.1
CONTRIBUTIONS TO GDP GROWTH (2)
Net exports	0.9	0.1	-0.1	0.1	0.1	0.0
Inventories	0.0	-0.1	0.0	0.0	0.1	0.1
Domestic demand, net of inventories	-2.8	-0.3	0.7	1.0	1.1	1.1
PRICES
Import deflator	-1.8	-1.7	0.9	1.4	1.5	1.5
Export deflator	-0.1	-0.5	1.0	1.4	1.6	1.6
GDP deflator	1.4	0.8	0.6	1.6	1.8	1.8
Nominal GDP	-0.6	0.5	1.2	2.6	3.1	3.3
Consumption deflator	1.2	0.4	0.5	1.8	2.0	1.9
Target inflation	1.5	0.2	0.6
HICP, net of imported energy, % change(3)	1.3	0.8	1.3	1.5	1.6
LABOUR
Labour cost	1.2	0.8	0.8	1.1	1.4	1.4
Productivity (measured against GDP)	-0.2	0.5	0.5	0.6	0.7	0.7
Unit labour costs (measured against GDP)	1.4	0.3	0.3	0.6	0.7	0.8
Employment (FTE)	-1.7	-0.9	0.1	0.5	0.6	0.7
Unemployment rate	12.2	12.6	12.5	12.1	11.6	11.2
Employment rate (ages 15 to 64)	55.6	55.6	55.8	56.1	56.3	56.7
Memo item: Nominal GDP (in € mn)	1618904	1626516	1646550	1690027	1742327	1799706
(1) Includes NPISH.
(2) Discrepancies, if any, are due to rounding.
(3) Source: ISTAT.
Note: The macroeconomic framework has been developed on the basis of information available at 22 September 2014.
For the international exogenous variables, reference is made to the data through 17 September 2014.
GDP and components in volume (concatenated values, base year of 2010), data not adjusted for business days.

During the later years, in the midst of an improving international framework and in the absence of unfavourable shocks, the Italian economy's growth profile should tend to accelerate slightly, gradually reducing the existing wide gap between GDP and potential GDP (output gap).
Currently substantially inhibited by particularly weak demand conditions, the favourable effects of the reforms already implemented should start to unfold over time. GDP growth is thus forecast to rise gradually to reach more than 1.0 per cent starting in 2017.

16	MINISTERO DELL’ECONOMIA E DELLE FINANZE

II. MACROECONOMIC FRAMEWORK

FOCUS
Validation of the macroeconomic forecasts

With the European economic governance measures introduced by the Two Pack, the macroeconomic forecasts used in the preparation of planning documents must be either be computed or certified by institutions independent of the government. In Italy, such independent institution was set up in April 2014 as part of the implementation of the Constitutional Law No. 1 of 2012, and is known as the Parliamentary Budget Office (PBO). Law No. 243/2012 provides that the PBO is to effect analyses, inspections and assessments in relation to the macroeconomic forecasts on the basis of an annual programme, in accordance with the functions assigned by European regulations.

The protocol of intent signed by the Ministry of the Economy and Finance (MEF) and the PBO on 15 September 2014 governs the process of the validation of the macroeconomic forecasts. The parties agreed to carry out the validation with respect to the macroeconomic forecasts based on unchanged legislation that are contained in this Update of the EFD.

The MEF has respected all of the rules provided by the protocol of intent in relation to the exchange of information between the two institutional entities. In particular, the MEF transmitted a provisional macroeconomic framework based on unchanged legislation on 9 September 2014, with the PBO subsequently expressing findings in relation thereto. In developing the definitive macroeconomic framework based on unchanged legislation, the MEF took into account the PBO's observations, and sent other forecasts to the PBO on 25 September. On 29 September, the PBO validated the forecasts based on unchanged legislation for the years of 2014 and 2015, considering them acceptable on the basis of the information available.

The macroeconomic framework under the policy scenario includes the impact on the economy of the new measures that are to be outlined in more detail within Stability Law. It should be emphasised that the policy-scenario framework also incorporates the government's commitments not only in terms of the implementation of the aforementioned measures, but also for the structural reforms that have not yet been fully implemented or that are to be introduced in the near future. However, for the purposes of keeping the forecast conservative, the effects in relation to productivity and competitiveness gains, even though significant in the medium and long term, have been delayed, and are thus limited over the forecast time horizon. The policy-scenario forecasts also incorporate the impact of the budget measures that will be provided in the Stability Law, including safeguard clauses6.
The differences between the policy-scenario forecast and the forecast based on unchanged legislation are nil in 2014, and are very limited in 2015 and 2016. It is only at the end of the forecast period when the growth under the policy scenario becomes much stronger, moving close to the 1.5 per cent threshold. The following table indicates the effects of the most important measures.

6 Specifically, a clause on the VAT rates and other indirect taxes has been assumed in the amount of €12.4 billion in 2016, €17.8 billion in 2017 and €21.4 billion in 2018. The effects of this clause, estimated with the ITEM model, would lead to a loss of GDP equal to 0.7 percentage points at the end of the period due to an overall contraction in consumption and investments equal to 1.3 percentage points and an increase of the GDP deflator in an equivalent amount.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	17

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLE II.4: IMPACT OF THE NEW MEASURES ON THE RATE OF GROWTH BASED ON UNCHANGED LEGISLATION (impact on forecast growth rates)
	2015	2016	2017	2018
GDP forecast based on unchanged legislation	0.5	0.8	1.1	1.2
Refinancing of the personal income tax bonus (€7 billion)	0.1	0.1	0.1	0.0
Reduction of corporate income tax burden	0.1	0.1	0.0	0.0
Other Stability Law measures	-0.1	0.0	0.0	0.0
Effect reforms (justice system, public administration, competitiveness and Jobs Act)	0.0	0.2	0.4	0.4
Safeguard clause		-0.2	-0.3	-0.2
GDP forecast under the policy scenario	0.6	1.0	1.3	1.4

FOCUS
Impact of the reforms

This Focus provides an estimate of the macroeconomic effects of the reforms already approved and those in the process of approval, aggregating them in four macro areas7. The estimates related to the reforms approved previously have been revised with respect to the figures published in the 2014 EFD so as to take into account the delays in the approval of the implementation laws or decrees. In addition, this summary considers both the estimates behind the macroeconomic framework based on unchanged legislation and the estimates behind policy-scenario framework. While all of the measures converted into law as of the date of compilation of this Update are considered in the scenario based on unchanged legislation, the policy scenario also considers all of the measures approved by the government, but which are still in the process of being voted by Parliament.

MACROECONOMIC EFFECTS OF THE REFORMS 2012-2014 (September 2014 update) (GDP - % shifts versus the base simulation)
	2015			2020			Long term
	2014 EFD Estimates	2014 EFD Update		2014 EFD Estimates	2014 EFD Update		2014 EFD	2014 EFD Update
		Unchanged Legis.	Policy		Unchanged Legis.	Policy
Public administration reform	0.2	0.1	0.1	1.2	0.5	1.0	2.3	2.3
Measures for competitiveness	0.3	0.1	0.1	0.6	0.3	1.1	3.4	3.2
Labour reform	0.3	0.1	0.1	0.9	0.4	0.9	1.4	1.6
Justice system reform	-	0.1	0.1	-	0.2	0.4	-	1.0
Total	0.8	0.4	0.4	2.7	1.4	3.4	7.1	8.1
Delta: revisions vs the 2014 EFD		-0.4	-0.4		-1.3	0.7		1.0

Note: The revised estimates regarding the long term coincide with those set out in the 2013 and 2014 NRP.
Source: MEF computations using the ITEM, QUEST III - Italy (European Commission) and IGEM models.

The aggregate of the measures aimed at the innovation, simplification and modernisation of the public administration (public administration reform) entails (in terms of the percentage shift vis-à-vis the baseline scenario) an increase of GDP equal to 0.1 per cent in the near

____
7 The estimates were developed with the use of the ITEM, QUEST III Italy and IGEM models.

18	MINISTERO DELL’ECONOMIA E DELLE FINANZE

II. MACROECONOMIC FRAMEWORK

term, 0.5 per cent in 2020 and 2.3 per cent in the long term8. In the policy scenario, the estimated impact includes the effects of the introduction of the legislative bill concerning the public administration, thus generating a GDP increase of 1 per cent in 2020.

The aggregate measures aimed at growing competitiveness (Measures for competitiveness9) produce a GDP increase of 0.1 per cent in 2015 and 0.3 per cent in 2020 in the forecast based on unchanged legislation. The increase in 2020 under the policy scenario is instead 1.1 per cent when compared with the baseline scenario.
The labour measures (labour reform10) should instead lead to growth of 0.1 per cent in 2015 under both forecast scenarios, whereas by 2020, the effect is equal to 0.4 per cent in the scenario based on unchanged legislation and 0.9 per cent in the policy scenario.

Finally, the measures to improve the efficiency of the justice system (justice system reform11) have a short-term effect of 0.1 per cent under both forecast scenarios. In 2020, the increase compared with the baseline scenario is 0.2 per cent in the scenario based on unchanged legislation and 0.4 per cent in the policy scenario12.
In the long term, the aggregate of these measures could lead to a GDP increase of 8.1 per cent compared with the baseline scenario.

Foreign trade and foreign accounts

Italy's exports have experienced a substantial recovery in recent years. The positive trend has been confirmed by the 2013 increase in Italy's share of world trade, the first such increase since 2007. During the first half of 2014, Italy's exports continued to expand, albeit at a modest pace. For the first seven months of 2014, total exports rose in value by 1.3 per cent year on year, while imports decreased year on year by 1.7 per cent owing to weak domestic demand. The performance of exports was driven by the increase with respect to the EU (3.9 per cent), whereas the flows to countries outside of Europe declined (-1.9 per cent). With reference to Europe, whereas exports toward Germany, the UK, Spain and the Netherlands recovered, exports to France decreased. For the other geographic destinations, Italy reported a rebound of sales to the United States, while decreases were logged with respect to Russia and the OPEC countries (Figure II.2). Imports from outside of Europe fell as a result of lower purchases of energy goods.

____
8 The valuation of the profile based on unchanged legislation includes the estimates related to Decree-Law No. 5/2012 converted by Law No. 35/2012 and Decree-Law No. 90/2014 converted by Law No. 114/2014 and Decree-Law No. 90/2014.
9 The valuation of the profile based on unchanged legislation includes: Decree-Law No. 5/2012 converted by Law No. 35/2012, Growth Decrees I and II (Decree-Law No. 1/2012 converted by Law No. 71/2012 and Decree-Law No. 183/2012 converted by Law No. 134/2012) and Decree-Law No. 91/2014 converted by Law No. 116/2014. The policy scenario also adds in the measures contained in Decree-Law No. 133/2014 and the Annual Law on Competition.
10 The valuation of the profile based on unchanged legislation includes: Law No. 92/2012 and Decree-Law No. 34/2014 converted by Law No. 78/2014. The policy scenario also adds in the measures contained in Legislative Bill 1428 (Job Act).
11 The valuation of the profile based on unchanged legislation includes: Legislative Decree No. 155/2012, Decree-Law No. 69/2013 converted by Law No. 98/2013 and Decree-Law No. 90/2014 converted by Law No. 114/2014. The policy scenario also adds in the measures contained in Decree-Law No. 92/2014 converted by Law No. 117/2014 and the seven legislative bills for delegated laws on the justice system.
12 In particular, the elasticities estimated by the European Commission were used for the assessment of the reform of the justice system. See ‘Market Reforms at work in Italy, Spain, Portugal and Greece’, 2014, Economic papers No. 5, European Commission and Lorenzani D., Lucidi F., ‘The Economic Impact of Civil Justice Reforms’, 2014 Economic papers No. 530, European Commission.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	19

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

FIGURE II.2: ITALY'S EXPORTS BY COUNTRY OF DESTINATION (% changes y/y)

Note: DAE is the acronym for Dynamic Asian Economies. Such aggregate includes the following Asian countries: Singapore, South Korea, Taiwan, Hong Kong, Malaysia and Thailand. Source: ISTAT.

Finally, current geopolitical tensions, and in particular the Russia-Ukraine crisis, have influenced Italy's trade performance to a greater extent than other European countries13 because of the volume of Italy's trade with these two countries.
The data broken down by main industry groups shows varying performance of exports from one sector to another. For the January-July 2014 period, both investment goods and consumer goods performed well. Investment goods, in particular, showed year-on-year increases during the first four months, before decelerating during the summer. On the contrary, intermediate goods and energy goods still posted year-on-year decreases, even though visibly recovering in recent months (Figure II.3).
The trade surplus of approximately €24.2 billion reflects improvement of €6.5 billion year on year (approximately €17.7 billion). All of the components of the trade balance except energy are in a surplus position. Investment goods logged the highest cumulative balance for the seven-month period (€32.2 billion), with an increase of €0.5 billion compared to January-July 2013 period (€31.7 billion). Next were consumer goods (rising to €14.1 billion from €13 billion). The balance related to intermediate goods fell by €1 billion (to €4.6 billion from €5.6 billion); the energy deficit contracted by €5.9 billion (to €26.7 billion from €32.6 billion), including for the effect of the Russia-Ukraine crisis (Figure II.4).

13 Exports to Russia fell by 8.5 per cent in the first seven months of 2014 (compared with 11.3 per cent for the same period of the preceding year). In 2013, exports to Russia accounted for 2.8 per cent of total exports (source: ISTAT). Among the largest countries in the Euro Area, in 2013, only Germany had exports to Russia and the Ukraine (3.8 per cent, inclusive of the 3.3 per cent to Russia) that were higher than Italy's (3.3 per cent; source: Confindustria Research Office, Economic Scenarios No. 21, September 2014).

20	MINISTERO DELL’ECONOMIA E DELLE FINANZE

II. MACROECONOMIC FRAMEWORK

FIGURE II.3: EXPORTS BY MAIN INDUSTRY GROUPS (% change y/y, three-period moving averages)

Source: ISTAT.

FIGURE II.4: SECTOR BREAKDOWN OF TRADE BALANCE (cumulative values, in € billion)

Source: ISTAT.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	21

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

FIGURE II.5: CURRENT BALANCE OF THE BALANCE OF PAYMENTS (cumulative values, in € billion)

In the first half of 2014, the current accounts of the balance of payments continued to show a favourable trend, with a consequent significant expansion of the surplus. The cumulative balance of the current account for the seven-month period ending July 2014 was a surplus of €13.1 billion, which reflects a pronounced improvement with respect to the t same period of 2013 (Figure II.5). This change is the result of a particularly high surplus in the trade of goods (€28.7 billion in the first seven months of 2014) and a slightly positive performance of trade in services (€1.1 billion). Such figures were partially offset by the deficits in the balances related to income (€6 billion) and unilateral transfers (€10.7 billion).

Source: Bank of Italy.

FOCUS
Trend of the financial markets, the banking sector and the financing of businesses

During 2014, the trend toward improvement of financial conditions eased after the strong momentum seen as of second half of 2013. In any event, the Financial Condition Index calculated for Italy still shows gradual recovery toward the pre-crisis levels14.

Different factors contributed to this outcome. First, monetary policy has been accommodating and marked by low interest rates. In September, the European Central Bank made another cut in the interest rate on the main refinancing operations (reduction of 10 basis points to 0.05 per cent), following up on the intervention in June when the central bank began charging interest on overnight deposits. In addition, the sentiment of the financial markets with respect to the peripheral countries of the Euro Area has been favourable. The peripheral countries have been perceived as an increasingly secure destination for portfolio investments and simultaneously as borrowers who are able to offer yields that are still attractive.

The consequent inflow of capital has further reduced spreads on public debt securities (spreads are back to the lows of spring 2011) and a recovery of share prices (the FTSE-MIB index has risen by 11 per cent since the beginning of 2014). The improvement has not yet spread to all of the aspects, and both financial and non-financial businesses are still experiencing critical situations.

14 The Financial Conditions Index (FCI) is a summary index constructed using key financial variables for the Italian economy; an increase (decrease) of the indicator corresponds to an improvement (deterioration) of financial conditions. The methodology underlying the construction of the index is described in Angelopoulou, Balfoussia and Gibson, 'Building a financial conditions index for the Euro Area and selected Euro Area countries. What does it tell us about the crisis?', ECB Working paper Series No. 1541, May 2013. It is noted that the prices of housing (one of the underlying variables for the construction of the index) have been estimated since the data for the second quarter are not yet available.

22	MINISTERO DELL’ECONOMIA E DELLE FINANZE

II. MACROECONOMIC FRAMEWORK

FINANCIAL CONDITIONS INDEX FOR ITALY	NET INCOMING PORTFOLIO INVESTMENTS (cumulative values, in € billion)

Source: MEF.	Source: Bank of Italy.

The latest data published by the Italian Banking Association15 and the Bank of Italy16 point to a deceleration in the decline of total loans to households and businesses. More specifically, loans to households decreased by -0.8 per cent y/y in July versus -1.1 per cent in March, and loans to businesses contracted by -3.9 per cent y/y in July versus -4.3 per cent in March. The decrease in the average cost of financing new loans to non-financial companies is proceeding, albeit gradually, toward the lows posted in March 2011 (average cost down by 2.89 per cent as of the end of July). According to a survey on bank credit in the second quarter, the conditions for supplying credit have become slightly expansive for businesses and continue to improve for households. Loan demand from businesses has remain stable, while that from households has risen further. Surveys conducted by the Bank of Italy and ISTAT indicate continuing difficulties with credit access, especially for small businesses and businesses located in southern Italy.

Total funding is still contracting (by approximately €18 billion year on year). While the trend in deposits from resident customers has been positive, bank funding through bonds has fallen (-9.83 per cent y/y).
In its aftermath, the crisis is still having negative repercussions on credit quality. Non-performing loans (inclusive of writedowns) amounted to €172.3 billion in July, and accounted for 9.0 per cent of total loans, the highest value for the past 16 years. From a sector perspective, the construction sector is the one having the most difficulty (22.2 per cent from 6.7 per cent in December 2010)17.

Italian banks have recapitalised during the years of the crisis, both before and after the in-depth valuation made at a European level. The highest quality capital for all Italian banks went up by €50 billion from 2008 to 2013.

Different measures have been outlined to support the banking sector and to reinforce alternatives to bank credit, such as the issuance of mini bonds by small businesses. From November 2012 to June 2014, the mini-bond issues amounted to €6.7 billion (approximately 10 per cent of the total value of all bonds issued during the same period). The Central Guarantee Fund partially guarantees the banks that disburse loans to small businesses. Since 2009, the Fund has provided guarantees to more than €40 billion in loans19.

Recent, unconventional measures have placed a greater emphasis on the financing of the real

15 Italian Banking Association, Monthly report, September 2014.
16 Bank of Italy, Main accounts of bank financial statements, 9 September 2014.
17 Italian Banking Association, Monthly report, September 2014.
18 Finance for development, Salvatore Rossi Conference, 12 September 2014.
19 Finance for development, Salvatore Rossi Conference, 12 September 2014.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	23

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

economy not only to support bank liquidity, but also to ensure the expansion of credit to non-financial companies and households. At a meeting held on 5 June, the ECB's governing council decided to inaugurate a programme of Targeted Longer Term Refinancing Operations (TLTRO), which is aimed at supporting credit to households and businesses. According to the Bank of Italy, the amount available to Italian banks for the 2014-2016 three-year period should be €200 billion, and could have a positive effect on growth equal to approximately 0.5 percentage points, in addition to the depreciation of the euro and the reduction of interest rates occurring after the TLTRO programme was unveiled. A total of €82.6 billion was disbursed to 255 banks through the first auction on 18 September.  This was below analysts' expectations, however, a significant share  of the financing went to Italian banks. The weak demand overall may have reflected a prudent stance by the banks as they awaited the publication of the stress-test results on 17 October (part of the in-depth assessment of the Single Supervisory Mechanism). At a meeting held on 4 September, the ECB decided to launch a programme covering the purchase of asset-backed securities (ABS) and covered bonds, the details of to be published on 2 October. In order to prevent the abuses that triggered the financial crisis, the purchases will regard simple, transparent securities so as to capitalise on the securitisation instrument. The impact of these measures can be evaluated in the near term on the basis of the assumptions about financial variables (interest rates, exchange rates, and share prices), and therefore, the positive effect should be a reduction in the banks' cost of funding, lower interest rates on bank loans, and bank reliance on the purchase funds. Domestic demand should thus benefit from more favourable conditions for the supply of credit.

FOCUS
Changeover to the new European system of national and regional accounts (ESA 2010)

On 22 September 2014, ISTAT published economic results computed with the use of the new European system of national and regional accounts (ESA 2010), adopted in conformity with the rules of the European Parliament and European Council (21 May 2013).  The new system provides for changes in the architecture of the national accounting system, and redefines the harmonised method for production of data within the EU. The ESA 2010 is a version of the United Nations system of national accounts (SNA 2008), that allows for data comparability on a global scale; ESA adapts SNA to the structure of the European economies. The ESA is the framework of reference for common accounting regulations, definitions, and classifications among the EU Member States; through the production of up-to-date, reliable data, the ESA standardises calculations and allows for appropriate measuring of the overall economic situation of any state or region within the EU.

The main changes introduced by the ESA 2010 to improve the measurement of the economy are: i) capitalisation of R&D expenditures; and ii) a new definition of foreign trade based on the principle of the transfer of ownership.

The methodological changes introduced by the ESA 2010 that directly influence public finance data are: i) reclassification of public defence spending, from intermediate consumption to gross fixed investment; ii) redefinition of the sphere of the general government, including as a consequence of a more precise definition of the concept of public control; iii) adjustment of the treatment of interest accruing on public debt swaps for the purposes of the reporting of the Maastricht parameter, with adoption of the method used for the construction of the national accounts; and iv) reclassification of several aggregates that had previously been booked as a reduction of taxes and social contributions. Aside from the changes resulting from the introduction of the ESA, the new data published by ISTAT take into account the ordinary verification of preliminary data and the revision of the information sources already available.

The growing importance of intellectual-property assets, products and services has led to a change in the valuation thereof within the accounting system. R&D expenditures are classified as investments in production (versus their previous classification as intermediate costs) that cause an increase in value added, and therefore an increase in GDP, for an amount equal to the amortisation of the R&D capital stock. Furthermore, the activity of producing R&D is considered a distinct activity according to the ESA 2010, and it is also

24	MINISTERO DELL’ECONOMIA E DELLE FINANZE

II. MACROECONOMIC FRAMEWORK

allocated to gross fixed investment. This also occurs for non-market sectors (public administrations and non-profit institutions serving households).

For foreign trade, the new ESA introduces the criterion of the transfer of ownership of the goods instead of that referring to the physical movement between borders. This treatment causes two changes: the processing of goods abroad is now booked as part of services, and the international trade of goods that do not transit the border of the country of residence of the merchant are booked as net exports of goods. These changes do not modify the net balance of foreign trade flows, but grow the level of services and reduce the level of goods. Another important change (that was already contemplated by the ESA 95) is the inclusion of several illegal activities (drug trafficking, prostitution, and smuggling of cigarettes). It should be emphasised that this does not entail the addition of the criminal economy in the measurement of GDP. An estimate of illegal activities was supplied for 2011, the benchmark year, when all three types of illegal activity provided value added of €15.5 billion (0.9 per cent of GDP).

In recognising the productive potential of defence spending for domestic security, the ESA 2010 includes military goods within the general definition of fixed capital, and classifies the expenditures for the purchase of arms and support systems as gross fixed investment of the general government. The impact of this capitalisation is limited since arms spending had already been booked as part of final government consumption, thereby contributing to GDP. There is, however, an additional effect since the related depreciation generates a positive effect on the sector's value added.

With reference to the verification of the sphere of the general government, a quantitative criterion continues to apply whereby an entity controlled by a public administration must have sales to cover at least 50 per cent of production costs for a series of years in order to be considered a market operator. The new system slightly changes the related calculation, including net interest expenditure as a cost. With reference to the criterion of public control, a further emphasis is placed on the importance of the qualitative assessment as to whether or not the entity has the capacity to operate in market conditions. In addition, publicly controlled entities are classified within the sphere of the general government when they sell only to the public sector without being in competition with private producers or when they do not have incentives to adjust supply or to operate in market conditions and meet financial obligations. Such revisions prompted an increase in the number of entities classified as part of the general government, with the inclusion of new operating entities, particularly at a local government level.

According to the ESA 95, interest related to financial derivatives (including public debt swaps) had been considered as part of the financial accounts and thus had no impact on net borrowing, while in the calculation of the public deficit for the purposes of the Excessive Deficit Procedure, such flows had been booked to the profit and loss statement as part of capital income and had an impact on net borrowing. With the ESA 2010, the concept of net borrowing used for the reporting of the Maastricht parameter has been aligned with that used for the construction of the national accounts, and therefore, the interest related to financial derivatives is no longer booked as interest expense.

The revision of the national accounts was also an occasion for changing the accounting treatment of several items (including refundable tax credits) previously booked as a reduction of tax revenue, with the nature of the expenditure clarified. Other aggregates previously excluded from the general government account (such as VAT paid to the EU as a third resource and several parts of electricity rates) are recognised as taxes and registered as part of revenue; this causes an increase in the absolute level of revenue and expenditure, with the balance remaining the same.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	25

III.	NET BORROWING AND PUBLIC DEBT

In this chapter, the government presents an update to the plan outlined in the 2014 Economic and Financial Document (EFD) for achievement of the budget balance (Medium-Term Objective)1. Such update is provided pursuant to Article 3, Paragraph 4 and Article 6, Paragraph 5 of Law n. 243 of 2012.
In view of the significant slowdown of the economy and the need to proceed rapidly with the approval of important structural reforms, the government believes it is necessary to revise the policy-scenario targets for Italy's public finance, providing for a more gradual budget adjustment vis-à-vis that indicated in the EFD published in April.

III.1	FISCAL OUTCOMES AND PROJECTIONS AT UNCHANGED LEGISLATION

The public finance framework based on unchanged legislation contained in this Update has incorporated the effects of changes in the macroeconomic framework as well as the impact of the measures adopted by the government after the publication of the 2014 EFD and the results of the monitoring of public finance aggregates.
The changeover to the new European system of the national and regional accounts (ESA 2010) also represents a change with respect to the Document presented in April. The new system has revised the accounting criteria for certain revenues and expenditures included in the general government account and the estimates of GDP, and has thus necessitated a revision of the historical records reported for past years, with the effects thereof spilling over to the forecasts for the next years2.
For the 2009-2011 period, the changes introduced by the new accounting system led to an improvement in the general government net borrowing, with a revision in the deficit-to-GDP ratio of approximately 0.2 percentage points compared with the ESA 95 estimates. For 2012, the deficit was revised upward by approximately €1.3 billion, while it remained unchanged at 3.0 per cent of GDP.
In 2013, the improvement of the general government net borrowing is equal to approximately €2.0 billion when compared with the ESA 95 estimate, with the aggregate standing at €45.4 billion. Such revision comes from the approximately €3.8 billion reduction in interest expenditure that is partially offset by the approximately €1.9 billion downward revision of the primary surplus. The reduction of interest expenditure is mainly attributable to the change in the accounting treatment of interest flows originating from financial derivatives contracted in relation to the Excessive Deficit Procedure (€3.2 billion). In relation
___
1 Article 6, Paragraph 5, Law No. 243/2012.
2 See Focus ‘Changeover to new European system of the national and regional accounts (ESA 2010)’ in Chapter II.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	27

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

to GDP, in 2013 the net borrowing is equal to 2.8 per cent (3.0 per cent in the ESA 95 estimates), the primary surplus is equal to 2.0 per cent  (2.2 per cent in the previous estimates), and interest expenditure is equal to 4.8 per cent (5.3 per cent in the previous estimates)3.
For 2014, the net borrowing at unchanged legislation is projected to be 3.0 per cent of GDP, while in the EFD the ratio was placed at 2.6 per cent of GDP. The primary surplus is expected to decrease to 1.7 per cent of GDP from the 2.6 per cent targeted in the EFD in April 2014; such reduction is partially offset by a decrease in interest expenditure, which falls in absolute terms from €82.6 billion to €76.7 billion (from 5.2 percent of GDP as of the EFD to 4.7 percent of GDP according to the estimates in this Update), with a reduction of approximately 0.5 percentage points in terms of GDP.
The revision of the primary surplus for 2014, vis-à-vis the figure presented in April, is affected by the different treatment of tax credits claimed by banks against non-performing loans (Deferred Tax Assets, DTA) which, in accordance with ESA 2010, are booked in full as an expense in the year accrued, according to the accrual principle. Such revision generates incremental expenditure of approximately €3.3 billion compared with the April 2014 forecast, which is based on the cash principle.
In 2015, the net borrowing at unchanged legislation is expected to stand at 2.2 per cent of GDP, against the 2.0 per cent estimate in the EFD, with a reduction in the primary surplus partially offset by the improvement expected in interest expenditure.
In subsequent years, the net borrowing at unchanged legislation is projected to fall gradually, going from 1.8 per cent of GDP in 2016 to 0.8 per cent in 2018, continuing to benefit from the reduction of interest expenditure, which is forecast to decrease from 4.5 per cent in 2015 to 4.2 per cent in 2018. The current scenario assumes a gradual closing of the spread between yields on 10-year Italian government securities and the comparable German Bunds. The spread should remain virtually unchanged for the remainder of 2014, falling to 150 basis points in 2015 and to 100 basis points in the 2016-2018 period.
The ratio of final revenue to GDP goes from 48.3 per cent in 2014 to 48.7 per cent in 2016, before gradually falling to 48.2 per cent in 2018. A similar trend is expected for tax burden, which goes from 43.3 per cent in 2014 to 43.6 per cent in 2016 and then to 43.2 per cent in 2018.
The trend of tax burden is also affected by the changes introduced with the ESA 2010, which entail an upward revision of both revenue and expenditure. The tax burden is nonetheless below that in the previous forecasts based on the ESA 95, for the effect of the revaluation of GDP. The effect for 2014 would be even more pronounced if the reduction of the tax wedge in favour of low-to-medium income brackets (as provided by Decree-Law No. 66 adopted in April 2014, and converted into law in June) were to be booked as lower tax income, instead of as a higher expenditure for transfers to households.
Final expenditure net of interest, continues to benefit from the fiscal consolidation of previous years, with increasing containment and the additional effects of the structural streamlining of expenditure originating from the spending review. As a result of these measures, primary expenditure gradually falls by approximately 1.8 percentage points of GDP, going from 46.6 per cent in 2014 to
___
3 The data on general government net borrowing are provisional for 2012-2013.

28	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

44.8 per cent in 2018; in particular, current expenditure net of interest, falls by approximately 1.3 points of GDP, going from per cent 42.9 in 2014 to 41.6 per cent of GDP in 2018.

TABLE III.1a: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (in € mn)
	2013	2014	2015	2016	2017	2018
EXPENDITURE
Employee Compensation	164,747	163,051	163,157	163,078	162,917	163,401
Intermediate consumption	130,626	128,421	128,075	130,272	133,112	139,025
Social payments	319,690	332,140	334,160	342,290	350,180	356,880
including: Pensions	254,564	258,870	263,130	268,180	275,120	282,710
Other social payments	65,126	73,270	71,030	74,110	75,060	74,170
Other current expenditure	76,306	74,871	75,858	75,953	75,932	77,640
Total current expenditure, net of interest	691,369	698,484	701,251	711,594	722,142	736,946

Interest expenditure	78,201	76,670	74,280	75,446	74,150	73,897

Total current expenditure	769,570	775,154	775,531	787,040	796,292	810,842

Total capital expenditure	57,605	60,129	57,608	59,988	57,414	57,116
Gross fixed investment	38,310	36,391	35,386	35,188	36,056	36,280
Capital subsidies	14,571	15,919	16,351	17,306	13,568	13,041
Other transfers	4,724	7,819	5,871	7,494	7,791	7,795

Total final expenditure, net of interest	748,974	758,612	758,858	771,583	779,556	794,062
Total final expenditure	827,175	835,281	833,138	847,029	853,707	867,958
REVENUE
Total tax revenue	485,909	487,585	493,793	507,990	519,108	531,677
Direct taxes	241,797	238,241	243,521	251,110	255,144	261,364
Indirect taxes	239,681	247,997	249,122	255,725	263,026	269,367
Capital taxes	4,431	1,347	1,150	1,155	938	946
Social contributions	215,194	216,398	218,922	222,995	227,560	233,426
Actual contributions	211,057	212,224	214,692	218,713	223,220	229,022
Deemed contributions	4,137	4,174	4,230	4,282	4,340	4,404
Other current revenue	75,559	76,818	77,749	78,826	81,225	83,651
Total Current revenue	772,231	779,454	789,314	808,656	826,954	847,807

Non-tax capital revenue	5,155	5,269	5,884	6,824	5,883	5,645

Total final revenue	781,817	786,070	796,349	816,635	833,776	854,399
memo item: tax burden	43.3	43.3	43.4	43.6	43.3	43.2
BALANCES
Primary balance	32,843	27,459	37,490	45,053	54,219	60,337
% of GDP	2.0	1.7	2.3	2.7	3.1	3.4
Current account balance	2,661	4,300	13,784	21,616	30,662	36,965
% of GDP	0.2	0.3	0.8	1.3	1.8	2.1
Net borrowing	-45,358	-49,212	-36,789	-30,393	-19,931	-13,560
% of GDP	-2.8	-3.0	-2.2	-1.8	-1.2	-0.8
Nominal GDP at unchanged legislation (X 1,000)	1,618.9	1,626.5	1,642.8	1,677.7	1,723.1	1,770.9

MINISTERO DELL’ECONOMIA E DELLE FINANZE	29

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLE III.1b: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (% of GDP)
	2013	2014	2015	2016	2017	2018
EXPENDITURE
Employee Compensation	10.2	10.0	9.9	9.7	9.5	9.2
Intermediate consumption	8.1	7.9	7.8	7.8	7.7	7.9
Social payments	19.7	20.4	20.3	20.4	20.3	20.2
including: Pensions	15.7	15.9	16.0	16.0	16.0	16.0
Other social payments	4.0	4.5	4.3	4.4	4.4	4.2
Other current expenditure	4.7	4.6	4.6	4.5	4.4	4.4
Total current expenditure, net of interest	42.7	42.9	42.7	42.4	41.9	41.6

Interest expenditure	4.8	4.7	4.5	4.5	4.3	4.2

Total current expenditure	47.5	47.7	47.2	46.9	46.2	45.8

Total capital expenditure	3.6	3.7	3.5	3.6	3.3	3.2
Gross fixed investment	2.4	2.2	2.2	2.1	2.1	2.0
Capital subsidies	0.9	1.0	1.0	1.0	0.8	0.7
Other transfers	0.3	0.5	0.4	0.4	0.5	0.4

Total final expenditure, net of interest	46.3	46.6	46.2	46.0	45.2	44.8
Total final expenditure	51.1	51.4	50.7	50.5	49.5	49.0
REVENUE
Total tax revenue	30.0	30.0	30.1	30.3	30.1	30.0
Direct taxes	14.9	14.6	14.8	15.0	14.8	14.8
Indirect taxes	14.8	15.2	15.2	15.2	15.3	15.2
Capital taxes	0.3	0.1	0.1	0.1	0.1	0.1
Social contributions	13.3	13.3	13.3	13.3	13.2	13.2
Actual contributions	13.0	13.0	13.1	13.0	13.0	12.9
Deemed contributions	0.3	0.3	0.3	0.3	0.3	0.2
Other current revenue	4.7	4.7	4.7	4.7	4.7	4.7
Total Current revenue	47.7	47.9	48.0	48.2	48.0	47.9

Non-tax capital revenue	0.3	0.3	0.4	0.4	0.3	0.3

Total final revenue	48.3	48.3	48.5	48.7	48.4	48.2
memo item: tax burden	43.3	43.3	43.4	43.6	43.3	43.2
BALANCES
Primary balance	2.0	1.7	2.3	2.7	3.1	3.4
Current account balance	0.2	0.3	0.8	1.3	1.8	2.1
Net borrowing	-2.8	-3.0	-2.2	-1.8	-1.2	-0.8
Note: The ratios to GDP are calculated on the forecasts of the scenario based on unchanged ligislation.

30	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

TABLE III.1c: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (% change)
	2014	2015	2016	2017	2018
EXPENDITURE
Employee Compensation	-1.0	0.1	0.0	-0.1	0.3
Intermediate consumption	-1.7	-0.3	1.7	2.2	4.4
Social payments	3.9	0.6	2.4	2.3	1.9
including: Pensions	1.7	1.6	1.9	2.6	2.8
Other social payments	12.5	-3.1	4.3	1.3	-1.2
Other current expenditure	-1.9	1.3	0.1	0.0	2.2
Total current expenditure, net of interest	1.0	0.4	1.5	1.5	2.0

Interest expenditure	-2.0	-3.1	1.6	-1.7	-0.3

Total current expenditure	0.7	0.0	1.5	1.2	1.8

Total capital expenditures	4.4	-4.2	4.1	-4.3	-0.5
including: Gross fixed investment	-5.0	-2.8	-0.6	2.5	0.6
Capital subsidies	9.2	2.7	5.8	-21.6	-3.9
Other transfers	65.5	-24.9	27.6	4.0	0.1

Total final expenditure, net of interest	1.3	0.0	1.7	1.0	1.9
Total final expenditure	1.0	-0.3	1.7	0.8	1.7
REVENUE
Total tax revenue	0.3	1.3	2.9	2.2	2.4
Direct taxes	-1.5	2.2	3.1	1.6	2.4
Indirect taxes	3.5	0.5	2.7	2.9	2.4
Capital taxes	-69.6	-14.6	0.4	-18.8	0.9
Social contributions	0.6	1.2	1.9	2.0	2.6
Actual contributions	0.6	1.2	1.9	2.1	2.6
Deemed contributions	0.9	1.3	1.2	1.3	1.5
Other current revenue	1.7	1.2	1.4	3.0	3.0
Total Current revenue	0.9	1.3	2.5	2.3	2.5

Non-tax capital revenue	2.2	11.7	16.0	-13.8	-4.0

Total final revenue	0.5	1.3	2.5	2.1	2.5

III.2 PUBLIC FINANCE POLICY SCENARIO

The Italian economy is going through one of the most severe and lengthy recessions in its history. Following the sharp contraction in 2012 and 2013, the Italian economy is poised to close 2014 with GDP declining yet again (a contraction of 0.3 per cent) instead of the positive output growth expected in the EFD of April. GDP is projected to start growing again only in 2015, when the expansion should be modest. According to the new assumptions for the macroeconomic framework under the policy scenario, the average GDP growth rate is projected to move above 1.0 per cent only in the 2016-2018 three-year period.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	31

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

After the significant reduction of 0.7 per cent in 2012 and 0.5 per cent in 2013, the potential GDP growth rate4 is projected to remain still negative in 2014 and 20155 and to be null in 2016. As of 2017, potential GDP is expected to move back to a positive value, reaching a rate of growth of 0.3 per cent at the end of the forecast horizon. Despite the positive contribution of Total Factor Productivity (average of 0.3 per cent for 2014-2018), potential growth should be driven down by the negative contribution of capital and the unfavourable impact of the labour factor (see Focus on potential GDP).
After hitting a record of -4.3 per cent of potential GDP in 2013 and in 2014, the output gap should start contracting in 2015, reaching -3.5 per cent. The severe conditions of economic recession seen in 2014 are likely to persist for the next few quarters, ending only in 2016, when the level of the output gap should fall in line with that considered representative6. In the years thereafter, the output gap should gradually close (equal to -0.4 per cent of potential GDP in 2018) and this would also consequently reduce the impact of the cyclical component of the budget balance7.
During 2012 and 2013, in the midst of the most acute phase of the recession and exceptional cyclical conditions, Italy stayed on course in pursuing the Medium-Term Objective of a balanced budget in structural terms, with no significant deviations.
Indeed, even though cyclical conditions would have allowed for a zero structural adjustment, the structural deficit decreased by 0.8 percentage points of GDP in 2013 and by 1.3 percentage points on average for the 2012-2013 two-
___
4 The method used for estimating Italy's potential GDP and output gap is the same as that used by all EU countries, and  it is based on a  Cobb-Douglas production function whose specifications are to be discussed and decided by the Output Gap Working Group (OGWG) which is part of the European Council's Economic Policy Committee. For additional details, see: D'Auria et al., 2010, ‘The production function methodology for calculating potential growth rates and output gaps, European Economy’, Economic Papers n. 420).
5 The historical series (starting from 1960) of several macroeconomic variables from the national accounts in relation to investments and to the contribution of the labour factor (employment, hours worked, and unemployment rate) are needed for the calculation of potential GDP on the basis of the production-function methodology agreed at a European level. The changeover to the ESA 2010 has made data available only for the years of 2009 to 2013. Accordingly, the values in relation to the past years had to be reconstructed by retrospectively projecting the series according to the ESA 95 rates of change. Instead, for the capital stock, the reconstruction of the value prior to 2009 was done on a basis consistent with the European Commission's assumption that provides, on the basis of the permanent inventory method, that the initial value of the historical series of capital is equal to three times the 1960 level of the GDP at constant prices. Starting from this assumption, the capital stock is constructed by adding the amount of the investments and subtracting the value of depreciation. In the absence of this last figure, and considering that the series of the gross fixed investment was significantly modified as part of the changeover to the ESA 2010, the value of amortisation as from 1970 was estimated by assuming an increasing linear factor between 1970 (0) and 2014 (1.0). This assumption allowed for estimating the effect of the software components that are considered as parts of the capital series under ESA 2010.
6 The European Commission calculates the level of the representative output gap (ROG), i.e. that prevailing during normal cyclical conditions, at around -2.7 per cent of potential GDP for 2012.
7 Starting in 2013, the Output Gap Working Group (OGWG), the European Council Economic Policy Committee's body for developing common methods for adjusting public finance targets for the effects of the economic cycle, decided to substitute the parameter of reference of budget elasticity with respect to the output gap, moving to a concept of semi-elasticity. In place of measuring the impact of the absolute level of the budget balance to change in economic growth, the analysis looks at the change of the budget balance as a percentage of GDP with respect to changes in the economic growth. The OGWG and the European Council Economic Policy Committee have recently approved the results of the update of the sub-components that make up the parameter of the semi-elasticity to the economic cycle. For the direct tax revenue, indirect tax revenue, capital tax revenue, social contributions and unemployment subsidies, updates have been made to both the elasticity parameter of each individual item with respect to its macroeconomic base, and the elasticity of the individual bases to the output gap. The new parameters will be officially used by the European Commission in the autumn 2014 forecasts to be published in November. It is only thereafter that the Italian government will consider the new elasticities. It is noted nonetheless that there are no substantial changes compared with the previous parameter which, even after the update of the overall semi-elasticity, will be reduced slightly, going from 0.55 to 0.54.

32	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

year period. Such trend was facilitated by a considerable reduction of public spending. The adjusted expenditure aggregate8 decreased by an annual average rate of 2.5 per cent in real terms over the two-year period.
For 2014, the structural deficit is likely to stand at 0.9 per cent of GDP, deteriorating by 0.3 percentage points of GDP in comparison with 2013. Instead, the adjusted expenditure aggregate should contract by approximately -1.4 per cent in real terms, fully in line with the Commission's parameters, which, in the presence of exception cyclical conditions, should allow the adjusted expenditure aggregate to change in line with the medium-term potential growth rate which is equal to zero for Italy.
In order to converge to the Medium-Term Objective (a balanced budget in structural terms), in 2015 Italy would need to implement a fiscal consolidation equal to 0.9 per cent of GDP. According to the calculations of the Ministry of the Economy and Finance (MEF), by cutting public spending so as to assure the convergence to the MTO would significantly reduce GDP growth.
If the multipliers were to be higher than those implied in the forecast model (approximately 0.5 on average) and if they were to be aligned to those estimated by the OECD and IMF (approximately 1.0-1.5), which represent the consensus at this point, the economy would continue to be fully in recession in 2015, including by correcting only the path toward pursuit of the MTO.
In light of such results, and in order to deal with the additional and unusual tightening of economic conditions in 2014, which is viewed as an exceptional event, the government, in line with provisions of Article 6, Paragraph 5 of Law No. 243/2012 and of Article 5 of European Regulation No. 1466/97, has decided to revise its budget objectives and the Medium-Term Objective alignment plan with respect to what it presented in the 2014 EFD.
In addition, the government intends to make use of the flexibility granted by national legislation (Article 3, Paragraph 4 of Law No. 243/2012) and by European regulations (Article 5 of the European Regulation No. 1466/97) in order to implement an ambitious package of structural measures aimed at getting potential growth back on a sustainable track. Such structural reforms, which are concentrated on the labour market, education and incentives to research, will have direct effects on potential growth and debt sustainability, thus allowing, in accordance with European and national laws and regulations, a temporary deviation from the path of convergence toward the Medium-Term Objective.
Consistent with provisions already implemented, the budget strategy will provide the leeway for permanently reducing tax burden on households in the medium-to-low income brackets and on businesses, with the dual objective of supporting aggregate demand and the external competitiveness. Additional initiatives to cut public spending will ensure the partial financing of the measures described and more quality-oriented public expenditure.
Accordingly, the forthcoming Stability Law will contain structural measures for growing the economy that will only be partially financed by spending cuts, with the net borrowing at unchanged legislation for 2015 thus rising from 2.2 per cent of GDP to 2.9 per cent. Despite this, the Stability Law's measures will nonetheless guarantee a positive change in the structural balance between 2014 and 2015, equal to 0.1 percentage points of GDP. The government is committed to resuming the effort for convergence to the Medium-Term Objective starting in
___
8 See Focus on ‘The assessment of significant deviations’.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	33

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

2016, providing another reduction of the structural balance of 0.5 percentage points of GDP. The balancing of the budget in structural terms is to be achieved in 2017. The fiscal consolidation measures needed for achieving the Medium-Term Objective will be detailed in the Stability Law for 2015. In addition, the government confirms the privatisation plan already presented in the EFD with proceeds estimated to equal approximately 0.7 per cent of GDP per year in the 2015-2018 period.
Ever since the European Council abrogated the Excessive Deficit Procedure in 2012, Italy's governments have succeeded in keeping the deficit below the threshold of 3.0 per cent of GDP. The current government confirms this commitment and believes the new policy-scenario targets presented in this Update are consistent with the provisions of the Stability and Growth Pact.
Indeed, across the entire forecast horizon, net borrowing remains firmly below the threshold of 3.0 per cent of GDP. The path of convergence toward the Medium-Term Objective is adjusted in line with the manifestation of exceptional circumstances and the need to ensure the gradualism required for realising ambitious structural reforms in the near term.

TABLE III.2: PUBLIC FINANCE AGGREGATES BASE DON POLICY SCENARIO (% of GDP)
		2013	2014	2015	2016	2017	2018
NET BORROWING	(EFD Update)	-2.8	-3.0	-2.9	-1.8	-0.8	-0.2
	(2014 EFD)	-3.0	-2.6	-1.8	-0.9	-0.3	0.3
INTEREST	(EFD Update)	4.8	4.7	4.5	4.5	4.2	4.1
	(2014 EFD)	5.3	5.2	5.1	5.1	4.9	4.7
PRIMARY BALANCE	(EFD Update)	2.0	1.7	1.6	2.7	3.4	3.9
	(2014 EFD)	2.2	2.6	3.3	4.2	4.6	5.0
STRUCTURAL NET	(EFD Update)	-0.7	-0.9	-0.9	-0.4	0.0	0.0
BORROWING (1)	(2014 EFD)	-0.8	-0.6	-0.1	0.0	0.0	0.0
DEBT (incl. support) (2)	(EFD Update)	127.9	131.6	133.4	131.9	128.6	124.6
	(2014 EFD)	132.6	134.9	133.3	129.8	125.1	120.5
DEBT (excl. support) (2)	(EFD Update)	124.4	127.8	129.7	128.2	125.0	121.0
	(2014 EFD)	129.1	131.1	129.5	126.1	121.5	116.9
PUBLIC SECTOR BALANCE	(EFD Update)	-4.6	-4.9	-4.1	-2.4	-1.2	-0.5
	(2014 EFD)	-4.7	-5.3	-2.5	-1.1	0.1	0.8
STATE SECTOR BALANCE	(EFD Update)	-5.0	-5.8	-4.2	-2.5	-1.3	-0.5
(1) Net of one-off measures and cyclical component.
(2) Includive or net ot Italy's portion of EFSF loans to Greece and the ESM programme. For 2013, the amount of the loand to Member States of the EMU (bilateral or through the EFSF) was €44,156 billion. The value of the ESM programme at the end of 2013 was €11,465 billion (see Bank of Italy, Supplement to Statistical Bulletin on Public Finance, Borrowing Requirement and Debt, No. 49 of 12 September 2014).

34	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

TABLE III.3: THE CYCLICALLY ADJUSTED PUBLIC FINANCE (% of GDP)
	2012	2013	2014	2015	2016	2017	2018
GDP growth rate at constant prices	-2.3	-1.9	-0.3	0.6	1.0	1.3	1.4
Net borrowing	-3.0	-2.8	-3.0	-2.9	-1.8	-0.8	-0.2
Interest expenditure	5.2	4.8	4.7	4.5	4.5	4.2	4.1
Potential GDP growth	-0.7	-0.5	-0.3	-0.2	0.0	0.2	0.3
Contribution of factors to potential growth:
Labour	-0.7	-0.4	-0.2	-0.2	-0.1	-0.1	0.0
Capital	-0.2	-0.3	-0.3	-0.3	-0.2	-0.2	-0.1
Total factor productivity	0.2	0.2	0.2	0.3	0.3	0.4	0.4
Output gap	-3.0	-4.3	-4.3	-3.5	-2.6	-1.4	-0.4
Cyclical component of budget balance	-1.6	-2.4	-2.4	-1.9	-1.4	-0.8	-0.2
Cyclically adjusted budget balance	-1.4	-0.4	-0.7	-0.9	-0.4	0.0	0.0
Cyclically adjusted primary surplus	3.8	4.4	4.1	3.6	4.1	4.2	4.1
One-off measures	0.1	0.2	0.3	-0.1	0.0	0.0	0.0
Budget balance, net of one-off measures	-3.1	-3.0	-3.3	-2.8	-1.8	-0.8	-0.2
Cyclically adjusted budget balance net of one-off measures	-1.5	-0.7	-0.9	-0.9	-0.4	0.0	0.0
Cyclically adjusted primary surplus net of one-off measures	3.7	4.2	3.8	3.7	4.1	4.2	4.1
Change in budget balance net of one-off measures	1.1	0.1	-0.3	0.5	1.0	1.0	0.6
Change in cyclically-adjusted budget balance net of one-off	1.9	0.8	-0.3	0.1	0.5	0.4	0.0
Note: Slight discrepencies, if any, are due to rounding.

TABLE III.4: ONE-OFF MEASURES (in € mn)
	FINAL DATA	FORECASTS
	2013	2014	2015	2016	2017	2018
Total one-off measures	3,700	4,430	-1,411	-574	-160	-140
% of GDP	0.2	0.3	-0.1	0.0	0.0	0.0
a) Revenues	3,111	3,979	979	569	240	240
% of GDP	0.2	0.2	0.1	0.0	0.0	0.0
Various substitute taxes	541	766	500	100	0	0
Amnesty for illegal building	32	30	25	15	10	10
Alignment of financial statement values with IAS	2,538	654	454	454	230	230
Capital gains substitute tax - Bank of Italy		2,529

b) Expenditure	-391	-699	-3,390	-2,143	-900	-880
% of GDP	0.0	0.0	-0.2	-0.1	-0.1	0.0
Measures for natural disasters	-304	-629	-3,340	-2,113	-880	-880
Dividends paid	-87	-70	-50	-30	-20	0

c) Disposal of real property assets	980	1,150	1,000	1,000	500	500
% of GDP	0.1	0.1	0.1	0.1	0.0	0.0
Breadown of one-off measures by sub-sector
Central government	2,742	3,830	-1,871	-1,044	-630	-610
Local government	617	350	240	260	250	240
Social security funds	341	250	220	210	220	230
Note: Slight discrepencies, if any, are due to rounding. The ratios to GDP are calculated on the forecasts of the scenario based on unchanged legislation.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	35

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

FOCUS
The assessment of significant deviations

The introduction of the expenditure rule into the Stability and Growth Pact in 2011 (ratified at a national level with Law No. 243/2012) reinforced the commitments related to the preventive arm of the Stability and Growth Pact. The path toward the Medium-Term Objective is now to be evaluated on the basis of two parameters: 1) the change in the structural balance; and 2) the respect of the expenditure rule.

For the first parameter, the adjustment path toward the Medium-Term Objective, which is measured each year on the basis of the change in the structural balance, is to be regulated by the European Commission9 in relation to the following criteria: i) the cyclical conditions of the economy; ii) the level of the structural balance in the initial year of the assessment; iii) the level of the debt-to-GDP ratio; and iv) the existence of medium-term risks to the sustainability of the public finances, as assessed on the basis of the S1 indicator (see Chapter IV for additional information). For instance, in normal cyclical conditions, a country that has a debt-to-GDP ratio above 60 per cent and, on the basis of S1, average sustainability risks, must converge toward its Medium-Term Objective through a reduction of the structural balance that is greater than 0.5 percentage points of GDP each year. In the case of exceptional cyclical conditions represented by negative real GDP growth or an output gap larger than the threshold of -4.0 per cent of potential GDP, the convergence toward the Medium-Term Objective could also be nil.

For the expenditure rule, European regulations establish that the adjusted expenditure aggregate  must grow at a rate equal to difference between i) the average growth rate of potential GDP and ii) the so-called convergence margin10, for countries that have not yet achieved their Medium-Term Objective. The convergence margin is, in turn, calibrated in relation to the cyclical conditions of the economy, so as to ensure for each year an annual improvement in the structural balance equal to or greater than 0.5 per cent of GDP.

However, in the extreme case of exceptional cyclical conditions, the convergence margin would be zeroed out, and the reference growth rate of the expenditure aggregate would coincide with the average growth rate of potential GDP, even if the country has not achieved the Medium-Term Objective.

Compared with the adjustment path toward the Medium-Term Objective, significant deviations are present if there is a shift of 0.5 percentage points of GDP year on year, or an average shift of 0.25 percentage points against the two previous years, compared with the path identified on the basis of the change in the structural balance and the expenditure rule. However, only the existence of a significant deviation on ex-post data can lead to the opening of an infraction procedure.

According to the ex-post evaluation done on the 2013 data, there are no significant deviations for Italy, either with regard to the adjustment of the structural balance or with respect to the expenditure rule.

For 2014, the macroeconomic forecasts of the Update contemplate a negative growth rate and exceptional cyclical conditions. Accordingly, both the adjustment required of the structural balance and the convergence margin for the expenditure rule will be zeroed out. The adjusted expenditure aggregate could accordingly move in line with the average growth rate of potential GDP calculated by the European Commission, which is zero for Italy. Under these conditions, Italy's public finances in 2014 are expected to be in line with the requisites of the preventive arm of the Stability and Growth Pact, and there should be no significant deviations.

More detailed information about the calculation of the expenditure rule will be supplied in the Draft Budgetary Plan.

___
9 European Commission, (2013), ‘Vademecum on the Stability and Growth Pact’, Occasional Paper 151.
10 As defined in the Code of Conduct, the medium-term reference rate of potential GDP growth is equal to the average calculated for the years between t-5 and t+5, while the convergence margin depends on the percentage of primary expenditure with respect to GDP. Both parameters are updated by the European Commission every three years.

36	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

FOCUS
Estimate of potential GDP

Potential GDP is a measure of the level of GDP that the economy is capable of producing without creating inflationary pressure. It is a key variable both within the current framework of surveillance and multi-lateral coordination of fiscal policies in Europe as well as at national level11.

The difference between the level of real GDP and potential GDP, which is known as the output gap, represents a proxy of the cyclical conditions of the economy. European and national regulations require that the fiscal consolidation needed for converging to the Medium-Term Objective must be measured net of the impact of cyclical fluctuations, namely, by excluding expenditures and revenues that automatically react to changes of the economic cycle. Accordingly, the principal budget indicators must be adjusted to remove the impact of the so-called ‘cyclical component’, a variable directly dependent on the output gap and therefore, dependent on the estimate of potential GDP.

The estimation of potential GDP presents several problems, mainly as a result of: i) the method used for extrapolation of the structural components of the economy; ii) the underlying macroeconomic forecasts; and iii) possible statistical revisions. Since it is an unobserved, latent variable, potential GDP is subject to real-time revisions during a current year, and ex-post revisions with respect to historical results. Such volatility and uncertainty contribute to reducing the reliability of the estimates. Despite the wide spectrum of procedures and models currently in use, the magnitude of the ex-post and real-time revisions is always very large, with evident repercussions particularly with regard to the achievement of fiscal targets and the effectiveness of the consequent policies.

In terms of methodology, the estimation of potential GDP may make use of simple univariate statistical filters (such as that proposed by Hodrick and Prescott (HP) and Baxter and King (BK)) which are to be applied directly to the real GDP series. In literature, such univariate methods are countered by more sophisticated techniques that employ numerous variables (such as the methods based on the estimation of a production function as proposed by Cobb-Douglas).

Although simple from a computational perspective, the use of a univariate methodology is subject to end-point bias, namely, the overestimation of trends in the final years of the sample when there is less information. Instead, more complex and more theoretically founded methods (such as those based on the production function, which are currently used as the agreed methodology by European governments and the European Commission, and are used by different international organisations (OECD and IMF)) are capable of supplying estimates about the trends of the components of potential GDP, but they risk being subject to forecast errors with respect to the underlying production factors and subsequent revisions of the estimates, including retrospectively.

The various methodologies normally produce different results. However, the real critical factor in estimating potential GDP is the impossibility to minimise the impact of revisions, including over very long time horizons. Certain revisions may be so significant as to prompt a change in the output gap from positive to negative or vice versa. For example, starting in 1999, the OECD revised the sign of the U.S. output gap12 a good seven times for the years from 1980 to 1997.

Recent empirical studies13 have revealed some regularities with respect to the revisions. According to such studies, the estimates done in real time always tend to overestimate the level of potential GDP, causing wide and negative output gaps in real time. Following the subsequent update of the data and the lengthening of the underlying sample, the series of potential GDP are normally to be significantly revised downward. For Italy, for example, the OECD and the European Commission, which initially forecast a negative output gap for the

___
11 In theory, such concept might not coincide with the full use of the resources, particularly in circumstances where the adjustment of prices and/or wages to the long-term equilibrium value is slow.
12 Deutsche Bundesbank, Monthly Report, April 2014. IMF, ‘Structural Balance Targeting and Output Gap Uncertainty’, working paper WP/14/107, June 2014.
13 Ibidem.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	37

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

1998–2008 period, have re-estimated the entire series over time, often with ex-post changes in the sign14.

In essence, subsequent vintages, the level of potential GDP for the same year has always been revised downward. The conclusion derived from this literature is that the levels of potential GDP measured on a real-time basis will be overestimated on an ex-post basis. The different methodologies used by international organisations are likely to be ‘distorted’ since they likely favour the emergence of negative output gaps in real time which would make the estimate of the structural balances better than what really appears later.

In any event, the problem in relation to the uncertainty of the potential GDP estimates and the consequent downward revisions is matched by a problem of another type, namely, the pro-cyclical nature of the estimates of the structural unemployment rate (Non Accelerating Wage Rate of Unemployment (the NAWRU)). The latter is particularly significant in the case of potential GDP estimates carried out with the use of methodologies based on the production function.

Empirical literature in this regard15 has demonstrated that, for a given change in the cost of labour, the NAWRU tends to follow the cyclical changes in the unemployment rate. Accordingly, in the current phase of the crisis, which is marked by strong increases in the unemployment rate, the NAWRU would experience a more-than-expected increase due to the impact of eminently cyclical factors. The NAWRU increase automatically causes a reduction of the level of potential GDP and, ultimately, a tightening of the output gap for 2014 and during the remainder of the forecast. It follows that the estimate of the structural balances would be worse than what could be plausibly expected during acute phases of recession.

Such results on the NAWRU depend essentially on the shape of the underlying Phillips curve, which may reflect different assumptions about the existence and form of the rigidities existing within the economy, as well as about expectations (rational or adaptive) linked to the future trend of wage inflation.

Many recent studies have the objective of identifying and explaining the structural components that could have contributed to the growth of the unemployment rate since the start of the crisis and, consequently, to the increase of the NAWRU. The most recent analyses on the Beveridge curve16 show that the increase of the unemployment rate for Europe has been accompanied by growth of the number of vacant jobs. This evidence, however, is very different from country to country, since it reflects the heterogeneity of the national labour markets, in particular with regard to the mix of productive sectors and the persistence of unemployment, but also with regard to the responses of governments to the shocks to employment, namely, the lesser or greater flexibility of the labour market.

Other studies17 have instead attempted to explain the strong increase of the NAWRU, linking it to long-term unemployment and therefore, to hysteresis in the labour market.

The different findings are therefore not conclusive, and cannot explain the strong increase of the levels of structural unemployment as witnessed recently.

With respect to the production function, the pro-cyclical nature of the NAWRU estimates represents, particularly during the current crisis, a factor that pushes down the level of potential GDP for 2014, thereby contributing to contract the output gap. This phenomenon contrasts sharply with the aforementioned trend of overestimating potential GDP, as evidenced by other empirical contributions.

___
14 Ibidem.
15 European Commission, ‘New estimates of Phillips curves and structural unemployment in the Euro Area Quarterly report on the Euro Area’, Volume 13 (2014) Issue 1 -. April 2014
16 For a recent, detailed analysis of the Beveridge curve, see Arpaia, A., Kiss, A. and Turrini, A. ‘Is unemployment structural or cyclical? Main features of job matching in the EU after the crisis’. European Economy, Economic Papers 527 – September 2014.
17 Duval, R., M. Eris and D. Furceri (2011), ‘The effects of downturns on labour force participation’, OECD Economics Department Working Papers, No. 875, June, and Guichard, S. and Rusticelli, E. (2011). Reassessing the NAIRU after the crisis, OECD Economics Department Working Papers, No. 918, OECD Publishing.

38	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

In general, the significant volatility of the estimates and the lack of agreement in literature regarding real-time estimation of potential GDP suggest a strong degree of caution in using potential GDP for policy purposes.

With reference to the estimates used to date within Italy's planning documents, the 2014 EFD estimated negative potential growth rates (averaging around -0.3 per cent in the 2012-2014 three-year period), which nonetheless rapidly accelerated in the 2015-2018 period. The Update of the 2014 EFD has revised potential growth downward for the entire forecast period. The NAWRU and the capital factor have contributed to this negative trend, as confirmed by recent analyses published by the OECD18.

Despite an increase in the participation rate, structural unemployment (NAWRU) significantly increased starting in 2012. The underlying estimates show an actual structural disruption in the growth rate of the NAWRU which significantly increased during that year.

It is highly probable that the structural unemployment increase is the effect of the rigidity of the Italian labour market (which is segmented, with a high unemployment rate among young people) and the very limited correspondence between wages (that are still growing, albeit slightly) and labour productivity (which is very low). However, the sizeable increase of the NAWRU could be a reflection of an erroneous distribution between the cyclical and structural components of the unemployment rate.

The capital factor also negatively contributes to estimation of potential GDP, probably due to the trade-off existing between investments (which are declining) and rate of capital depreciation. The most recent estimates of Total Factor Productivity (TFP) confirm that the contribution of the capital factor to potential growth is close to zero or slightly above zero. This last phenomenon can be linked to the very limited volume of investments and to the low rate of innovation.

The contribution of all of these components causes low potential GDP growth rates for Italy that have been negative since 2009. When extended over such a long period, the negative growth rates indicate a net loss of productive capacity that is difficult to justify from a theoretical and empirical point of view. In addition, a potential growth rate in negative territory produces clearly pro-cyclical policy implications.

In conclusion, the official estimates produced by the Italian government have traditionally followed the methodology agreed at a European level, and have been compared with the methods supplied by other international organisations. However, it is necessary to emphasise the uncertainty, in terms of extensiveness of the revisions, and the contradictions linked to the estimation of productive factors as well as the policy implications related to negative potential GDP growth rates.

Such critical aspects show that the use of potential GDP and of the output gap within the context of fiscal regulations (that are also linked to the application of audits and sanctions) should be done with a lot of caution, including in order to avoid risks of pro-cyclical policies.

FOCUS
Assessment of the amounts collected through activities to fight against tax evasion

Pursuant to Article 1, Paragraph 434, points 1 and 2 of Law No. 147 of 27 December 2013, the Update of the EFD contains an assessment of the trend of primary current expenditure and the amounts collected from activities to fight against tax evasion compared with the related budget forecasts for 2014. Pursuant to Paragraph 431 of said law, incremental revenues, if any, are to be booked, upon the preparation of the draft of the budget law, only to the first year of the three-year period of reference, to the accounts of the revenue forecast, and simultaneously, to the Fund for Reduction of Tax Burden also referenced in Paragraph 431.

___
18 The OECD has published projections of the potential GDP growth rate through a counterfactual model that projects into the future the trends that would have emerged if the pre-crisis trend had been considered. With regard to Italy, the projections show that the labour factor is that which contributed most to the reduction of the potential GDP growth rate. Ollivaud, P, and D. Turner. (2014) ‘The effect of the global financial crisis on OECD potential output’, Economics Department Working Papers No. 1166.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	39

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

Additional resources, if any, to be allocated to the Fund for Reduction of Tax Burden, as referenced in Paragraphs 431-434, are computed by taking into account the amount of permanent resources that, upon the Update of the EFD, are expected to be collected as incremental revenues, with respect to both the forecast collections booked to the current year budget and the amounts actually collected in the previous year from activities to fight against tax evasion, net of tax revenue recovered by regions, provinces and municipalities.

Initial forecasts (cash basis) of tax revenues related to assessment and control activity booked to the pertinent accounts of the revenue forecast in the State budget amounted to €9,507 billion, as shown in column (b) of the table below. Such forecasts, for the effect of the budget change (increase of €300 million [column (c)]) introduced with administrative act upon the implementation of the Article 7, Paragraph 1 of Decree-Law No. 66/2014, amount to €9,807 billion [column (d)]. The estimate of collections realisable for 2014 from the activities to fight against tax evasion is based on the amounts actually collected during January-August 2014 (€6,983 billion, inclusive of €5,499 billion in relation to tax revenue), which has been grossed up for the expected amount realisable during the final four months of the year (September-December). This latter amount has been pegged at €4,018 billion, and has been estimated on the basis of the average monthly collections during the final four months of the year for the 2011-2013 period (€990 million), discounted for the current year through the use of an adjustment coefficient calculated as the ratio between the average monthly amount of the collections for January-August 2014 and the corresponding amount for the same eight months of the 2011-2013 three-year period. The average monthly value on a three-year basis of collections during the final four months of 2011-2013 was then adjusted based on the ratio between the average value of the amounts collected in January-August of 2014 and the average value for the same months for the 2011-2013 three-year period. In order to meet the requisites of a structural nature regarding the incremental revenues to be allocated to the aforementioned fund, the amounts thus obtained were prudentially reduced by a lump-sum amount of 5 per cent.

These assumptions yield an estimated total for 2014 of approximately €11 billion, with an increase of €1,194 billion over the forecasts booked to the State budget and an increase of €313 million compared with the actual amount collected in the year of 2013. Such final total amount represents the amount of resources to be booked, for the first year of the 2015-2017 three-year period, to the revenue forecast, and simultaneously to the Fund for Reduction of Tax burden referenced in Paragraph 431 of the aforementioned Law No. 147/2013.

AMOUNTS COLLECTED FROM ACTIVITIES TO FIGHT AGAINST TAX EVASION (in € mn)
	Final collections 2013 (a)	Initial forecasts of collections 2014 (b)	Changes for effect of Article 7, Paragraph 1, of DL 66/2014(c)	Total forecasts 2014 (d)	Estimated 2014 collections based on data to August and historical trend of Sept-Dec flow 2011-2013 (e)	Differences estimated 2014 collections/ budget forecasts for 2014 (f) = (e)-(d)	Differences estimated 2014 collections/ final collections 2013 (g) = (e)-(a)
PIT	3,239	3,726	138	3,864	3,266	-598	27
CIT	2,397	1,616	80	1,696	2,667	971	270
ILOR	11	37		37	19	-18	8
VAT	2,580	2,787	82	2,869	2,586	-283	6
Other minor taxes (incl. registration taxes and stamp duties)	144	37		37	168	131	24
Total tax rolls	8,371	8,203	300	8,503	8,706	203	335
Total non-tax rolls	2,317	1,304	0	1,304	2,295	991	-22
Total	10,688	9,507	300	9,807	11,001	1,194	313

40	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

III.3 TREND OF THE DEBT-TO-GDP RATIO

According to the policy scenario, the debt-to-GDP ratio for 2014 should be 131.6 per cent, a value well below the 134.9 per cent estimated in the 2014 EFD published in April. A large part of the change is due to ISTAT's revision of the GDP series from 2009 to 2013 which resulted from the adoption of the ESA 2010. On the basis of the ESA 2010, the definitive debt-to-GDP ratio for 2013 went from 132.6 per cent, as reported in the EFD, to 127.9 per cent, with a reduction of 4.8 percentage points almost entirely due to the revision of nominal GDP for the same year19.

TABLE III.5: GENERAL GOVERNMENT DEBT BY SUB-SECTOR (1) (in € mn and % of GDP)
	2013	2014	2015	2016	2017	2018
Level, Inclusive of loans to Euro Area countries (2)
General government	2,069,841	2,140,553	2,196,904	2,228,303	2,241,412	2,241,796
% of GDP	127.9	131.6	133.4	131.9	128.6	124.6

Central government (3)	1,971,349	2,056,398	2,113,798	2,146,232	2,160,494	2,162,188
Local government (3)	137,779	123,442	122,394	121,365	120,306	119,226
Social security funds (3)	158	158	158	158	158	158

Level, net of loans to Euro Area countries (2)
General government	2,014,221	2,078,970	2,134,880	2,165,818	2,178,429	2,178,313
% of GDP	124.4	127.8	129.7	128.2	125.0	121.0

Central government (3)	1,915,729	1,994,815	2,051,773	2,083,747	2,097,511	2,098,706
Local government (3)	137,779	123,442	122,394	121,365	120,306	119,226
Social security funds (3)	158	158	158	158	158	158
1) Note: Slight discrepancies, if any, are due to rounding.
2) Inclusive or net of Italy's portion of EFSF loans to Greece and the ESM programme. For 2013, the amount of the loans to Member States of the EMU (bilateral or through the EFSF) was €44,156 billion. The value of the ESM programme at the end of 2013 was €11,465 billion (see Bank of Italy, Supplement to Statistical Bulletin on Public Finance, Borrowing Requirement and Debt, No. 49 of 12 September 2014).  The policy-scenario estimates take into account proceeds from privatisations amounting to 0.28 per cent of GDP in 2014 and approximately 0.7 per cent of GDP for each year from 2015 to 2018. In addition, such estimates incorporate the assumption of a deferral of the exit from the Unified Public Treasury (starting in 2018 instead of 2015). The estimates include the proceeds from the repayment of bonds financed by the Treasury for the account of Monte dei Paschi di Siena, in an amount equal to approximately €3.0 billion in 2014 (first tranche paid in July 2014) and approximately €1.0 billion during the 2015-2016 period. The current scenario assumes that the spread between yields on 10-year Italian government securities and those on 10-year German bonds will fall from the current level in 2014 to 150 basis points in 2015 and 100 basis points in 2016 and 2017.
3) Including non-consolidated interest.

Applying the nominal GDP growth rate assumed in the policy scenario of this document to the level of GDP for 2013 in line with the previous accounting system (ESA 95), the debt-to-GDP ratio for 2014 would have reached approximately 136.6 per cent, which is higher than the estimate contained in the EFD of April 2014. This estimate would mainly incorporate the effects of the downward revision of
___
19 The new value of the debt-to-GDP ratio for 2013 obviously reflects the revisions made to both the GDP and debt series as from 2009. The revisions to the debt series are attributable to ordinary statistical revisions and to the redefinition of the sphere of the general government also stemming from the adoption of the ESA 2010. For the effect of these accounting revisions, the debt-to-GDP ratio profile is as follows: 112.5 per cent in 2009, 115.3 per cent in 2010, 116.4 per cent in 2011 and 122.2 per cent in 2012.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	41

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

nominal economic growth (from 1.7 per cent to 0.5 per cent), a public-sector borrowing requirement that is higher than forecast in April 2014 by approximately 0.7 percentage points, and, finally, privatisation proceeds that are lower than previously forecast, by approximately 0.4 per cent of GDP. Such factors also explain why the ratio grows between 2014 and 2013 by approximately 3.7 percentage points when compared with the change of approximately 2.3 percentage points estimated in the 2014 EFD.
Compared with the previous estimates, the most significant difference takes place in 2015: while the debt profile under the policy scenario begins to fall as of 2015 in the 2014 EFD, the reduction should begin in 2016 according to this Update; therefore, the forecast for 2015 incorporates another, albeit limited, increase of 1.8 percentage points of GDP compared with the previous year.
Aside from a higher level of debt for the previous year, this change reflects a lower nominal growth rate (1.2 per cent versus the 2.5 per cent in the estimates of April 2014), and a public-sector borrowing requirement (increase equal to 1.7 percentage points of GDP), including for the effect of fiscal measures, that are only partially financed by corresponding expenditure cuts planned for 2015.
Although the reduction of the debt-to-GDP ratio has been deferred for one year, the difference between 2016 and 2015 appears substantially in line with the forecast contained in the EFD, despite the significant slowdown in economic growth. In this regard, the privatisations have a particularly significant role, and should generate inflows equal to 0.7 per cent of GDP as from 2015 and for each year thereafter in the forecast period.
In the two final years, the debt-to-GDP ratio under the policy scenario should continue to decrease significantly, partly due to the gradual improvement of macroeconomic prospects, in terms of both the real growth rate and the GDP deflator, and partly due to a significant improvement in the cash balances that should basically fall by 50 per cent per annum. In 2018, the ratio will likely decrease to 124.6 per cent, which is an estimate that incorporates a lower economic growth scenario, but that is still well below the high reached three years previously (a decrease of a good 9 percentage points of GDP). Against this backdrop, a significant role will be played by the fiscal consolidation process with a consequent impact on cash balances, on the one hand, and by the proceeds from privatisations, on the other hand.

III.4 THE DEBT RULE

The debt rule was introduced as part of European economic governance with the Six Pack, and has been fully ratified at a national level with the law that provides for including a balanced budget rule in the constitution (Law No. 243/2012).
The rule, which becomes fully applicable as from 2015, namely three years after the abrogation of the Excessive Deficit Procedure for Italy, occurred in 2012,), provides that the most favourable of the following criteria is applied in order to ensure that the debt-to-GDP ratio falls at an appropriate pace to the threshold of 60 per cent:
1. in the three years preceding 2015, the difference between the debt-to-GDP ratio and the threshold of reference is reduced by an average of one-twentieth (backward-looking benchmark);

42	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

2. net of the economic cycle of the previous three years, the debt-to-GDP ratio for 2015 is lower than the backward-looking benchmark;
3. in the three years preceding 2017, on the basis of the forecasts of the European Commission, the difference between the debt-to-GDP ratio and the threshold is reduced on average by one-twentieth (forward-looking benchmark).
In any event, during the 2013-2015 three-year period, the rule would require a period of transition in which the government is obliged to guarantee an additional constant adjustment (Minimum Linear Structural Adjustment (MLSA)) so as to allow the debt-to-GDP ratio converge to the most favourable of the three benchmarks above as early as in 2015.
The estimates contained in the EFD in April 2014 provided that the minimum adjustment necessary for respecting the debt rule in 2015, based on unchanged legislation, should have been at least equal to 0.9 percentage points of GDP. Instead, the policy scenario in the EFD in April 2014 provided for correcting such trends through the design and implementation of a consolidation plan that outlined a structural-balance improvement equal to 0.5 percentage points of GDP in 2015, the achievement of the Medium-Term Objective of a balanced budget in structural terms in 2016 and, finally, a privatisation programme that would yield proceeds equal to approximately 0.7 per cent of GDP per year for the 2014-2017 period. On the basis of the macroeconomic forecasts prepared in April, this plan would have been fully sufficient to guarantee the respect of the debt rule in 2015.
On the other hand, the deterioration of economic growth and of the projections occurring since then, have prompted a significant revision of the fiscal adjustment planned for 2014 and 2015, on the basis of unchanged legislation. An adverse change also occurred with regard to the MLSA needed for guaranteeing the compliance with the rule in the 2013-2015 three-year period, with the MLSA now equal to 1.4 percentage points of GDP at unchanged legislation. Therefore, in absence of measures by the government, the structural balance for 2015 would need to be corrected by almost 3.0 percentage points of GDP so as to allow the debt-to-GDP ratio to converge toward the forward-looking benchmark so as to equal to 126.0 per cent of GDP in 2017 (Table III.6).
In order to tackle the deterioration of cyclical conditions witnessed in 2014, the forthcoming Stability Law will spell out a budget package for 2015 that is not restrictive and aimed at financing measures of a structural nature. The scope of this package is first and foremost to support economic growth and thus to strengthen the conditions for the sustainability of the debt-to-GDP ratio in the medium term.
At the same time, the budget measures will reduce the structural balance by 0.1 percentage points of GDP between 2014 and 2015. In addition, the government is committed to achieving the Medium-Term Objective of a balanced budget for Italy in structural terms in 2017, and to confirming privatisations programme for 0.7 per cent of GDP in the years of 2015-2018, as already indicated in the 2014 EFD.
Following the update of the realignment plan, the amount of the MLSA needed for guaranteeing the respect of the debt rule in the 2013-2015 three-year period would be equal to 0.9 percentage points of GDP, or 0.5 percentage points less than the comparable figure computed based on unchanged legislation. It follows that the structural balance for 2015 under the policy scenario would need to be corrected by 2.2 percentage points of GDP in order to allow the debt to

MINISTERO DELL’ECONOMIA E DELLE FINANZE	43

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

converge toward the forward-looking benchmark of 125.3 per cent of GDP in 2017 (Table III.6); such correction is deemed neither feasible nor desirable.

TABLE III.6: MINIMUM LINEAR STRUCTURAL ADJUSTMENT (MLSA) AND CHANGE NEEDED IN THE STRUCTURAL BALANCE SO AS TO GUARANTEE RESPECT OF THE DEBT RULE
	2013	2014	2015
Scenario at unchanged legislation:
Minimum linear structural adjustment (a)	1.4	1.4	1.4
Carryover from previous year (b) (1)	-	0.6	2.3
Planned change in structural balance (c) (2)	0.7	-0.3	0.7
Additional adjustment needed (d)=(a+b-c)	0.6	2.3	3.0

Policy scenario:
Minimum linear structural adjustment (a)	0.9	0.9	0.9
Carryover from previous year (b) (1)	-	0.1	1.3
Planned change in structural balance (c) (2)	0.8	-0.3	0.1
Additional adjustment needed (d)=(a+b-c)	0.1	1.3	2.2
1) The ‘Carryover from previous year’ in line (b) is equal to the value of line (d) ‘Additional change necessary’ with reference to year t-1. In essence, the adjustment not made in year t-1 is carried over to year t.
2) The ‘Forecast change in structural balance’ in line (c) is identical to that presented in Table III.4.
Note: Slight discrepancies, if any, are due to rounding.

Relevant factors

Should the debt-to-GDP ratio significantly differ from the benchmark identified on the basis of the debt rule, the European Commission is required, before opening any infraction procedure, to prepare a report (pursuant to Article 126, Paragraph 3 of the Treaty on the Functioning of the European Union) in which qualitative assessments are made concerning the so-called ‘relevant factors’ capable of justifying such a shift.
Should any violation of the debt rule depend on, or be significantly influenced by, such factors, the Member State in violation will not be subject to any excessive deficit procedure for non-compliance with the debt criteria.
According to the European Regulation No. 1467/97, relevant factors generally include the medium-term trend of key macroeconomic variables regarding public finance and the medium-term trend of the debt-to-GDP ratio. A specific emphasis is to be placed on evaluation of the debt components and especially stock-flow adjustments20.
In Italy's case, there are various relevant factors linked to economic developments in the short and medium term that have produced an impact on the level of the debt-to-GDP ratio between 2014 and 2015.
Such factors clearly include the particularly severe economic cycle and the dangerous decline in the inflation rate, which both contributed to the increased debt-to-GDP ratio.
___
20 From this perspective, the following are taken into consideration: i) the medium-term trend of the debt position in addition to risk factors such as the structure of the debt by maturity and the denomination of the debt in foreign currency; ii) stock-flow adjustments of the debt; iii) reserves set aside and the other asset accounts of the public budget; iv) guarantees, especially those linked to the financial sector; v) population ageing-related liabilities, whether explicit or implicit; vi) the level of private-sector debt, to the extent to which it represents an implicit contingent liability for the public sector; and vii) the weight of financial subsidies for international solidarity and support of the European Union (EFSF, ESM, and GLF subsidies).

44	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

With regard to the economic situation, it is useful to note that the Italian economy has to date suffered a loss in GDP of more than 9 percentage points since 2007, in the aftermath of the global financial crisis.
In turn, part of the deterioration of the economic framework can be attributed to the pro-cyclical effects of the fiscal consolidation during 2011-2013.
In Italy's case, the fiscal consolidation undertaken between 2011 and 2013 was front-loaded and particularly severe. This caused a structural-balance reduction of 1.5 percentage points of GDP and 0.8 percentage points of GDP, against contractions in GDP that amounted to -2.3 per cent and -1.9 per cent, part of which was due to the sovereign debt crisis.
It is estimated21 that an improvement in the structural balance equal to 1.0 per cent of GDP could generate – for a country such as Italy that is already in a recession and/or has a significant, negative output gap as in 2012 and 2013 – an economic contraction ranging from 0.5 per cent of GDP to 1.75 per cent of GDP, depending on whether the fiscal measures are concentrated on tax increases or spending cuts.
This effect can be amplified in the event in which: 1) monetary policy cannot reduce interest rates further; 2) households and businesses are highly indebted; 3) the expectations of businesses and consumers are low and marked by uncertainty; 4) the growth of the trade partners of the country in question is low or negative and accordingly, the country's demand for products and services from abroad is modest; and 5) the official nominal exchange rate in a fixed exchange-rate system has reached the effective low.
As to the effects of a decline in the inflation rate on the debt-to-GDP ratio, reference should be made to the medium-term simulations presented in Chapter IV of this Update. As shown by the simulations, if a reduction of the GDP deflator were to be concentrated in 2015 and 2016, and were to be followed by a slow return to an inflation rate of 2.0 per cent, the debt-to-GDP ratio would not decline, even in the presence of significant primary surpluses.
Another relevant factor regards the changes in the stock-flow adjustments (SFAs) in relation to transactions for assisting other European countries (capital subsidies for the ESM, EFSF disbursements, and bilateral loans to Greece) and the effects of the settlement of the public administration's trade payables (pursuant to Decree-Law No. 35 of 8 April 2013). The total impact of these components within the SFAs of Italy's debt is particularly significant, amounting to 4.6 per cent of GDP in 2013, 6.6 per cent in 2014 and 6.5 per cent of GDP in 2015. In the years of 2016-2018, the impact of such components on the SFA and, in turn, on the debt is maintained at an average of around 6.0 per cent of GDP.
___
21 The debate is wide-ranging and reference can be made to: Baum, A., M. Poplawski-Ribeiro and A. Weber, 2012, ‘Fiscal Multipliers and the State of the Economy’, IMF Working Paper 12286; Auerbach, A., and Y. Gorodnichenko, 2012, ‘Measuring the Output Responses to Fiscal Policy’, American Economic Journal: Economic Policy, 4(2); Auerbach, A., and Y. Gorodnichenko, 2011, ‘Fiscal Multipliers in Expansion and Recession’, NBER Working Paper No. 17447; International Monetary Fund, 2012, Fiscal Monitor, April (Washington: International Monetary Fund); O. Blanchard, D. Leigh, 2013, ‘Growth Forecast Errors and Fiscal Multipliers’, IMF working Paper 13/1. For the estimates on Italian data, see: Batini, Callegari and Melina, 2012, ‘Successful Austerity in the United States, Europe and Japan’, IMF Working Paper 12190.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	45

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLE III.7: IMPACT ON DEBT-TO-GDP RATIO OF FINANCIAL AID TO EURO AREA AND SETTLEMENT OF GENERAL GOVERNMENT DEBT ARREARS
	2011	2012	2013	2014	2015	2016	2017	2018
Total impact of financial loans as a % of GDP	0.8	2.6	3.4	3.8	3.8	3.7	3.6	3.5
including: ESFS	0.2	1.7	2.1	2.3	2.3	2.3	2.2	2.2
ESM	0.0	0.4	0.7	0.9	0.9	0.8	0.8	0.8
Direct aid to Greece	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.6

Impact of debt arrears as a % of GDP	0.0	0.0	1.2	2.9	2.7	2.6	2.4	2.3
Total impact as a % of GDP	0.8	2.6	4.6	6.6	6.5	6.3	6.0	5.8

In addition to the foregoing, it should be emphasised that Italy's public debt has a structure and a trend that compare favourably with those variables for other developed countries.
More specifically, Italy's debt has one of the longest maturity profiles in Europe. With reference to the stock of government securities, which represents over 86 per cent of the total, Italy's debt has had an average life of 7.2 years in 2010, 6.99 years in 2011, 6.62 years in 2012, 6.43 years in 2013 and, at the end of August 2014, the average life was 6.33 years. In addition, almost all of Italy's debt is denominated in euros, which means the virtual absence of any foreign-exchange risk.
Italy's debt also has a favourable profile both from the standpoint of repayments and the mix of the debt-holders. As a result of an approximately 10 per cent reduction of non-resident debt-holders since the start of the global financial crisis, Italy now has one of the smallest fractions of ‘foreign’ holders of government securities in the entire EU, accordingly leaving plenty of room to increase this portion to the benefit of the yield spread.
Italian public debt entails a low level of implicit liabilities. All of the key indicators of sustainability, including those used by the European Commission as part of multilateral supervision, show that Italy's debt stock is relatively more sustainable over the long term than that of most of the other more developed countries in the European Union (see chapter V).
In addition, a comparison with the most developed European countries shows that Italy's total debt (public and private) is well below that of the largest EU economies. As to private debt (households and non-financial companies), the debt of Italian households in relation to GDP has risen in the past 10 years, but is still very limited with respect to that other Euro Area countries. At the end of 2012, household debt amounted to approximately 45 per cent of GDP, approximately 20 percentage points below the comparable level for the Euro Area and the debt of the French and German households, and approximately 40 percentage points of GDP below the level recorded in Spain. It should also be noted that household net worth is high in Italy and is equal to approximately eight times disposable income, similar to the level for France and well above that for Germany (6 times) and the United States (5 times).
Finally, in Italy, the ratio between the financial debt of businesses and GDP is below that for most developed economies. According to the 2012 data, the ratio is just over 80 per cent, in line with the United States and below that of the other leading European economies, except for Germany.

46	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

III.5 MAIN PUBLIC FINANCE INITIATIVES ADOPTED IN 2014

In the months following the presentation of the EFD in April 2014, the government adopted several urgent measures22 to facilitate: the relaunch of the economy; the streamlining of public spending; a structural convergence to European standards of the payment terms for Italy's general government towards suppliers; the acceleration of the settlement of trade debt arrears; and the simplification of the administrative organisation. Additional measures aim to support investment by businesses, the relaunching of the farm sector, environmental protection, and energy efficiency gains in school and university buildings. In September, with the decree known as ‘Sblocca Italia’, measures were outlined to clear the way for urgent public works and the refinancing of exceptional social safety nets for 2014, to address areas of hydro-geological instability in the country, and to promote a turnaround of the construction sector.
Altogether, the measures adopted have an essentially neutral impact on the net borrowing of the general government for the forecast period.
In 2014, in particular, upon the authorisation of Parliament23, the measures provided by Decree-Law No. 66 of 2014 for the settlement of past-due trade debts of the general government have caused an increase of approximately €8.4 billion in the borrowing requirement and approximately €18 billion in the State budget balance.

TABLE III.8: CUMULATIVE NET IMPACT OF THE LAST BUDGET MEASURES APPROVED IN 2014 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2014	2015	2016	2017	2018
Decree-Law No. 66/2014 (converted by Law No. 89/2014)	5	12	13	10	10
Decree-Law No. 90/2014 (converted by Law No. 114/2014)	4	17	6	5	5
Decree-Law No. 91/2014 (converted by Law No. 116/2014)	0	1	5	2	3
Decree-Law No. 133/2014	3	5	3	9	8

NET BORROWING	12	36	27	26	26
% of GDP	0.0	0.0	0.0	0.0	0.0

NET BALANCE TO BE FINANCED	-18,080	94	87	87	96
% of GDP	-1.1	0.0	0.0	0.0	0.0

BORROWING REQUIREMENT	-8,438	32	68	74	65
% of GDP	-0.5	0.0	0.0	0.0	0.0
Note: The percentages of GDP have been calculated with respect to the forecasts based on unchanged legislation.

The total gross effect of the measures approved, in terms of higher expenditure and lower revenue, is equal to approximately €9.2 billion in 2014, €7.9 billion in 2015, €9.0 billion in 2016, €8.7 billion in 2017 and €7.2 billion in 2018. Approximately one-half of the resources necessary to finance such measures has been sourced through the reduction of expenditure, approximately 80 per cent of which refers to current expenditure.
___
22 Decree-Law No. 66/2014, converted by Law No. 89/2014, Decree-Law No. 90/2014, converted by Law No. 114/2014, Decree-Law No. 91/2014, converted by Law No. 116/2014, Decree-Law No. 133/2014 now being converted into law.
23 Provided by Law No. 243 of 2012 in the cases of exceptional events, and approved with special resolutions of the Senate and the Chamber of Deputies, which were passed with an absolute majority vote.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	47

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

Consistent with the actions of the previous governments, the spending review process has continued, along with efforts to improve the efficiency of the public spending. In particular, for the purchase of goods and services, the government has provided for: the renegotiation of existing supply contracts; increased reliance on purchasing centres for new procurements, with the objective of aggregating demand and obtaining better prices; and increased control over the public procurement system, assigning the responsibility therefor to the Authority for the Administration of Public Contact24. Several adjustments have been made to the justice system, with the aim of streamlining the workload of court clerks through the change of the opening time to the public and the requirement for online filing and serving of judicial documents25.
Incremental revenues have been planned through an increase in taxation on financial income, the redefinition of farmland to be considered exempt from the municipal property tax (IMU), and a higher substitute tax on revaluation of holdings in the Bank of Italy. Additional resources will come from higher value-added taxes in relation to the settlement of the general government's trade debt arrears, and, on the basis of the evidence sourced from final data, a higher structural flow of revenue resulting from the activity to fight against tax evasion26.
To favour economic recovery, the measures adopted also provide for the reduction of the tax wedge on permanent workers and businesses: for the former, an automatic tax credit will be granted through wages paid in 2014; for businesses, the provisions call for a 10 per cent cut in the rate of regional tax on productive activity (IRAP) as from 2014 and a 40 per cent reduction in the prepayment of IRAP for 201427. Additional resources appropriated for the same purpose will cover the completion of the settlement of the general government  debt arrears and exclusion from the Domestic Stability Pact of the payments of arrears related to capital spending made by municipalities, provinces and regions for the years 2014 and 2015.
Additional measures will allow for the execution of projects whose construction sites have already been opened, the start-up of new or incomplete, urgent, strategic public works, and personal income tax relief for the purchase of property units to be rented28. In order to revive public investment at a local level, the expenditures borne by municipalities for projects already planned or in process or for which the immediate start-up of the works is possible will be excluded from the Domestic Stability Pact for 2014. In addition, public tenders for the execution of school building projects have been simplified.
Measures to support productive sectors include: the granting of subsidies to micro and small businesses that operate in areas afflicted by socioeconomic and employment problems29; the granting of tax credits for the expenditures sustained to acquire new capital goods and investment aimed at strengthening e-commerce and new product development; and greater fiscal incentives to facilitate recourse to risk capital (Aid to Economic Growth Programme) for the benefit of businesses traded on regulated markets30.
___
24 Decree-Law No. 66/2014, converted by Law No. 89/2014.
25 Decree-Law No. 90/2014, converted by Law No. 114/2014.
26 The 2014 EFD quantifies the incremental structural revenue for 2014 at €0.3 billion, which is derived from the activity to fight against tax evasion (see Section II, Chapter VII, page 136).
27 Decree-Law No. 66/2014, converted by Law No. 89/2014.
28 Decree-Law No. 133/2014.
29 Decree-Law No. 66/2014, converted by Law No. 89/2014.
30 Decree-Law No. 91/2014, converted by Law No. 116/2014.

48	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

Businesses operating in the farming sector will be eligible for a tax credit for investment in capital goods, and a reduction in IRAP for the full-time or fixed-term hiring of individuals between the ages of 18 and 35, provided several conditions are guaranteed (including a minimum number of days of employment per year). In order to encourage business undertakings by young people, personal income tax deductions will be available for the leasing of farmland, and zero-rate mortgages will be obtainable for investments31. Farm businesses operating at least two years that have presented business development plans will also be able to benefit from such financing.
The measures undertaken for public-sector employment are directed at facilitating a generational change within the general government, through the revision of the legal mechanism for retention in service, in order to incentive voluntary retirement and to ensure the reduction of the number of personnel on temporary assignment and personnel on paid leave for union duties. Finally, the refinancing of exceptional social safety nets was provided in September for the year of 2014, in order to counter the effects of the crisis on the labour market32.

TABLE III.9: CUMULATIVE IMPACT OF THE LAST BUDGET MEASURES APPROVED IN 2014 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2014	2015	2016	2017	2018
Gross fiscal package	9,168	7,926	9,036	8,718	7,162
Incremental revenue	5,187	3,511	4,484	3,688	3,801
Lower expenditure	3,981	4,416	4,552	5,030	3,361
- current expenditure	3,542	3,923	3,819	3,838	1,643
- capital expenditure	439	493	733	1,192	1,719
Measures financed	9,156	7,891	9,010	8,692	7,136
Lower revenue	739	3,636	2,518	2,238	2,239
Incremental expenditure	8,416	4,254	6,492	6,454	4,897
- current expenditure	7,619	3,694	5,818	5,343	3,283
- capital expenditure	798	560	673	1,111	1,614
Effects on net borrowing	12	36	27	26	26
Net change in revenue	4,447	-125	1,966	1,450	1,562
Net change in expenditure	4,435	-161	1,939	1,424	1,536
- current expenditure	4,077	-228	2,000	1,505	1,640
- capital expenditure	358	67	-60	-81	-105

The distribution of the effects of the measures adopted across the various government sub-sectors shows that the general government's net borrowing will increase in 2014, mainly due to the reduction of the tax wedge on permanent workers. The deficit of social security entities should also rise, albeit to a lesser extent. These increases are more than offset by the improvement of the net borrowing of local government. Instead, in 2018, the net borrowing of local government is poised to rise, but the increase will be fully absorbed by the improvement of the central government's balance due to the reduction of the IRAP rate to the benefit of businesses; the cancellation as from 2017 of the contribution provided by the streamlining measures contemplated; and the
___
31 Decree-Law No. 91/2014, converted by Law No. 116/2014.
32 Decree-Law No. 133/2014.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	49

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

financial effects of the provisions to clear opening of construction sites and the completion of urgent public works.

TABLE III.10: CUMULATIVE NET IMPACT OF THE LAST BUDGET MEASURES APPROVED IN 2014 ON GENERAL GOVERNMENT NET BORROWING BY SUB-SECTOR (before netting out induced effects; in € mn)
	2014	2015	2016	2017	2018
CENTRAL GOVERNMENT	-478	499	-452	-182	2,686
- net change in revenue	4,474	2,601	3,717	3,210	3,312
- net change in expenditure	4,952	2,102	4,169	3,392	626

LOCAL GOVERNMENT	613	-400	705	465	-2,367
- net change in revenue	-350	-2,792	-1,722	-1,727	-1,727
- net change in expenditure	-963	-2,392	-2,428	-2,191	639

SOCIAL SECURITY FUNDS	-122	-64	-227	-257	-293
- net change in revenue	324	65	-29	-34	-22
- net change in expenditure	446	129	198	223	271
TOTAL	12	36	27	26	26

III.6	PUBLIC PROPERTY EVALUATION PLAN AND PRIVATISATIONS

The plan outlined in the EFD of April 2014 is an integral part of the government's economic and fiscal strategy since it not only entails benefits for public finance in relation to the recovery of expenditure and public-debt reduction, but it also has a major industrial significance for the efficiency of businesses.
With reference to the disposal of real property assets, a new joint-stock company wholly owned by the MEF, InvImIt SGR33, was set up in May 2013, and was given the mandate of enhancing the value of public real property, including in terms of profitability, achieving economies of scale in property management, and taking care of any asset disposals, if applicable, by taking into account the market conditions. Against this backdrop, a new fund of funds known as ‘i3 Core’ was set up in February 2014, and, following a €1.4 billion total contribution committed by INAIL, it was closed the first period of subscriptions to its units.
In addition, the 2014 Stability Law provided for an extraordinary programme of public asset disposals, including the assets held by the Ministry of Defence and not used for the ministry's purposes; this programme should yield proceeds of at least €1.5 billion during the 2014-2016 three-year period. The objective is to sell off the assets rapidly, with the employment of the liquidity available to the Cassa Depositi e Prestiti and the use of real estate funds, so as to guarantee appropriate sale conditions that otherwise could not be ensured in a very sluggish property market.
In carrying out such activity, the MEF makes use of the information system implemented in accordance with the 2010 Financial Law, for the annual inventorying of the property assets of the public administrations, which is a mechanism for understanding the magnitude and estimated value of the public
___
33 In implementation of Article 33 of Decree-Law No. 98/2011, converted by Law No.111/2011.

50	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

assets, which are essential elements for more efficient management and value enhancement34.
As outlined in the EFD in April, a first series of transactions got under way in 2014 as part of the programme to sell off shareholdings held by the State. This programme has provided for the sale of minority interests in Poste Italiane and ENAV, and the divestiture of the entire investment in STH, the holding company of STMicroelectronics (STM). In relation to such transactions, on 16 May 2014, the Prime Minister issued two decrees that establish the criteria, terms and conditions for the privatisation of the MEF's minority holdings in Poste Italiane and ENAV. In the case of Poste Italiane, up to 40 per cent of the company's capital is to be sold through a public sale offer, while in the case of ENAV, up to 49 per cent of the capital is to be sold preferably through a public sale offer, or alternately, through direct negotiation.
In the last months, the MEF has selected the financial and legal advisors that will assist with the privatisation of the companies. The MEF has also selected the banks to lead the consortium for the market placement of the Poste Italiane shares, while analyses are in process for to complete the sale of the holding in STH, in accordance with the shareholder agreements with the public shareholder in France that jointly controls STH's capital with the MEF.
As to the companies indirectly controlled by the State, the programme outlined in the 2014 EFD provides for the divestiture of the Italian State Railways' holdings in Grandi Stazioni and Centostazioni, as well as the sale by Cassa Depositi e Prestiti (CDP) of the minority investments held in Fincantieri, CDP Reti and Tag, and a controlling interest in SACE. In relation thereto, in June, the market listing of Fincantieri was concluded through the market placement of newly issued shares with a total counter value of approximately €357 million. CDP's sale of 35 per cent of the capital in CDP Reti (which has shareholdings of around 30 per cent in Snam and in Terna) is being completed to State Grid Corporation of China, for a counter value of approximately €2.1 billion.
Significant progress, although still in terms of analyses, has been made with respect to local government holdings. On the basis of the mandate contained in Decree-Law No. 66 of 24 April35, on 7 August, the Extraordinary Commissioner for the Spending Review presented a programme for streamlining the portfolio of holdings held by local government. Starting from the observation that the number of publicly-owned entities (more than 8,000) is by far above the numbers seen in other countries, the Commissioner has worked out a plan to reduce the number to 1,000 by 2017-2018, recommending the following actions: i) limiting the sphere of activities admitted for the local government-owned entities, authorising the entities to keep the holdings only in relation to their institutional purposes36; ii)
___
34 The results about the reporting to date are contained in reports available at the following link: http://www.dt.tesoro.it/it/cartolarizzazioni/patrimonio_pa/.
35 Article 23 of Decree-Law No. 66/2014 converted by Law No. 89/2014.
36 This objective had already been set out Article 23, Paragraph 27 of Law No. 244/2007. Considering the vagueness of the concept of institutional purposes and the fact that the persons responsible for deciding whether to hold or sell off the holdings were members of the bodies of the general government that held the holdings, the number of enterprises closed to date has been very limited. In order to resolve such problems, the plan proposes to submit the local entity resolutions providing for maintaining the shareholdings (in sectors not included in a rather restricted list that includes activities that are typically carried out by the public sector) to the scrutiny of a third-party institution, that could be, for example, the Antitrust Authority (AGCM).

MINISTERO DELL’ECONOMIA E DELLE FINANZE	51

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

introducing a series of limits for public holdings37 and accelerating the definitive closing of non-operational enterprises; and iii) encouraging exploitation of economies of scale and, therefore, the merging of enterprises providing public utilities in order to make their user base coincide with the Optimal Territorial Zones (ATO).
The measures to streamline the number of publicly-owned entities are rounded out by other measures to improve their performance, including, for example, the broad-based use of standard costs in service contracts and in benchmarking analyses, the accent on transparency and on the use of public opinion as a tool for control and for stimulating improvement, and the use of ad hoc plans for local public transport services that have specific problems.

III.7	CONTENT OF THE DOMESTIC STABILITY PACT

Following the presentation of the regulatory framework that governs, through the instrument of the Domestic Stability Pact (DSP), the local entities' contribution to public finance measures for the 2014-2016 three-year period, the government has adopted certain measures that have partially amended prevailing regulations.
For the years of 2013 and 2014, it has been suspended the mechanism for distributing DSP financial objectives to entities of each level of government based on a virtuosity system measured on the basis of specific parameters that consider two socio-economic indicators40. For the year of 2014, the regulations provide39 that the benefit associated with excellence is to be allocated to the entities testing the new accounting system1. In 2015, the new accounting system for regions, provinces and municipalities (Legislative Decree No. 126/2014) is due to come on stream, as a follow-up to the provisions contained in the law on public finance and accounting, and the provisions for the implementation of fiscal federalism to harmonise general government budgets. For 2014, the process of testing the new accounting system is accordingly to be accelerated through the allocation of benefits within the framework the DSP to the territorial entities involved in the testing.
New, broader hiring options have been identified for the 2014-2018 five-year period for the entities subject to the DSP, in order to ensure greater flexibility to the system of local autonomies41.
As for exemptions, expenditures incurred by municipalities for school building projects42 are to be excluded from the DSP limitations for an amount of up to €122 million per year for the years of 2014 and 2015. In addition, with respect to 2014 only, additional relief for €250 million has been provided in support of the capital payments related to the completion of public works already planned and in process, or those works for which a rapid start-up is expected, as identified by the
___
37 The recommendation is to introduce several prohibitions against the holding of equity investments, in cases of indirect equity investments, equity investments under a specific threshold, companies without employees or with very low turnover, companies with chronic losses, or companies held by small municipalities.
38 Article 31, Paragraph 4-bis, Law No. 183/2011, as amended by Article 9, Paragraph 6, letter a); Decree-Law No. 102/2013, converted by Law No. 124/2013 and subsequently amended by Article 2, Paragraph 5, letter b); Decree-Law No. 120/2013, converted by Law No. 137/2013.
39 Article 31, Paragraph 4-ter, Law No. 183/ 2011 as amended by Article 9 of the Decree-Law No. 102/2013.
40 Article 36 of Legislative Decree No. 118/2011.
41 Article 3 Decree-Law No. 90/2014 converted by Law No. 114/2014.
42 Article 31, Paragraph 14-ter, Law No. 183/2011, as amended by Article 48, Paragraph 1 Decree-Law No. 66/2014 converted by Law No. 89/2014.

52	MINISTERO DELL’ECONOMIA E DELLE FINANZE

III. NET BORROWING AND PUBLIC DEBT

decree of the Prime Minister43. Finally, the payments of debt arears accrued as of 31 December 2013 related to capital expenditure will be excluded for up to €200 million in 2014 and €100 million in 2015. In the case of the regions only, expenditures for measures to further employment, economic activity, industrial development and environmental improvement will be excluded for the years of 2015-201844, whereas several exclusions45 provided by the 2014 Stability Law and by the laws covering urgent measures on the subject of education, universities and research46 will not be applied for the year of 2014.
In order to ensure a contribution to public finance objectives, the DSP objectives for the Region of Sicily were re-determined, with expenditure savings equal to approximately €400 million per year in the 2014-2017. Such resources are allocated to the Fund for Financial Relationships with Special Autonomous Entities, and partially used (€320 million per year) for guaranteeing greater financial manoeuvring room to the Region of Sardinia47. The revisions described are provided by Article 42 of Decree-Law No. 133/2014 in implementation of the agreements signed in June and July 2014 by the Minister of the Economy and Finance and the Presidents of the respective regions.
Consistent with the actions already undertaken to streamline public spending, the Commissioner's programme of last August should become operative and binding for local entities as part of the draft of the 2015 Stability Law, including for the purpose of including it in the next DSP48.
A substantial revision of the Domestic Stability Pact will be outlined in the 2015 Stability Law, and will provide for the territorial entities to begin operating as of 2016 on the basis of the rules for the balanced budget incorporated into Italy's Constitution through Article 9 of Law No. 243/2012.
___
43 Article 4, Paragraph 3 Decree-Law No. 133/2014.
44 Article 36, Paragraph 1 Decree-Law No. 133/2014.
45 Payments to be allocated to i) the purchase of wheeled vehicles and railroad rolling stock needed for upgrading the fleets of vehicles and railways used to provide local, regional and inter-regional public transport service, and ii) education with particular reference to student welfare and the right to go to school.
46 Article 42, Paragraph 1 of the Decree-Law No. 133/2014 which introduces Paragraph 7-quater to Article 46 of Decree-Law No. 66 of 24 April 2014, converted, with amendments, by Law No. 89/2014.
47 Article 42, Paragraph 5-13, Decree-Law No. 133/2014.
48 Article 23, Paragraph 1-bis Decree-Law No. 66/2014 converted by Law No. 89/2014.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	53

IV.	ANALYSIS OF PUBLIC FINANCE SUSTAINABILITY

IV.1 SHORT-TERM SCENARIOS

The objective of this section is threefold.  First, it presents the trend of the debt-to-GDP ratio under the policy scenario for 2014-2018 by looking at its components. Second, in order to consider macroeconomic uncertainty, the analysis is rounded out by a stochastic projection of the debt-to-GDP ratio for 2014-2018. Finally, the concept of fiscal risk is expanded to include (via construction of an ad hoc indicator) the total risk of fiscal stress for the public finances during the year ahead.

The trend of the debt-to-GDP ratio and its components

From the start of the financial crisis in 2009 through the end of 2013, Italy's gross public debt rose by more than 15 percentage points of GDP, going from approximately 112.5 per cent  in 2009 to almost 127.9 per cent of GDP. The main determinants of this increase were interest expenditure, low real growth, and the level of the stock-flow adjustment, which grew in response to the financial commitments required for transactions to aid Euro Area countries, and for the payment of debt arrears of the general government. Instead, the achievement of sizeable primary surpluses by the various governments since 2011 has certainly contributed to slowing the increase of the debt-to-GDP ratio in recent years.
 Over the projection period, the government's  would imply that the debt-to-GDP ratio will reach a peak of 133.4 per cent of GDP in 2015 and then gradually decline to reach 124.6 per cent of GDP in 2018, for a cumulative reduction of 8.9 percentage points during 2015-2018. This result is subordinated to the maintenance of a primary surplus equal to approximately 3.0 per cent of GDP on average during the years of 2015-2018, along with positive real growth and a decline in the level of the stock-flow adjustment. Although relatively high, the aforementioned average primary surplus is in line with the historical average of the pre-crisis years.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	55

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

FIGURE IV.1: PUBLIC DEBT DETERMINANTS (% of GDP)

SOURCE: MEF ANALYSES AND CALCULATIONS

Stochastic simulations of the debt-to-GDP ratio

In order to consider the  overall uncertainty of the macroeconomic forecasts, the deterministic projection of the debt-to-GDP ratio presented in the previous section  was integrated with two stochastic simulations that incorporate the historical volatility of short- and long-term interest rates, and the historical volatility of nominal growth1. Accordingly, for each year of the projection and for each individual shock, it is possible to identify a distribution of the debt-to-GDP ratio, represented in probabilistic terms through a fan chart (Figure IV.2A and 2B).
This analysis shows how the debt, under the effect of temporary and simultaneous shocks to growth rates and interest rates (whose range is calibrated on the past volatility of such variables), will reach a median value of approximately 125 per cent of GDP in 2018. The uncertainty registered on the results for 2018 is relatively high, as shown by a difference of approximately 30 percentage points between the tenth and ninetieth percentiles of the resulting debt distribution.
____
1 Berti K., (2013), ‘Stochastic public debt projections using the historical variance-covariance matrix approach for EU countries’, Economic Papers 480. The simulations are carried out with historical data (yield curve and nominal GDP growth rate) through applying the Montecarlo method to the trend of the debt-to-GDP ratio under the policy scenario, using shocks to interest rates and GDP growth rates. Such shocks are obtained by executing 2,000 extractions, starting from a normal distribution with a zero average and a variances-covariances matrix observed during the 1990-2013 period. It is assumed that the shocks to interest rates are both temporary and permanent.  In addition, it is assumed that the temporary shocks to nominal growth also wield their effects on the cyclical component of the primary surplus.

56	MINISTERO DELL’ECONOMIA E DELLE FINANZE

IV. ANALYSIS OF PUBLIC FINANCE SUSTAINABILITY

FIGURE IV.2A: STOCHASTIC PROJECTION OF THE DEBT-TO-GDP RATIO WITH TEMPORARY SHOCKS	FIGURE IV.2B: STOCHASTIC PROJECTION OF THE DEBT-TO-GDP RATIO WITH PERMANENT SHOCKS

Note: The graphs report tenth, twentieth, fortieth, fiftieth, sixtieth, eightieth and ninetieth percentiles of the distribution of the debt-to-GDP ratio obtained with the stochastic simulation.
Source: MEF analyses and calculations

In the case of a temporary shock, the debt-to-GDP ratio would tend to fall starting in 2014 for the first 20 percentiles, starting in 2015 between the twentieth and eightieth percentiles, and only as from 2016 for the ninetieth percentile. However, even for the more severe shocks (which are placed above the eightieth percentile), the debt-to-GDP ratio shows a tendency to stabilise after having reached a peak near 140 per cent of GDP.
A permanent shock, instead, causes a wider distribution of the values of the debt-to-GDP ratio with respect to the baseline scenario, but with a debt trend that is growing only as from the eightieth percentile.

Overall analysis of fiscal risks in the short term

Such an analysis is based on a series of fiscal and macro-financial variables, which have had a past role in forecasting the risk of fiscal sustainability over the short term. More specifically, 28 variables were considered, and divided into two sub-groups: fiscal and macro-financial. On the basis of the methodology developed by the European Commission2, the analysis of the fiscal and macro-financial variables allows for determining a short-term risk indicator of public debt sustainability, known as S0.
The methodology underlying the calculation of the S0 indicator is linked to the so-called signals-approach and allows for endogenously determining the thresholds for measuring the risk for each of the variables included in the indicator. The values of S0, of the individual variables and of the two sub-indices, fiscal and macro-financial, that might exceed their respective thresholds (0.43, 0.35 and 0.45) are to be interpreted as signs of a growing risk in the short term.
As illustrated by Figure IV.3, the overall fiscal risk in the short term has diminished considerably since the peak in 2012. The improvement starting in 2013 affected both sub-components, but was more pronounced for the fiscal sub-
____
2 Berti, K., Salto, M. and Lequien, M., (2012), ‘An early-detection index of fiscal stress for EU countries’, European Economy Economic Papers n. 475.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	57

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

component. Although preliminary, the results for 2014 point to limited risk of fiscal crisis for the year ahead. However, considering that the optimal thresholds are common to all of the countries examined by the Commission, these values can only represent a preliminary indicator about single country's sustainability in the short term. A more in-depth reading of the results especially with regard to the individual variables that make up the S0 indicator shows that several critical elements linked to the high level of the public debt may emerge in the short term ( see the heat map presented in Table IV.1)

FIGURE IV.3: s0 INDICATOR AND SUB=COMPONENTS

Note: The result for 2014 is provisional and is based on the estimates of this Update where available or on three-year averages. For the years before 2014, the variables underlying the S0 are expressed in ESA 95.
Source: MEF analyses and calculations; AMECO; WEO and EUROSTAT.

TABLE IV.1: HEAT MAP ON VARIABLES UNDERLYING THE S0 FOR 2014

Note: The red and green colours respectively indicate the variables above and below the optimal threshold. The asterisks (*) indicate that the 2014 value is calculated as a three-year average (2011-2013) in the absence of updated data.
Source: MEF analyses and calculations.

58	MINISTERO DELL’ECONOMIA E DELLE FINANZE

IV. ANALYSIS OF PUBLIC FINANCE SUSTAINABILITY

IV.2 MEDIUM-TERM SCENARIOS

Alternative scenarios and sensitivity analysis

In this section, the projections of the debt-to-GDP ratio are extended out to 2026. In all of the scenarios, the debt is projected from a starting point that is based on the composition and structure by maturity  underlying this Update. The baseline and the sensitivity scenarios are then derived  by estimating endogenously the implicit interest rate that, in turn, takes into account all of the assumptions about the trend of the yield curve and the assumptions about the primary surplus.

The medium-term projections  include:

1.
A baseline scenario that incorporates, for the years of 2015-2018, the rates of GDP and potential GDP growth of the policy-scenario  macroeconomic framework of the Update of the 2014 EFD. For the years after 2018, the potential GDP growth rate is projected on the basis of a production function model, in line with the methodology under review by the EPC-Output Gap Working Group; such method assumes that the variables related to the individual productive factors are extrapolated with simple statistical techniques or they converge toward structural parameters (Table IV.2)3. The growth rate of the GDP deflator converges to 2.0 per cent as from 2021. As from 2018, the structural primary balance is to be kept constant at the reference level of 4.1 per cent of GDP until the end of the forecast horizon.

2.
A pessimistic scenario that assumes GDP growth falls during the 2015-2018 period by 0.5 percentage points in each year with respect to the baseline scenario. The potential GDP series for 2015-2018 is obtained by applying the methodology agreed at a European level to the lower growth macroeconomic framework. The output gap is closed as of 2021, while the NAWRU and Total Factor Productivity (TFP) converge in 2026 to the average values for the crisis period (2011-2013). Given the lack of confidence of the financial markets, the spread between yields on 10-year Italian government securities and the yields on comparable German securities rises by 100 basis points, with a spread equal to 200 basis points at the end of 2018. As from 2019, the Italian yield curve converges on a linear basis to the level of the curve in the baseline scenario.

3.
An optimistic scenario that assumes GDP growth rises during the 2015-2018 period by 0.5 percentage points in each year with respect to the baseline scenario. The potential GDP series for 2015-2018 is obtained by applying the methodology agreed at a European level to the higher growth macroeconomic framework. The output gap is closed as of 2021, while the NAWRU and Total Factor Productivity (TFP) converge in 2026 to the pre-

____
3 For additional details about the methods for convergence to the structural values, see the Methodological Note in Section III.3 of the EFD of April 2014.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	59

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

crisis averages. Given the greater confidence of the financial markets, the spread between yields on 10-year Italian government securities and the yields on comparable German securities fall by 50 basis points. As from 2019, the Italian yield curve converges on a linear basis to the level of the curve in the baseline scenario.

4.
A deflationary scenario in which it is assumed that the GDP profile for the 2015-2018 period is equal to the pessimistic scenario described above. In addition, it is assumed the GDP deflator falls further during the 2015-2018 period, with the rate of change of the deflator equal to -0.5 per cent in the first year, -1.0 per cent in the second, -0.75 per cent in the third, and finally -0.5 per cent in the fourth. After 2018, the GDP deflator converges to 1.5 per cent in 2021 and to 2.0 per cent at the end of the forecast horizon. The lower inflation translates into a contraction of the primary surplus5 equal to 1.0 percentage point of GDP in the 2015-2018 period, before converging on a linear basis to the value of the lower growth scenario in 2021.

Table IV.2 illustrates more specifically the characteristics of the shocks applied to the principal macroeconomic and public-finance variables underlying the trend of the debt-to-GDP ratio. The alternative scenarios allow for several interactions between macroeconomic variables so that, for example, lower growth rates are matched by lower primary surpluses, and the lower primary surpluses are associated with higher borrowing costs.

Table IV.3 presents the values of the principal macroeconomic and public finance variables in the different scenarios for the 2014-2018 period, and the values for convergence at the end of the medium-term forecast horizon.

60	MINISTERO DELL’ECONOMIA E DELLE FINANZE

IV. ANALYSIS OF PUBLIC FINANCE SUSTAINABILITY

TABLE IV.2: SUMMARY OF THE MACRO-FISCAL SHOCKS
	Higher Growth Scenario	Baseline Scenario	Lower Growth Scenario	Deflation Scenario

GDP	a) +0.5 p.p. per year compared with the baseline projections for the 2015-2018 period	a) 2015-2018 baseline scenario of the Update of EFD	a) -0.5 p.p. per year compared with the baseline projections for the 2015-2018 period	a) -0.5 p.p. per year compared with the baseline projections for the 2015-2018 period

	b) convergence from 2018 to 2026 to pre-crisis averages (1991-2007) for NAWRU (8.9%) and TFP (0.5%)	b) convergence to structural parameters such as OGWG T+10	b) convergence from 2018 to 2026 to average values for the years of the crisis for NAWRU (9.97%), and TFP (0.0%)	b) convergence from 2018 to 2026 to average values for the years of the crisis for NAWRU (9.97%), and TFP (0.0%)

Yield curve	a) shock to the spread (-50 b.p.) with respect to the German curve.	a) 2015-2018 baseline scenario	a) shock to the spread (+100 b.p.) which implies differential against German curve at 200 b.p. until the end of 2018	a) shock to the spread (+100 b.p.) which implies differential against German curve at 200 b.p. until the end of 2018

	b) from 2019 linear convergence of the yield curve to the baseline scenario.	b) from 2019 fixed rates at the year-end level in 2018, i.e. 10-year spread at 100 b.p. to 2026.	b) from 2019 linear convergence of yield curve to the baseline scenario	b) from 2019 linear convergence of yield curve to the baseline scenario

Primary surplus	a) redetermination of primary surplus on the basis of the elasticity (traditional sensitivity analysis) in the 2015-2018 period	a) 2015-2018 baseline scenario	a) redetermination of primary surplus on the basis of the elasticity (traditional sensitivity analysis) in the 2015-2026 period	a) redetermination of primary surplus on the basis of the elasticity (traditional sensitivity analysis) in 2015-2018 period and additional effect produced by lower inflation

	b) convergence in 2021 to the structural primary surplus of 2018.	b) convergence in 2021 to the structural primary surplus of 2018.	b) convergence in 2021 to the structural primary surplus of 2018.	b) convergence in 2021 to the structural primary surplus of 2018.

	c) constant from 2022 to 2026	c) constant from 2022 to 2026	c) constant from 2022 to 2026	c) constant from 2022 to 2026

Inflation	a) increase in deflator as in the higher growth scenario in the years of 2015-2018	a) 2015-2018 baseline scenario	a) reduction of deflator as in lower growth scenario in the years of 2015-2018	a) deflator as in lower growth scenario reduced by 0.5% in 2015, 1% in 2016, 0.75% in 2017 and 0.5% in 2018

	b) convergence at 2% between 2019 and 2021	b) convergence at 2% between 2019 and 2021	b) convergence at 2% between 2019 and 2021	b) convergence at 1.5% between 2019 and 2021 and at 2% as of 2026

MINISTERO DELL’ECONOMIA E DELLE FINANZE	61

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLE IV.3: SENSITIVITY TO GROWTH AND TO INTEREST EXPENDITURE 1 (%)
		2014	2015	2016	2017	2018	…	2026
Nominal GDP growth rate	Higher growth scenario	0.5	1.9	3.2	3.7	3.9	…	3.2
	Baseline scenario	0.5	1.2	2.6	3.1	3.3	…	3.1
	Lower growth scenario	0.5	0.5	2.0	2.5	2.7	…	2.2
	Deflation scenario	0.5	0.0	1.0	1.7	2.2	…	2.2
Real GDP growth rate	Higher growth scenario	-0.3	1.1	1.5	1.8	1.9	…	1.2
	Baseline scenario	-0.3	0.6	1.0	1.3	1.4	…	1.1
	Lower growth scenario	-0.3	0.1	0.5	0.8	0.9	…	0.2
	Deflation scenario	-0.3	0.1	0.5	0.8	0.9	…	0.2
Potential GDP growth rate	Higher growth scenario	-0.2	0.0	0.3	0.4	0.6	…	1.2
	Baseline scenario	-0.3	-0.2	0.0	0.2	0.3	…	1.1
	Lower growth scenario	-0.4	-0.4	-0.3	-0.1	0.0	…	0.2
	Deflation scenario	-0.4	-0.4	-0.3	-0.1	0.0	…	0.2
Net borrowing	Higher growth scenario	-3.0	-2.7	-1.3	0.0	0.9	…	1.7
	Baseline scenario	-3.0	-2.9	-1.8	-0.8	-0.2	…	1.1
	Lower growth scenario	-3.0	-3.2	-2.5	-1.8	-1.5	…	0.4
	Deflation scenario	-3.0	-4.0	-3.3	-2.8	-2.7	…	0.0
Cyclically adjusted net borrowing	Higher growth scenario	-0.6	-0.9	-0.2	0.4	0.6	…	1.7
	Baseline scenario	-0.7	-0.9	-0.4	0.0	0.0	…	1.1
	Lower growth scenario	-0.7	-1.1	-0.8	-0.6	-0.8	…	0.4
	Deflation scenario	-0.7	-2.0	-1.7	-1.6	-1.9	…	0.0
Primary surplus	Higher growth scenario	1.7	1.7	2.9	3.9	4.6	…	4.2
	Baseline scenario	1.7	1.6	2.7	3.4	3.9	…	4.1
	Lower growth scenario	1.7	1.5	2.3	3.0	3.2	…	3.9
	Deflation scenario	1.7	0.5	1.3	2.0	2.2	…	3.9
Cyclically adjusted primary surplus	Higher growth scenario	4.1	3.5	4.1	4.3	4.2	…	4.2
	Baseline scenario	4.1	3.6	4.1	4.2	4.1	…	4.1
	Lower growth scenario	4.1	3.6	4.0	4.2	3.9	…	3.9
	Deflation scenario	4.1	2.6	3.0	3.2	2.9	…	3.9
Implicit interest rate	Higher growth scenario	3.7	3.4	3.4	3.2	3.1	…	3.1
	Baseline scenario	3.7	3.5	3.4	3.3	3.3	…	3.1
	Lower growth scenario	3.7	3.5	3.6	3.6	3.6	…	3.2
	Deflation scenario	3.7	3.4	3.4	3.4	3.5	…	3.3
Public debt	Higher growth scenario	131.5	131.5	128.1	122.9	116.6	…	79.5
	Baseline scenario	131.6	133.4	131.9	128.6	124.6	…	92.1
	Lower growth scenario	131.7	135.6	136.1	135.2	133.6	…	109.5
	Deflation scenario	131.7	137.1	139.6	140.4	140.4	…	120.6
1) The rounding to the first decimal point may cause the lack of consistency between the variables.
Note: The cyclically adjusted balances for the alternative scenarios were calculated by using the semi-elasticity of revenues (equal to 0.04) and expenditures (equal to -0.5) to economic growth, while the total cyclical component was calculated using the semi-elasticity of the net borrowing to economic growth (equal to 0.55).

62	MINISTERO DELL’ECONOMIA E DELLE FINANZE

IV. ANALYSIS OF PUBLIC FINANCE SUSTAINABILITY

On the basis of the macroeconomic and public-finance assumptions considered, Figure IV.4 confirms the declining medium-term trend of the debt-to-GDP ratio in all of the scenarios.
Though starting at a level above 130 per cent, the debt-to-GDP ratio in the higher growth scenario would fall rapidly to reach 79.5 per cent in 2026, approximately 13 percentage points below the figure for the baseline scenario. Instead, the debt-to-GDP ratio in the lower growth scenario would decline, but would reach a value of 109.5 per cent in 2026, approximately 17 percentage points above the figure for the baseline scenario. Finally, the debt-to-GDP ratio in the deflation scenario would reach a value just over 120.0 per cent in 2026. The debt rule calculated based on the backward-looking criterion would be respected in the baseline scenario as from 2021, whereas in the more optimistic scenario, it would be satisfied as from 2017.

FIGURE IV.4: MEDIUM-TERM PROJECTION OF DEBT-TO-GDP RATIO in the DIFFERENT SCENARIOS

Source: MEF

IV.3 LONG-TERM SCENARIOS

This section presents the results of the medium-/long-term sustainability analysis through the updating of i) the projections of the age-related expenditures and ii) the traditional sustainability indicators. The timeframe of reference is extended out to 2060 on the basis of the methodology developed within the Economic Policy Committee's Working Group on Ageing.

The impact of population ageing on fiscal sustainability

In line with the methodological indications defined at a European level, Italy has traditionally developed medium-/long-term forecasts for five components of age-related expenditure: public expenditure for pensions, healthcare

MINISTERO DELL’ECONOMIA E DELLE FINANZE	63

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

Expenditure4, long-term care for assistance to the elderly and the permanently disabled (LTC), expenditure for education5 and unemployment benefit expenditure6.
Assumptions have been adopted for the 2014-2018 five-year period that are in line with the indications of the short-term macroeconomic framework at unchanged legislation for the Update of the 2014 Stability Programme. The national accounting data for GDP, pension expenditure and expenditure for social safety nets have been developed on a basis consistent with the new European system of national and regional accounts (ESA 2010). The forecasts for the 2014-2018 period are in line with those underlying the forecast of the public finance framework.
Overall, the ratio of age-related expenditure to GDP (developed on the basis of the EPC-WGA scenario) is stable for the entire period, and averages around 28.5 per cent of GDP. However, in the years after 2015, the expenditure falls slightly before starting to rise again as of 2030, and reaching 29.5 per cent of GDP around 2045. The aggregate age-related expenditure falls in the final years of the forecast, amounting to 28.2 per cent of GDP in 2060.
With reference to the individual items, the ratio of pension expenditure to GDP initially grows (exclusively as a result of the economic recession dragging out to 2014) and is then projected to decrease (thanks to the effects of the reform introduced with Law No. 214/2011) to approximately 15.3 per cent in 2025-2030. Later, with the impact of the Baby Boom generations on pensions, the ratios should start to rise again to hit a high of 16.1 per cent of GDP around 2045.  During the final years of the projections, the ratio of pension expenditure to GDP falls rapidly to reach around 14.3 per cent in 2060.
The projection of healthcare expenditure is done on the basis of the so-called reference scenario approach, which incorporates age-related effects as well as other socio-economic effects  able of significantly influencing the trend of healthcare expenditure7. It follows that the forecast of the ratio of healthcare expenditure to GDP initially declines for the effect of the measures to contain the trend of the expenditure, and it then starts to grow as from 2025 to amount to approximately 8.3 per cent at the end of the forecast period.
The expenditure for long-term care is initially stable in relation to GDP, but afterwards, it starts increasing  reaching 1.7 per cent in 2060.
The forecast of unemployment benefit expenditure in relation to GDP goes from 0.7 per cent in 2010 to approximately 1.0 per cent of 2014, and then gradually decreases to range just above 0.6 per cent as from 2028.
____
4 The value of the healthcare expenditure for the year of 2013 (base year for development of the forecast) is a provisional estimate of the Healthcare Consolidated Profit and Loss Account developed by ISTAT on the basis of the new national accounting criteria (ESA 2010). As from 2015, the expenditure forecasts do not take into account any contribution of the healthcare sector to the regional budget measures (around €750 million per year) pursuant to Article 8, Paragraph 4, letter a) and Article 46, Paragraph 6 of Decree-Law No. 66/2014. The aforementioned provisions actually provide that the areas of expenditure to be impacted for the purpose of achieving the financial objective under the policy scenario are to be defined through a process of self-coordination by the regions and the autonomous provinces, and to be ratified by 30 September 2014, with the endorsement of the State-Regions Conference.
5 The aggregate includes the International Standard Classification of Education (ISCED) levels of education 1-6 according to the OECD classification. Expenditure for pre-primary school and life-long learning are thus excluded.
6 The projections of the whole aggregate of age-related expenditures are done on the basis of the Long-Term Forecast Model of the State General Accounting Department.
7 See Section IV.3 of the 2014 EFD.

64	MINISTERO DELL’ECONOMIA E DELLE FINANZE

IV. ANALYSIS OF PUBLIC FINANCE SUSTAINABILITY

Finally, the forecast of expenditure for education in relation to GDP presents a gradual reduction along the entire forecast horizon, getting to 3.3 per cent in 2060.

FOCUS
Medium/long-term trends for Italy's pension system

The medium/long-term projection of the pension expenditure-to-GDP ratio8 ncorporates the assumptions of birth-rates, mortality and net migration flows that are used in the baseline scenario developed by ISTAT, with base year of 20119 As to the macroeconomic framework, the real GDP growth rate per year is projected to average around 1.5 per cent over the long term. The employment rate increases by 9-10 percentage points with respect to the value as of 2010, with reference to the 15-64 age cohorts. For the 2014-2018 period, the growth assumptions are consistent with those outlined in this document for the trend scenario.

The projections, based on unchanged legislation, incorporate the effects of the measures contained in the reforms adopted10 They also assume  the adjustment on a three-year basis (every two years starting in 2021) of the transformation coefficients as well as, with the same periodicity,  the update in the statutory age and contribution requirements in line with the change in life expectancy. Such adjustments are done through proceedings that fall completely within the sphere of administrative action and that guarantee the certainty of the dates established for future revisions11.

After growing in the 2008-2010 three-year period exclusively as a result of the acute phase of the recession, the ratio between expenditure pension and GDP is negatively impacted by the subsequent recession of 2012 and 2013 (in which GDP declined even in nominal terms). The ratio is essentially stable during the 2014-2018 five-year period, albeit in the presence of moderate economic growth, and this is partially due to more stricter eligibility requirement for retirement.

Later, in the midst of more favourable growth, the pension expenditure-to-GDP ratio decreases significantly for approximately 12 years, reaching 15 per cent around 2030. The decrease is the result of i) the containment, achieved through tighter eligibility requirements for retirement  and ii) the introduction of the notional defined contributions regime. The combined effects of such provisions largely outweigh the negative effects caused by demographic transition.

After 2030 and during the subsequent 15 years, the stronger negative trends of demographic dynamics and the effects on the pension amounts resulting from the deferral of retirement in preceding years have an impact that is greater than that induced by  the containment of spending realised through the tighter regulatory framework. The growth of the pension expenditure-to-GDP ratio continues to 2044, when it reaches a peak of 15.5 per cent of GDP. In the final part of the projection period, the ratio declines significantly to reach 13.7 per cent in 2060. The decrease is essentially due to i) the completion of the changeover from a mixed regime to an overall  contributions-based system, which mitigates

____
8 The medium-/long-term trend of the pension expenditure-to-GDP ratio is presented as required by Article 1, Paragraph 5 of Law No. 335 of 1995. The national accounting data for pension expenditure and GDP have been computed in accordance with the new European system of national and regional accounts (ESA 2010).
9 In particular, the assumptions are: i) an increase in life expectancy from 2011 to 2060 equal to 6.7 years for men and 6.5 years for women; ii) a birth-rate that gradually converges to 1.6; and iii) a net flow of immigrants going from an annual average of approximately 280,000 during the first decade of the projections, to an annual level of approximately 180,000 at the end of the forecast horizon. See ISTAT (2011), http://demo.istat.it.
10 Including those provided in Decree-Law No. 201/2011, converted with amendments by Law No. 214/2011 and the measure subsequently adopted for the purpose of further increasing the number of workers protected from the more strict pension eligibility requirements established by the aforementioned Decree Law No. 201/2011.
11 As of 2013, the adjustment of the pension eligibility requirements was adopted with the managerial decree of 6 December 2011, published in the Official Journal of the Republic of Italy on 13 December 2011 and the adjustment of the transformation coefficients was adopted with the managerial decree of 15 May 2012, published in the Official Journal of the Republic of Italy on 24 May 2012.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	65

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

the trend of the amounts of newly paid pensions (including for the effect of the revision of the transformation coefficients), and ii) the progressive elimination of the cohorts of pensioners born during the Baby Boom.

As shown by the projections trend, the pension reform process in the past two decades will substantially manage to offset the potential medium-/long-term effects of demographic transition on public expenditure for pensions. Indeed, as also evidenced by international observers12, the change of Italy's ratio of pension expenditure to GDP is completely in contrast with that contemplated for most European countries, even though Italy has a less favourable demographic trend. In this regard, it can be noted that the ratio of pension expenditure to GDP for all EU countries rises on average by 1.5 percentage points during the 2010-2060 period whereas Italy's ratio declines by 0.9 percentage points during the same period, thereby indicating a very limited impact of population ageing on the sustainability of the public finances. The next update of the Ageing Report is planned for 2015.

PUBLIC EXPENDITURE FOR PENSIONS (% OF GDP)

Fiscal sustainability indicators

The medium- and long-term indicators (S1 and S2) allow to assess the impact of implicit age-related liabilities on fiscal sustainability over the medium/long term.
The medium-term sustainability indicator S1 shows the increase in the structural primary balance to be achieved cumulatively through 2020 so as to ensure, if the increase is maintained, the achievement of a debt-to-GDP ratio of 60 per cent by 2030 and to repay age-related costs. The long-term sustainability indicator S2 shows the fiscal adjustment in terms of structural primary balance which, if immediately realized and maintained, allows for maintaining the intertemporal budget equilibrium over an infinite time horizon.
Both indicators are based on the GDP growth outlook and budget balances framework outlined in the policy scenario in this Update, and incorporate the medium-/long-term projections of age-related expenditures presented above. The higher and more positive the values of the S1 and S2 sustainability indicators, the greater will be the need for fiscal adjustment and thus, the greater the sustainability risks. With other conditions being equal, as the projection of the
____
12 Economic Policy Committee-European Commission (2012), ‘2012 Ageing Report: Economic and Budgetary Projections for the EU-27 Member States, 2010-2060’.

66	MINISTERO DELL’ECONOMIA E DELLE FINANZE

IV. ANALYSIS OF PUBLIC FINANCE SUSTAINABILITY

age-related expenditure increases and as the maintenance of the intertemporal budget constraint becomes more difficult, the primary surpluses needed are increasingly more substantial.
Table IV.4 reports the results for the S1 and S2 indicators and their components. In comparison with previous analyses, the value of S1 worsens, although it continues to reflect less-than-excessive risks regarding fiscal sustainability in the medium term. As shown by the breakdown of S1, the value related to the component measuring the effort necessary to stabilise the debt-to-GDP ratio at the 2018 level continues to be negative (equal to -2.6 points of GDP), although it has contracted slightly with respect to past measurements. The component that negatively impacts the indicator is that which measures the adjustment needed to reduce the ratio from its initial level to 60 per cent of GDP in 2030. This component contemplates a fiscal adjustment equal to 4.6 per cent of GDP.
With reference to S2, the value related to the component that measures the effort needed to stabilise the debt-to-GDP ratio at the 2018 level, coeteris paribus, remains negative (equal to -2.1 points of GDP), thereby indicating the capacity of Italy's public finances, given the budget conditions assumed in the policy scenario, to cope with the accumulation of interest expenditure/GDP (snowball effect) expected over the long term. Another component common to both the S2 and S1 indicators is the one that measure of the additional adjustment needed to cover the increase in age-related expenditure. In Italy's case, this adjustment remains close to zero or is negative, and thus indicates that the component of the age-related expenditure appears to be fully under control.

TABLE IV.4: SUSTAINABILITY INDICATORS (percentage points of GDP)
	2014 UPDATE	2014 EFD	2013 DBP	2013 EFD
Indicator S1
Total adjustment	1.7	0.3	-0.4	-1.7
of which: Initial Budgetary Position	-2.6	-3.6	-3.9	-4.7
Cost of delaying adjustment	0.1	0.0	0.0	-0.1
Debt Requirement	4.6	4.4	4.3	4.1
Ageing costs	-0.5	-0.6	-0.8	-0.9

Indicator S2
Total adjustment	-2.1	-2.7	-3.5	-4.5
of which: Initial Budgetary Position	-2.1	-2.9	-3.4	-4.8
Long-term component	0.0	0.2	-0.1	0.3
Source: MEF analyses and calculations

Accordingly, the fiscal consolidation planned in the short term can be considered adequate to ensure public finance sustainability in the medium and long term.
Sensitivity analysis of the long-term trend of the debt

This section contains a comparison between the projection of the debt-to-GDP ratio through 2060 in the baseline scenario and the projection of such ratio in the event of a deterioration of the structural primary surplus in 2018. Such

MINISTERO DELL’ECONOMIA E DELLE FINANZE	67

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

projections are obtained in line with the methodological indications developed at a European level by the EPC-AWG (Chapter IV of the 2014 EFD).
This simulation evaluates the robustness of the results of public finance sustainability in the midst of a deterioration of the structural primary surplus in 2018. For this purpose, the value in the baseline scenario (approximately 4.1 per cent of GDP in 2018) is decreased at different stages by 1.0 percentage point, to get it to 3.0 per cent and 2.0 per cent of GDP, respectively (Figure IV.5).
The trend of the public debt is significantly modified following the deterioration of the primary surplus as of 2018, in particular for levels below 3.0 per cent of GDP.  More specifically, structural primary surpluses equal to less than 3.0 per cent of GDP would not be sufficient to stabilise the debt-to-GDP ratio at the 60 per cent threshold. In general, the sustainability of the debt requires the maintenance of sizeable primary surpluses.

FIGURE IV.5: PUBLIC DEBT SENSITIVITY TO THE STRUCTURAL PRIMARY SURPLUS (% of GDP)

Source: MEF analyses and calculations using the Long-Term Forecast Model of the State General Accounting Department.

68	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V.	NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

V.1 INTRODUCTION

In July, at the end of the 2014 European Semester, the European Council made specific recommendations to Italy (Country Specific Recommendations (CSR)) on the basis of the European Commission's assessments of the country's macroeconomic and budget situation, as outlined in the Stability Programme and National Reform Programme (NRP).
In accordance with the provisions of the Six Pack (Macroeconomic Imbalances Procedure (MIP)1) for 14 Member States (including Italy), the CSR indicate the steps to be taken to overcome macroeconomic imbalances. Italy, in particular, is subject to specific monitoring2, as its imbalances have been deemed ‘excessive’. The specific monitoring mainly occurs through i) more detailed formulation of the recommendations which, in addition to more precise indications about the measures to be adopted in the coming months, also include a suggested deadline for the implementation of the reforms, and ii) the preparation of two specific intermediate reports by the Commission.
The macroeconomic imbalances, which are the main subject of this chapter, will need to be increasingly examined and understood so that national efforts proceed in the right direction and lead to needed and expected results.
From this perspective, the government is fully aware of the importance of the measures that are being put into place and of their full and effective implementation.
Since the presentation of the timetable in the National Reform Programme, the government has manifested its willingness to act, taking into account the current emergency situation as dictated by the economic cycle, but it has also reiterated the need for comprehensive measures that will be effective over the long term. The delays accumulated in recent years, and the imbalances derived in terms of competitiveness and sustainability of the debt cannot be overcome without a coordinated set of mutually reinforcing reforms .
The measures recently approved have been a move in this direction, starting from the reform of the justice system, a crucial step in closing the efficiency gap that has adversely impacted not only on the public at large, but also and more importantly, on business activities. The reform of the labour market through the Jobs Act is the essential centrepiece of a process aimed at restoring business confidence , including of foreign firms; the effectiveness of this legislation will be
____
1 EU Regulation no. 1176/2011 of the European Parliament and European Council of 16 November 2011 on the prevention and the correction of macroeconomic imbalances.
2 Specific monitoring is not applicable to all 14 countries with macroeconomic imbalances, but only to those whose imbalances are deemed excessive (Italy, Croazia and Slovenia) or ‘serious’ (France and Spain).

MINISTERO DELL’ECONOMIA E OF THE FINANZE	69

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

reinforced if Italy manages to set the school system on a new path, more consistent with the need of boosting innovation, quality and merit, as expressed by society and by firms. Finally, measures for improving efficiency of the public administration round out the framework for action, serving as a multiplier for all other reforms.
These actions represent only a part of the broader strategy of structural change that the country needs, but they are indicative of the willingness to steadily eliminate the obstacles to growth.
The government considers the commitment to meet the deadlines set in the Council's recommendations as an opportunity for pairing its growth strategy with a needed sense of urgency. In these months, Italy is paying particular attention to European institutions given the  emphasis put by the Italian Presidency of the EU Council on greater investment and reforms, but these must be accompanied by an equal effort within the country.
However, meeting deadlines is not the only essential condition for rebalancing the country's growth: the effectiveness of the measures over the short and long term will also be very important. For this reason, the government has formulated a long-term strategy, within which the benefits of recently approved reforms can be fully reaped and planned measures put into practice within a specific and attentive implementation framework that will improve the effectiveness of policies put into place.
The actions undertaken by Italy's government (listed hereunder according to the recommendation to which they refer) are part of a broader-based reform strategy known as "1,000 Days" for the 2014-2017 period. Based on 10 main objectives, the programme focuses on institutional issues on the one hand, and on administrative issues on the other.  From an institutional perspective, the five objectives are: i) constitutional reform, signing the end of perfect bicameralism, rebalancing of the role of regions, and abolition of entities no longer of use3; ii) electoral reform, to guarantee a winner and the stability of government; iii) foreign policy, with a particular focus on security within the Mediterranean Basin; iv) the educational challenge, with actions focusing on promoting culture, public information, and most importantly, schools, with a special emphasis on lower secondary education, autonomy and educational/work relationships; and v) the spending review process.
From an administrative perspective, the government's initiatives address: i) labour reform, with Parliament's approval of the draft delegated law; ii) reform of the public administration, with the approval of the draft delegated law, for the purpose of improving the relationship between the public and the public administration; iii) tax reform, with full implementation of the delegated law for tax reform (the so-called "Delega Fiscale"), and with a structural reduction in fiscal pressure for citizens (personal income taxes) and businesses (regional taxes on productive activity); iv) reform of the justice system, so as to bring the civil justice system in line with European standards; v) the ‘Sblocca Italia’ (‘Unlock Italy’) decree, ensuring infrastructure projects, with measures related to energy efficiency improvements, digital networks, and bureaucratic simplification.
____
3 The bill is currently being debated in Parliament.

70	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

TABLE V.1: SCHEDULE FOR REFORMS
	TERMS	ACTIONS		STATE
2014	March	Jobs Act: simplification of FTCs and Apprenticeships
	April	Social housing plan
	May	Cut in labour tax wedge (IRPEF and IRAP)
Implementation of the Youth Guarantee Plan for Italy Open data plan for the public administration
	June	Measures to fight corruption in the public administration
	July	Administrative simplification and efficiency National plan for school facilities
	September	Strengthening the Allowance for Corporate Equity (ACE) Reform of civil justice Measures in favour of agriculture and agri-food industry
Incentives to private investments in R&D
Strengthening the Central Guarantee Fund for SMEs
New resources for networks of firms and venture capital
Reduction of energy costs for businesses
Voluntary disclosure of financial information on undeclared taxable revenue or income held abroad
Implementation of ‘Destinazione Italia’ strategy
Simplification and administrative transparency;  efficiency of  judicial offices
Full implementation of the National System for Evaluation of Schools
Reform of the educational system (on public  consultation)

October
National Plan for tourism and culture
Infrastructure plan
Stable framework for settling the PA trade payables
Additional funding to complete the settlement of PA’s payments in arrears
Regulatory review (simplification)

Simplification and transparency of local public services Annual law on competition
	November	Measures for environmental and land protection Reform of the real estate market
	December	Restructuring in rail and local public transport FDI attraction plan
New framework for Public Private Procurement
2014
Reform of the regulatory framework for road transport
Implemention of the European Infrastructure Plan
National extension of the experimental social inclusion programme
Implementation of a strategic revision of national defence
Approval of the National Airports Strategic Plan
Reform of the maritime sector, transport infrastructure and logistics

2014 – 2015
New electoral law
Reform of administrative justice and governance
Reform of criminal justice
Implementation of the enabling law on tax reform
Reform of the educational system to overcome skills mismatch
Jobs Act: rationalisation of labour contracts
Jobs Act: enabling law to improve work - life balance
Jobs Act: enabling law to reform active and passive labour market policies
Jobs Act: enabling law to reshuffle unemployment schemes

2014 – 2016
Constitutional Reform (first approval by the Parliament in December 2014; further approval by August 2015; possible constitutional referendum and entry into force by February 2016)
Reform of the Public Administration
Healthcare reform

	2014 – 2018	Privatisation and dismissals programme Spending Review
	Legend:	PLANNED	IN PROGRESS	DONE

MINISTERO DELL’ECONOMIA E OF THE FINANZE	71

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

V.2 RESPONSES TO THE EUROPEAN COUNCIL RECOMMENDATIONS

Sustainability of public finances

CSR NO. 1. Reinforce the budgetary measures for 2014 in the light of the emerging gap relative to the Stability and Growth Pact requirements, namely the debt reduction rule, based on the Commission services 2014 spring forecast and ensure progress towards the MTO. In 2015, significantly strengthen the budgetary strategy to ensure compliance with the debt reduction requirement and thus reaching the MTO. Thereafter, ensure that the general government debt is on a sufficiently downward path; carry out the ambitious privatisation plan; implement a growth-friendly fiscal adjustment based on the announced significant savings coming from a durable improvement of the efficiency and quality of public expenditure at all levels of government, while preserving growth-enhancing spending like R&D, innovation, education and essential infrastructure projects. Guarantee the independence and full operationalisation of the fiscal council as soon as possible and no later than September 2014, in time for the assessment of 2015 Draft Budgetary Plan.

Budget strategy reinforcement

•
As outlined in this EFD Update, the initiatives undertaken to bring Italy closer to the medium-term objective (MTO) should result in a structural deficit that is expected to gradually decline to a structural breakeven in 2017, given the effects of corrective measures in 2016 and 2017, which respectively should represent approximately 0.5 per cent and 0.4 per cent of GDP. According to the programmatic scenario, the primary surplus in nominal terms should gradually rise, from 1.7 per cent in 2014 to 3.9 per cent in 2018. The debt-to-GDP ratio should instead begin to decline as of 2016, reaching a level of 124.6 per cent in the final year of the forecast.

•
Measures concerning VAT rates and other indirect taxes contained within the 2015 Stability Law, to guarantee the achievement of the MTO, are equal to €12.4 billion in 2016, €17.8 billion and €21.4 billion in 2017 and 2018.

•
The government4 has provided for a €2.1 billion reduction in spending on the purchase of goods and services by public administrations in 20145. A similar annual reduction is to take effect as of 2015. Thereafter, the ‘Sblocca Italia’6 decree introduces stronger requirements for the achievement of the spending cuts required of the regions and autonomous provinces.

•	In addition, savings on expenditure for a total of €240 million for the 2014-2015 period have been mandated for the Ministries and the Office of the Prime Minister.
•
Expenditure cuts have also been mandated for Italy's constitutional bodies and other entities of constitutional relevance (including the National Council of Economics and Labour), with the reductions distributed between the

____
4 Decree-Law no. 66/2014. The decree provides for €2.1 billion of savings in 2014, to be increased annually from 2015.
5 The reduction is split between administrations: €700 million concern the regions and autonomous provinces; €340 million, the provinces and metropolitan cities; €360 million, municipalities and €700 million, the central administration.
6 Decree-Law no. 133/2014.

72	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

different subjects in proportion to their respective burden on public finance (approximately €55 million for 2014).
•	Long-term budgets for national defence spending have been recalculated so as to achieve spending reductions of €400 million for the year of 2014.
•
As of 1st May 2014, annual compensation in terms of remuneration or wages charged to public finances for employment or self-employment relationships with independent administrative authorities, economic public entities and the public administrations7 and unlisted companies in which such authorities, entities or administrations hold shareholdings8, may not exceed a maximum of €240,000.

•
The parameter of reference for containment of staff turnover has been modified, with the expenditure for retiring personnel during the year being the only criterion applied for the purpose of quantifying the number of personnel that may be hired9. The limit on expenditure for the hiring of new full-time employees,expressed as a percentage of the expenditure on personnel ending employment in the prior year, has been set as 20 per cent in 2014, 40 per cent in 2015, 60 per cent in 2016, 80 per cent in 2017, and 100 per cent as from 2018.

•
A gradual increase in the percentage of staff turnover has been set for territorial entities (municipalities, metropolitan cities, provinces and regions), with consequent allowance for hiring equal to 60 per cent of turnover for the 2014-2015 period and 80 per cent for 2016-2017; the ratio becomes 100 percent as from 2018.

•
In order to encourage transfers between administrations, the Minister of the Economy and Finance has created a fund for improving the allocation of public administration personnel and the full application of the reform of the provinces; the fund amounts to €15 million for 2014 and €30 million as from 2015.

•
In order to encourage generational turnover, the public administration has been empowered to provide for a unilateral termination of employment contracts for full-time employees who have met pension requirements. At the same time, provisions which allowed employees to remain in service for two years beyond their retirement age have been abolished. Finally, the public administration may not provide any research, consulting or management contracts to retired workers from the public or private sector.

•	The government10 has introduced limits on expenditure for consulting, study and research contracts and for coordinated, continuous collaboration within the public administration11.
____
7 The public administrations referenced in Article 1, Paragraph 2, of Legislative Decree no. 165/2001, and subsequent modifications. The measure also covers the personnel of public law institutes as referenced in Article 3 of the same decree.
8 Inclusive of the members of administration, management and control bodies.
9 Decree-Law no. 90/2014. The measure is not applicable to the police corps or to the national corps of fire-fighters.
10 Decree-Law no. 66/2014.
11 With the exclusion of universities, research entities and entities of the National Healthcare Service, the public administrations may not award any mandates or sign any contracts when the total expenditure for the same is above certain parameters established by law, which use as a reference the level of expenditure for the personnel of the administration that is conferring the mandate.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	73

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

•
The number of auto vehicles at the service of each public administration has been set at a maximum, with the limit on expenditure also reduced12 to 30 per cent of the expenditure sustained for such vehicles in 2011.

•
In order to make their presence across the country more efficient, central administrations must prepare a plan by June 2015 for reducing the space they use, including through the sharing of buildings. The plan aims to achieve a reduction of at least 50 per cent on rental expenditure, and a reduction of at least 30 per cent in the amount of space used.

•
A databank of standard requirements has been available since July 201413, and has been set up so as to allow local entities to view their own data and to be able to compare them with those of other entities with similar characteristics. On the basis of the standard requirement, and of the standard fiscal capacity, it will be possible to provide for a correct distribution of the Municipal Solidarity Fund or the equalisation fund.

•
The government has reinforced the public administration's bargaining power through the aggregation of the demand for purchasing goods and services. The measures are aimed at: i) making the public administration's payment terms certain; ii) generating economies of scale; and iii) increasing the transparency of expenditures for goods and services, including through public disclosure of the actual purchase prices14.

•
The New National Purchasing System is to be set up as part of the Single Contracting Registry that limits the number of purchasing centres to 35 ‘aggregating entities’  professionally qualified in the field of public procurement and familiar with methods for aggregating demand15.

•
The responsibility for controlling the public administration's activity of purchasing goods and services has been vested with the National Anti-corruption Authority (ANAC). In order to ensure careful monitoring and control, the Ministry of the Economy and Finance has defined the essential characteristics of the goods and services covered by agreements signed by CONSIP: purchase prices abovethe CONSIP benchmarks can only be justified in the event of deviations from these characteristics.

•	As of 1 October 2014, ANAC will use a national databank of public contracts to report to the public administrations on reference prices for goods and
____
12 Expenditure in relation to the purchase, maintenance, rental, use of auto vehicles, as well as the purchase of taxi vouchers.
13 The standard requirements represent the specific weight of each local entity in terms of financial requirements. They use a distribution coefficient to summarise demand and supply factors, which are outside of the discretionary decisions of local administrations, and explain cost and need differentials over the national territory.
14 The aggregation reduces process costs and the number of orders, increases the possibility of investment in specialised human resources and systems, and reduces the risk of non-transparent practices which are instead facilitated by the fragmentation of the purchase processes.
15 The entities taking part in the new system are: CONSIP S.p.A., a purchasing centre for each region, and other entities that already act as purchasing centres for specific needs. The system is to be introduced gradually, initially limited to certain types of goods and services and to purchases of a relatively sizeable amount. A technical board of the aggregating entities has been charged with identifying the categories of goods and services, as well as thresholds above which CONSIP S.p.A. or other aggregating entities will need to be involved for carrying out the related procedures. The two implementing decrees of the New National Purchasing System are to be discussed at the State-Regions and State-Cities Unified Conference to be held before year end, with the involvement of local governments.

74	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

services supplied according to the most efficient conditions16; ANAC will publish on its web site the unit prices paid by the public administrations for the purchases of such goods and services17. Contracts signed in violation of such maximum prices will be considered invalid.

•
By 31 December 201418, the public administrations will need to dispose of shareholdings, including minority shareholdings, in companies producing goods or services not strictly necessary for the pursuit of its institutional objectives, and to do so through  public tender.

•
With reference to companies owned by the public sectora change has been made in the composition of the boards of directors19, with the number of board members limited to three (or five, depending on the complexity of the activities carried out by the company). As of 1 January 2015, the annual cost of managers’ compensation in such companies may not exceed 80 per cent of the total cost sustained in 2013.

•
Companies owned entirely by the State (directly or indirectly) and companies directly or indirectly controlled by the State, whose minority shareholders are public administrations, must achieve greater efficiency through a reduction of operating costs of at least 2.5 per cent in 2014 and 4 per cent in 2015, with reference to the costs reported in 2013 financial statements . The savings derived from such reductions must be distributed by the companies to the public shareholder20.

FOCUS
Rationalisation programme of subsidiaries held by local administrations

The programme to rationalize local subsidiaries was presented by the Commissioner to the spending review, and proposes a reorganisation strategy that would i) reduce the number of such companies from 8,000 to 1,000 (as requested by the government) over a three-year term; ii) encourage aggregation of the companies and the exploitation of economies of scale; and iii) as a result, improve the companies' efficiency, with benefits for public finance and the quality of the services offered. The proposed strategy is based on four key actions: i) narrowing the scope of the subsidiaries’ business to the sphere of the investor entity's institutional responsibilities, thereby supporting the provisions on the subject contained in the 2008 Financial Law21; ii) introducing direct restrictions on the various forms of equity investments; iii) relying significantly on transparency and the pressure of informed public opinion as instruments of control; and iv) promoting the efficiency of the subsidiaries that remain operational, including through the widespread use of standard costs and aggregation among those companies that offer similar services so as to maximize economies of scale.

The report proposes measures instrumental to the reform, among which: i) excluding the capital expenditures financed through sale of subsidiaries from the Domestic Stability Pact; ii) maintaining concessions in the event of restructuring; iii) facilitating access to financing in the event of disposals; iv) approving tax incentives to facilitate the restructuring of companies that manage network local public services ; v) defining regulations on personnel

____
16 Among those having the greatest impact in terms of the cost to be charged to the public administration.
17 The reference prices will be updated annually. They will be used for the planning of the public administration's contracting activity and will represent the maximum adjudication price, including for tenders adjudicated to the bidder with the best price.
18 As established by Decree-Law no. 16/2014.
19 The regulation applies to companies whose 2011 revenues for services to the public administration were equal to 90 per cent or more of their total revenues for the year.
20 The objectives do not apply in the case of companies held by the public administrations that are issuers of financial instruments traded in regulated markets.
21 Law no. 244 of 24 December 2007, Official Journal of the Republic of Italy of 28 December 2007

MINISTERO DELL’ECONOMIA E OF THE FINANZE	75

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

transfers between companies (for standard sectors and in relation to the actual requirements of the companies); vi) planning, in cases in which the activity is brought back within the public administration, the transfer of personnel to the investor entity, through publicly disclosed procedures and in respect of the limitations on personnel expenditures; vii) encouraging the re-absorption in the labour market of redundant personnel with the implementation of social safety-net initiatives and active labour policy mechanisms; viii) planning a credible system of selective controls on the application of the regulations with respect to the subsidiaries, with sample checks; and ix) introducing a credible system of penalties with respect to investor entities and the directors of the companies.

•
In July 2014, agreement was reached with respect to the 2014-2016 Healthcare Pact22. The pact defines the financial framework for the three-year period, and governs certain measures aimed at more efficient planning of the NHS and the improvement of the quality and the suitability of the services. For this purpose, the parties have agreed to: i) proceed with updating the national handbook of pharmaceuticals subject to reimbursement; ii) provide incentives for the use of more effective and modern medical devices that will allow for quality of life improvements; iii) proceed with the approval of regulations on qualitative, structural, technological and quantitative standards for hospital care; iv) reorganise community care and home care; v) reinforce the governance system in regions committed to plans for the reorganisation and requalification of the Regional Healthcare Service23; vi) promote digitalisation in the healthcare sector; and vii) set general quality standards24.

The privatisations process and valorisation of real estate assets

•	As outlined in this 2014 EFD Update, the government estimates the proceeds from privatisations will be equal to approximately 0.7 per cent of GDP per year over the 2015-2018 period.
•
A first, concrete step toward the sale of state-owned shareholdings occurred in May 2014 through the approval of two decrees that regulate the sale of 40 per cent of the capital of Poste Italiane and 49 per cent of the capital of ENAV.  Actions have also been initiated for the divestiture of holdings in ENEL and the Italian State Railways (FS).

•
The State Property Agency has also moved ahead with its 2014 disposal plan, as part of an overall effort to optimise the State's property portfolio. As of July 2014, 137 buildings were for sale for a total value of approximately €400 million.

•
With reference to the measures allowing regions, provinces and municipalities to apply to purchase buildings owned by the State and  properties of the Ministry of Defence25, the State Property Agency has responded to 7,603

____
22 Agreement reached by the government, the regions and the autonomous provinces of Trento and Bolzano.
23 Including through the revision of the rules related to the ad acta commissioners, incompatibility being declared thereof with the conferral of institutional mandates.
24 The Pact is to be monitored by a "control room", which will verify the implementation of all of the provisions provided, and which will make use of a special technical committee set up at the Agency for Regional Healthcare Service.
25 Introduced by Article 56 of Decree-Law no. 69/2013 on the federalist system for state property.

76	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

applications (against a total of 9,367) presented through the web platform for the management of federalism of state property. In addition, new provisions have been introduced to accelerate the procedures for  the valorisation of  military buildings, by which it is now possible to change the destination of use of the properties if agreed through a program agreement with the municipal administration.

•
The board of directors of INVIMIT SGR has approved strategic guidelines, the 2014-2015 activity plan, and the instruction manual for investments related to the ‘i3-Core’ fund of funds. The board also gave the green light to the procedure for identifying parties to handle the due diligence for the assets that will be transferred to the so-called direct funds.

•
A protocol of intent was signed by the Ministry of the Environment and INVIMIT SGR to deal with: the supply of technical support to local entities; energy efficiency improvements for public assets; the access to valuation processes and energy audits for entities interested in creating one or more real estate funds.

Payment of PA's trade debt in arrears

•
A total of €56.8 billion has been appropriated for the 2013-2014 period for the settlement of past-due trade debts of the public administrations26. Of the total resources appropriated, €38.4 billion has been made available to the administrations applying for the funds (68 per cent), and a total of €31.3 billion has actually been paid to creditors (55 per cent). On the basis of the demand from the debtor entities and indications from other sources (including the requests for credit certification on the part of suppliers), the resources appropriated to date seem more than sufficient to pay off the long-standing debt27.

•
A measure28 has been introduced that facilitates the sale to banks and financial intermediaries of current trade receivables due from the public administration as of 31 December 2013. More specifically, suppliers may sell to banks and financial intermediaries, on a non-recourse basis, the supplier receivables as certified and backed by the guarantee of the State, collecting the amount due, net of a discount which has been set at a maximum of 1.90 per cent per year. The discount falls to 1.60 per cent for amounts sold in excess of €50,000.  Should the debtor administrations temporarily lack liquidity, arrangements can be made for resetting the terms and conditions of payment on the debts transferred, including those backed by the State guarantee. In order to obtain a State guarantee to back the credit, the application for certification must be presented by 31 October 2014.

•
With regard to the State guarantee on the transfer of the receivables, third-party  entities can count on a guarantee fund set up at the Ministry of the Economy and Finance and managed by Consap S.p.A., with initial funding of €150 million.

____
26 With the Decree-Law no. 35/2013 and 102/2013, the 2014 Stability Law and Decree-Law no. 66/2014.
27 In line with the estimates of the Bank of Italy as specified in the Economic Bulletin of April 2014.
28 Decree-Law no. 66/2014.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	77

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

•
In addition, Cassa Depositi e Prestiti S.p.A. (CDP) and other EU and international financial institutions may acquire the transferred receivables from the banks and financial intermediaries who purchased them, and the credits will be guaranteed by the State (‘Public Administration Debt Plafond’ of €10 billion).

•	Businesses with trade receivables due from the public administration that also have tax debts29 may offset the claims.
•
In July 2014, within the framework of the Domestic Stability Pact, a monitoring programme was concluded for identifying the financial leeway required by local entities and regions that need to settle the principal portion of their certain, liquid and enforceable trade payables outstanding as of 31 December 2013.

•
On the basis of this monitoring and having considered public finance limitations, a maximum of €300 million ( €200 million in 2014 and €100 million in 2015) of principal payments due from the territorial entities has been excluded30 from the Domestic Stability Pact.

•
The government31 has introduced measures for better monitoring the public administrations' expenditure and the timeliness of their payments. One of these measures requires the administrations to prepare a report attached to their annual or periodic accounts indicating the amount of trade payments settled after the expiration of the due date and the average payment terms for the purchases of goods, services and supplies32.

•
The monitoring of public administrations’ debt, related payments and delays, if any, has been strengthened through the implementation of new features on the electronic platform for online management of certification. As of September 2014, 16,493 businesses were registered on the platform and had presented a total of 59,621 claims for receivable certification for a total value of approximately €6.4 billion.

•
The group of public administrations required to certify unpaid debts has been enlarged, with the consequent redefinition of the persons in charge of appointing ad acta commissioners in the event of  non-certification by the debtor administration within the contemplated timeframe (30 days).  Penalties are also to be introduced with respect to both the administrations

____
29 The tax debts that may be offset are:  the sums due for amounts registered on the tax rolls and not yet paid for state, regional and local taxes; pension and assistance contributions and premiums; and sums due as a result of settlements approved by the institutions charged with resolving tax claims and reducing the number of cases handled through the tax courts.
30 The exclusion is applied to the payments of certain, liquid and enforceable debts as of 31 December 2013, or to debts for which an invoice or similar payment request had been issued on or before 31 December 2013, or debts recognised as of 31 December 2013 or debts that presented the requisites for recognition of their legitimacy as of such date.
31 Decree-Law no. 66/2014.
32 Should the annual indicator of average payment terms be greater than 90 days for 2014, and greater than 60 days as from 2015, the public administrations involved (excluding the entities of the National Healthcare Service) will be fined as provided by Legislative Decree no. 192/2012 (ratification of the European Directive 2011/7/EU), and they may not hire personnel for any reason. For the entities of the National Healthcare Service, the respect of average payment terms represents a requirement to be evaluated, along with the other requirements provided by prevailing laws and regulations, by the Work Group for Verification of Regional Performance; a positive outcome of the Work Group's evaluation constitutes a premise for the disbursement of a bonus from the National Healthcare Fund.

78	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

and the managers responsible for not complying with the obligations for certification within the timetable provided.
•
The government33 has set 31 March 2015 as the date by which electronic invoicing for business relationships with all public administrations, including with the territorial entities, will become mandatory34. Ministries, tax agencies and national pension authorities can no longer accept invoices issued or transmitted in paper form as of June 2014.

•
After an experimental period initiated in 2012, the reform of territorial authorities' accounting practices35 will become fully effective as of 2015, and will allow for: i) the clear accounting identification and registration of enforceable receivables and payables; and ii) direct access to the authorities' financial statements for information on their debts outstanding, with particular reference to the magnitude of trade payables. As of 1 January 2016, the territorial authorities will complement their financial accounting, with economic and asset accounting for information purposes.

Parliamentary Budget Office (PBO)

•
The PBO was instituted with Constitutional Law no. 1 of 20 April 2012, in line with the new European economic governance rules. The PBO is charged with monitoring and verifying the government's macroeconomic and public-finance forecasts and evaluating compliance with the national and European budget rules.

•
In April 2014, the appointment of a three-member council36, including a chairman, was finalised. The council members, whose work is not compatible with other professional or advisory activities, will serve a six-year term of office37 and they may not be reconfirmed.

•	At the start of August, a draft agreement with ISTAT was finalised for collaboration on macroeconomic forecasting models and models for micro simulation of the effects of fiscal policies.
•	In August 2014, the Council approved the rules for organisation and operation, administration and accounting, and the legal status and economic compensation of the personnel.
•
In September 2014, the Ministry of the Economy and Finance signed a memorandum of understanding (MoU) with the PBO concerning the ministry's transmission of the information needed for the certification of macroeconomic forecasts and for assessments about public finance. This MoU is applied for the first time in this Update.

____
33 Decree-Law no. 66/2014
34 As a result of electronic invoicing, the central administration of the State will be able to monitor the trend of the debt of all central and local government entities, with the power to intervene in the event of adverse trends.
35 As part of the implementation of Legislative Decree no. 118/2011. For National Healthcare Service entities, the same decree applies, with reference to Title, effective as from 2012.
36 Appointment decree of the Chairman of the Senate and the Chairman of the Chamber of Deputies dated 30 April 2014.
37 Unless revoked for serious violations of official duties.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	79

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

Taxation system

CSR NO. 2. Further shift the tax burden from productive factors to consumption, property and the environment, in compliance with the budgetary targets. To this end, evaluate the effectiveness of the recent reduction in the labour tax wedge and ensure its financing for 2015, review the scope of direct tax expenditures and broaden the tax base, in particular on consumption. Ensure more effective environmental taxation, including in the area of excise duties, and remove environmentally harmful subsidies. Implement the enabling law for tax reform by March 2015, including by adopting the decrees leading to the reform of the cadastral system to ensure the effectiveness of the reform of immovable property taxation. Further improve tax compliance by enhancing the predictability of the tax system, simplifying procedures, improving tax debt recovery and modernising tax administration. Pursue the fight against tax evasion and take additional steps against the shadow economy and undeclared work.

Taxation

•
With a view toward boosting disposable income, the government38 has given a 2014 tax credit of €640 for full-time and similar workers whose total income is comprised between €8,160 and €24,000.  Beyond such upper limit, the credit decreases on a linear basis until being zeroed out at an income level of €26,000. The credit has been financed with a structural and selective reduction and replanning of public expenditure, and it will be covered by resources within a special fund thereafter. The government intends to make the measure structural in the 2015 Stability Law.

•
A 10 per cent reduction of the ordinary rates for the regional tax on productive activity (IRAP) has also been granted for all sectors of economic activity, starting from the 2014 tax year.  Special ‘intermediate’ tax rates are to be used in the computation of 2014 prepayments.  A further reduction is to be introduced with the 2015 Stability Law.

•
As of 1 July 2014, the rate of taxation on financial income has been raised from 20 per cent to 26 per cent39.  In addition, taxpayers have been offered the option of settling taxes on capital gains and capital losses accrued as of 30 June 2014 on the basis of tax rates in effect prior to 1 July 2014.

•
The single municipal tax (IUC) went into effect on 1 January 2014, and includes a municipal property tax (IMU), a tax on shared municipal services (TASI) and a tax on waste (TARI) that will finance the costs of waste collection and disposal40.

____
38 Decree-Law no. 66/2014.
39 There is no change to the 12.5 per cent rate of taxation on capital income derived from public debt securities, postal savings certificates, bonds issued by states and territories that allow for adequate exchange of information, and savings certificates for the southern Italian economy.
40 The taxable base for TASI is that provided for the application of the municipal property tax (IMU) and the basic rate is 1 per mille. The municipality, with the resolution of the municipal council, can determine the tax rate, but it must comply with the restriction whereby the sum of the TASI and IMU rates for any type of property is not higher than the maximum allowed by state law for IMU as of 31 December 2013. For 2014, the maximum tax rate cannot exceed 2.5 per mille. For 2014, the established limits may be exceeded for determination of the TASI rates, for an amount equal to no more than 0.8 per mille, provided that tax deductions and other measures in relation to main dwellings or property units equivalent to main dwellings are financed so as to generate effects on the TASI tax burden that are equal to those determined with reference to IMU in relation to the same type of properties.

80	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

•
With reference to data available as of May 2014, with the changeover from 2012 IMU41 to 2014 TASI/IMU, the municipalities that have approved TASI rates have seen a decrease in taxpayers paying taxes as occupants of main dwellings, to the order of 1.2 million.  This decrease may relate to exemptions allowed on main dwellings coming under municipal taxation powers. The receipts from the 2012 IMU in relation to main dwellings were approximately €1.6 billion versus receipts from the 2014 TASI/IMU estimated at approximately €1.2 billion for the end of 2014, with an overall reduction of 29.3 per cent.

•
With reference to cooperative companies and their consortiums, a total of 23 per cent of their earnings will not be considered as taxable income for the purposes of direct taxes, according to the limits of EU regulations on the subject.

•
Temporary tax relief has been introduced42 under the form of a tax credit for physical and legal persons who make charitable donations for entertainment- and culture-related projects (the so-called ‘Art bonus’). Taxpayers may make use of this credit for up to 65 per cent of the donations made in 2014 and in 2015, and up to 50 per cent in 2016. The tax credit is also granted if the disbursements go to persons who are concessionaires or trustees of public cultural properties.

•	In the area of tourism, tax credits have been granted for hotels and other types of accommodations that invest in digitalisation and building upgrades43.
•
The farming sector will benefit44 from a tax credit equal to 40 per cent of investments of up to €400,000 for product/technology innovation and development, and for new business networks for food production. Another tax credit of 40 per cent for investments of up to €50,000 is contemplated for the e-commerce of agro-food products.

•
For the 2014-2017 four-year period, a reduced flat tax rate of 10 per cent (versus 15 per cent) has been established45 on income from rental contracts where the lessor and the lessee agree on rent between a minimum and maximum for the local area (the so-called "agreed rental contracts"), and applicable to property in the large municipalities in Italy and their neighbouring municipalities, provincial capitals, or densely populated municipalities46.

____
41 The benchmark for the comparison is represented by the 2012 IMU receipts because in 2013, the IMU revenues were affected by exemptions for main dwellings, land and other categories of properties as provided by Decree-Law no. 102/2013 and Decree-Law no. 133/2013.
42 Decree-Law no. 83/2014.
43 More specifically, the tax credit is granted to individual hotels or hotel groups with ancillary services or services in addition to lodging, and is granted for the tax years of 2014, 2015, 2016 in an amount equal to 30 per cent of the costs sustained for investments and development activity for digitalisation. A tax credit for the tax year ended 1 June 2014 and for the two subsequent years has also been granted to hotel companies in existence as of 1 January 2012, in the amount of 30 per cent of the expenditures sustained for building restructuring and the elimination of architectural barriers, extraordinary maintenance, restoration and conservation projects, as well as projects to improve energy efficiency.
44 Decree-Law no. 90/2014.
45 Decree-Law no. 47/2014.
46 The same law introduced the option of including a redemption clause for the property unit and related economic conditions, in agreements that govern the means for leasing social housing, at the conditions provided in the law.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	81

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

•
It is furthermore possible47 for physical persons not exercising commercial activity to deduct an amount equal to 20 per cent of the expenditure sustained for the purchase - directly from a construction company or from whoever carried out the works - of new or restructured housing, or the expenditure sustained for

•	building on one's own land. The tax deduction is conditional upon the housing being rented for at least eight years by way of an agreed rental contract or through the leasing of social housing.
•
The 2014 Stability Law provided for a new system of deductions from the regional tax on productive activity (IRAP) with the aim to increase the employment base , starting from the current tax year (as of 31 December 2014), in the case of new full-time open-ended contracts.

•
For farm enterprises, the IRAP deductions apply for any worker hired with a fixed-term employment contract covering at least three years and at least 150 days per year. The deductions increase for the employment of women, persons under the age of 35, and individuals employed in the Convergence regions.

Implementation of the law approved by Parliament delegating the government to exercise the legislative function for tax reform (the so-called "Delega Fiscale")

•
In June 2014, the government presented a legislative decree containing fiscal simplification measures48. The decree has been presented to the appropriate Parliamentary commissions for their prescribed opinion, which is to be followed by the Council of Ministers' definitive approval. The legislative decree provides, inter alia, the following simplification measures for taxpayers (physical persons): i) tax returns prepared by the tax assessing entity (Tax Revenue Agency ) for full-time employees and pensioners, on an experimental basis as from 2015, with reference to income produced in 2014; ii) changes in taxation on income from employment49; iii) changes to the inheritance tax with expansion of the taxpayer brackets exempt from the obligation of filing the return; and iv) the abolition of the notice to the tax assessing entity (Tax Revenue Agency ) with reference to deductible energy requalification works that continue over two or more tax periods. Simplification measures for the following procedures have also been introduced: i) VAT reimbursements; ii) reimbursement of tax credits and interest in the taxpayer's fiscal account; and iii) offsetting of the reimbursements from assistance and compensation to tax withholding agents. In addition, there are simplification measures for companies, with the streamlining of communications regarding participation in optional fiscal schemes50.

____
47 Decree-Law no. 133/2014.
48 Implementation of Article 7 of Law no. 23/2014
49 With the provision that hotel services and food and beverage services acquired directly by the client do not constitute compensation in kind for the professional who makes use of the services.
50 With specific regard to companies or entities that do not have their registered or administrative office in Italian territory, the legislative decree aims to simplify: i) tax return forms, without requesting data already in the tax authorities' possession; ii) the communication of transactions occurring with black-list countries; iii) the

82	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

•
In June 2014, the government presented a legislative decree anticipating the reform of the land register, in which it outlines the tasks of census commissions. The decree establishes local census commissions and a central census commission. It also defines the various types of registers (land, urban land register, land register for buildings), and the procedures for setting up the local and central commissions. The decree has been presented to the appropriate Parliamentary commissions for their prescribed opinion.

•
Finally, a legislative decree drafted with reference to taxation of tobacco products provides for changes to the so-called minimum excise tax51. In addition, the decree introduces new categories of tobacco products, with specific rules for electronic cigarettes. The decree has been presented to the appropriate Parliamentary commissions for their prescribed opinion.

Modernisation of the fiscal administration and tax compliance

•
On 30 June 2014, the government approved a bill for the ratification and implementation of an agreement between the Republic of Italy and the United States of America aimed at improving international tax compliance and the application of the U.S. Foreign Account Tax Compliance Act (FATCA)52.

•
Italy is among the promoters of the early adopters' initiative on transparency and the automatic exchange of information on tax mattersin implementation of the new global standard approved by the OECD Council in July 2014. According to the agreement, financial intermediaries will gather information on accounts held as of 31 December 2015 and those opened thereafter, while the first exchange of information between tax authorities is set to occur in 2017.

•
The European Directive53 regarding reciprocal cooperation between the appropriate authorities of Member States regarding direct taxes and other taxes54  has been implemented and regulates the procedures for the exchange of fiscal information with other Member States of the European Union.

•
The government is required55 to present an annual report to Parliament on the design and development of strategies to fight tax evasion and on the results achieved and those expected, with reference to the recovery of revenues through i) the detection of evasion via tax audits and ii) a greater rate of spontaneous taxpayer compliance.

_____________________________________
request for authorisation for effecting transactions within the European Union; and iv) the terms for presentation of the declaration of premiums collected from parties abroad. The decree also addresses regulatory coordination, simplifying: i) the rules for the lump-sum deduction for sponsorship services; ii) the VAT deduction for business expenses sustained for the purchase of goods whose unit cost is no greater than €50; and iii) the alignment of the definition of ‘main dwelling’ for VAT purposes with the definition for the purposes of the registration tax.
51 The decree provides for a ‘minimum tax burden’ (consisting of the sum of the excise and value-added taxes) equal to €170 per kilogram, consistent with its objective of a minimum taxation burden (need to protect state revenue interests and public health interests).
52 The main benefits for Italian financial institutions include: i) exemption from the 30 per cent withholding tax on payments coming from the United States; ii) the removal of the main legal obstacles related to data protection; and iii) the simplification and the minimisation of compliance-related charges, with the institutions required to interface only with the national financial administration and not with the U.S. tax authorities.
53 Legislative Decree no. 29/2014 provided for the implementation of EU Directive 2011/16/EU.
54 With the exclusion of VAT, customs duties, excise taxes and mandatory social security contributions.
55 Decree-Law no. 66/2014.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	83

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

•
In 2013, evasion detection  led to the recovery of €13.1 billion overall, an improvement over the 2012 result, even though the level of forced collection was slightly less in 2013. The figure includes both state taxes and other taxes. In general, the recovery of revenues lost through tax evasion is around double that of the level recorded in 2008. The data for the first months of 2014 (January-April) indicate €3.5 billion of resources recovered, with an increase of 2.9 per cent year on year.

•
With its activity in 2013, the tax police (Guardia di Finanza) identified more than €52 billion of undeclared taxable income (between undeclared revenues and compensation, and non-deductible costs and expenditures) and approximately €5 billion of VAT due and/or not paid. During the first four months of 2014, the tax police uncovered €21.6 billion of undeclared taxable income and €2 billion of VAT due and/or not paid.

•
The tax compliance plan56 is based on closer collaboration with the national and international financial administrations, but also on the revision of some of the current compliance tools. More specifically, with reference to the first point, the tax authorities will be able to make use of credit, financial and insurance information held by the control and oversight authorities (Bank of Italy, CONSOB, and IVASS) and risk analyses will be shared by the tax assessing entity (Agency delle Entrate) and the tax police (Guardia di Finanza); with the aim of preventing international tax fraud, the ratification of international agreements for the exchange of information with other countries will be accelerated (via fast-tracking in Parliament). An essential contribution in support of these instruments will also come from the approval of ‘voluntary disclosure’ provisions.  The plan to improve the current array of compliance tools calls for : a strong focus on preventing evasion by large taxpayers, through the management of fiscal risk (adoption of control systems balanced by the reduction of the burden of tax compliance obligations); the updating of sector studies (for small enterprises and self-employed professionals), to be rounded out by a ‘bonus’ system through which compliant taxpayers can avoid being audited; a better use of data referring to physical persons in order to measure shifts between income and expenses; and the strengthening of spontaneous compliance so as to avoid tax disputes.

•	With reference to tax collection, the plan provides for harmonising collection tools on the basis of a debtor fiscal risk index.
•	The number of tax disputes for the January-March 2014 period decreased by 7.25 per cent with respect to the first quarter of 2013.
•
The government has extended the possibility for taxpayers to obtain favourable conditions for the instalment payment of tax bills, allowing taxpayers not in good standing with their payments as of 22 June 2013 to apply for an instalment plan for a maximum of 72 payments (6 years) by 31 July 2014. The new plan granted cannot be extended, and is voided in the event of non-payment of two instalments (instead of eight instalments), not necessarily consecutive.

____
56 Provided by the IRPEF Decree.

84	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

•
With a view toward bolstering efforts to fight evasion and abusive practices, measures have been introduced to prohibit illegal occupants of a building from requesting residence and the hook-up of public utility services (gas, electricity, water, etc.). In addition, anyone who illegally occupies public housing is prevented from participating in any proceedings for the assignment of similar housing for a period of five years from the date of ascertainment of illegal occupancy. Finally, provisions have been introduced to protect and guarantee reduced rents through December 2015 for renters who acted on evasion-prevention measures by disclosing previously undeclared rental payments.

•
The cooperation between municipalities and the Tax Revenue Agency  with respect to state tax evaluations has increasingly grown stronger, due in part to the signing of a new protocol of intent between the Agency itself, the National Association of Italian Municipalities (ANCI), the Institute for the Local Economy and Finance (IFEL) and the tax police (Guardia di Finanza). Between February 2009 and August 2014, more than 66,000 claims were reported by more than 900 municipalities, with almost 12,000 of them having resulted in assessments of more than €226 million altogether.

Fiscal measures to support businesses

•
Incentives granted to firms for the purchase of new capital goods include provisions in the ‘New Sabatini’ law (see CSR no. 4), as well as a tax credit amounting to 15 per cent of the value of investments made up to 30 June 2015, in excess of the average investments made during the previous five tax years. The minimum amount to qualify for the credit is €10,000. The tax credit is split into three annual portions of an equal amount.

•
A tax credit with reference to corporate income taxes (IRES) and the regional tax on productive activity (IRAP) has been introduced for up to a maximum of 50 per cent for all public works constructed with project financing (no longer only for the strategic national projects defined in the so-called Legge Obiettivo) that entail an investment between €50 million (previous floor of €200 million) and €2 billion.

•
The government issued a tender for the granting of a total of €5 million in assistance to micro, small and medium businesses for the valorisation of industrial models and designs so as to increase the firms' competitiveness on national and international markets. Assistance is to be granted in the form of capital subsidies for project planning and development.

•
The 2014 Stability Law granted capital stock companies and resident entities subject to Italian corporate income tax the possibility of revaluing business assets and shareholdings reported in their financial statements for the year ended 31 December 2012, with the payment of a substitute tax at a rate of 16 per cent for assets subject to depreciation or amortisation, and 12 per cent for non-depreciable assets. Instead, the taxes on the revaluation are to be settled with a substitute tax of 10 per cent.

•	In 2014, a tax credit became available to firms investing in research and development during the 2014-2016 period, for up to €600 million of

MINISTERO DELL’ECONOMIA E OF THE FINANZE	85

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

investment overall; the credit will be granted through structural funds for the 2014-2020 period . In essence, the measure provides for a tax credit equal to 50 per cent of the incremental expenditures sustained by firms with respect to the previous year, with a maximum credit of €2.5 million per firm, and a minimum R&D expenditure of €50,000 in order to qualify for the credit. In addition, R&D activities that qualify for the credit are defined as well as admissible expenditures57.

•
The government has acted to accelerate investment in ultra-wide broadband. Service providers that decide to invest in "areas of market failure" and in areas without infrastructures for which sinking fund subsidies are not provided will be able to apply for a tax credit against corporate income taxes and the regional tax on productive activity.  The credit will equal 50 per cent of the cost of incremental investment over the investment already foreseen in the service provider's business plan. Tax credits granted to private subjects undertaking the investments do not impact on public finances since the incentive regards investments that would not have been carried out without the credit.

Efficiency of the public administration and the justice system

CSR NO. 3. As part of a wider effort to improve the efficiency of public administration, clarify competences at all levels of government. Ensure better management of EU funds by taking decisive action to improve administrative capacity, transparency, evaluation and quality control both at national and regional level, especially in southern regions. Further enhance the effectiveness of anti-corruption measures, including by revising the statute of limitations by the end of 2014, and strengthening the powers of the national anti-corruption authority. Monitor in a timely manner the impact of the reforms adopted to increase the efficiency of civil justice with a view to securing their effectiveness and adopting complementary action if needed.

Administrative federalism

•
In August 2014, the Senate approved the government's bill for constitutional reform which brings an end to perfect bicameralism, a reduction in the number of members of Parliament, containment of the operational costs of government institutions, the abolition of the National Council of Economics and Labour, and the revision of Title V of the second part of the Constitution (see Focus).

•
Pending approval of the reform of Title V of the Constitution (and the related implementing regulations ), the government has inaugurated broad reforms of local entities58, with the institution of metropolitan cities, the redefinition of the system of provinces, and the introduction of new rules for mergers and combinations of municipalities. The actual changeover from province to metropolitan city will occur on 1 January 2015.

•	The functions transferred to the new institutions and the transfer of personnel from one entity to another will beregulated by subsequent
____
57 The measure is to be finalised with the related implementation decree.
58 Law no. 56/2014

86	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

implementation decrees. More specifically, the staff of the provinces undergoing reorganisation will be transferred to the entity that takes over the related functions, with the legal and economic status and seniority of such personnel remaining unchanged59.

•
As far as the transfer of functions is concerned, the functions reallocated by the State to other entities are to be set out through a Prime Minister’s decree , whereas regions will be responsible for the reallocation of functions of a regional nature. The administrative functions of the State being transferred to the provinces are to be exercised by the provinces as of the date on which the aforementioned decree goes into effect, whereas with regard to the functions reassigned to metropolitan cities, the effective date has been set at 1 January 2015. The actual start-up of the exercise of functions reallocated by the regions will be determined by the regions.

IN ITINERE

Constitutional reform

The bill establishes a bicameral legislature with differentiated functions for the two chambers. The Chamber of Deputies will assume exclusive responsibility for votes of confidence with respect to the government and it will also be charged with the policy-making function, the legislative function and control over the actions of the government. The Senate will become a secondary elected body consisting of no more than 100 members. A total of 95 senators will be elected through a proportional method, by the regional councils and autonomous provinces. Each region will have a minimum of two senators.  Italy's President will have the power to appoint five senators. The mandate for each senator will coincide with that of the territorial entities appointing the senator.

The legislative function will not be -exercised jointly by the two chambers, except for a restricted number of laws. For other laws, the Senate's review will be elective (decided within a short term of 10 days, upon the request of a quorum, such as one-third of the members) and consultative in nature (the Senate may approve proposed amendments). Final approval will take place within the Chamber of Deputies.
A fast track will be introduced into the legislative process whereby the government can request the Chamber of Deputies to vote within 60 days on a bill essential for the implementation of a programme.

The Senate's activity will be radically revised.  It is contemplated that it will: i) "contribute" to the legislative function; ii) act as a liaison between the European Union, the State, and Italy's other constitutional entities; iii) evaluate the activity of the public administrations; iv) verify the implementation of the laws of the State; v) control and evaluate public policies; and vi) contribute by expressing opinions on political appointments for which the government is responsible.

The bill for constitutional reform also contains other provisions: with respect to legislative proceedings, the government can  request that the Chamber of Deputies vote on bills by a certain date; with respect to decree-laws, content will be subject to limitations; with respect to questions of legality, preventive appeal to the Constitutional Court is forseen concerning the constitutionality of the electoral law.
The plan to revise Title V has proceeded according to guidelines for  overcoming the rigid distribution of legislative powers and for introducing a more modern and flexible system of distribution, including for functions based on cooperation between regions. The plan calls

____
59 This process (as well as the transfer of the other financial resources and the transfer of assets) has been coordinated at a central level by a national observatory chaired by the Minister for Regional Affairs, and at a territorial level by special regional observatories.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	87

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

for: i) the elimination of competing legislative responsibilities and the consequent redefinition of the ‘exclusive’ responsibilities of the State and the ‘residual’ responsibilities of the regions; ii) the introduction of a ‘supremacy clause’, whereby upon the government's proposal, State law can become effective with regard to matters or functions that are not the exclusive responsibility of the State if the protection of the legal or economic unity of the Republic requires it, or if it is made necessary for the planning and implementation of socio-economic reforms or programmes of national interest; iii) the introduction of the State's option to delegate, including temporarily, to the regions, the legislative function regarding matters of the State's exclusive responsibility, barring certain exceptions; and iv) the reorganisation of criteria for the distribution of regulatory powers.

Public administration efficiency

•
During the June-September 2014 period, the interchange system (SdI) managed by the tax assessing authority (Tax Revenue Agency) received and processed approximately 550,000 electronic invoices, most of which have already been transmitted to the public administrations involved. The digitalisation of the process has made it possible to identify areas of improvement for managing invoices and the procurement cycles of the individual administrations.

•	The number of rejects for formal errors with respect to the total files received has been relatively limited: from 6 June to 17 September, the files rejected represented 23% of those received.
•
With a view toward improving the allocation of personnel within public administrations, new rules have been introduced60 governing transfers and, in particular, the transfer of employees within the same administration or to another administration (in the same municipality or within 50 kilometres) for which the consent of the employee involved is no longer necessary61. The public administrations will set up an institutional web site that will indicate the positions to be covered through transfers, as well as selection criteria. In this regard, a fund for improving personnel allocation has been set up within the Ministry of the Economy and Finance, with funding amounting to €15 million for 2014 and €30 million as from 2015.

•
In order to increase transfer opportunities, the employees willing to transfer may request to be placed into a job or economic position that is one level below their current level, although they will retain the right to be reinstated at a later date to their original position and job category, including through voluntary mobility procedures.

•
The reform of the public administration changes union privileges:  as of 1st September 2014, the total number of employees of the public administration who are on paid or unpaid leave from their jobs for the purpose of carrying out union-related work at union associations was reduced by 50 per cent.

____
60 Decree-Law no. 90/2014.
61 Specific exceptions are provided for full-time employees with children less than three years old who have the right to parental leavepermits, and full-time employees who can make use of paid work leave permits for taking care of a disabled relative in a serious situation; such employees may be transferred from their work site to another site only with their consent.

88	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

•
The various public training schools have been united into one, the National School of Administration , with the objective of streamlining the training system for the central administrations and containing related expenditures.

•
The organisation of regulatory authorities has also been streamlined. Persons having served one authority may not be appointed to another authority until at least five years after the termination of their mandate. In addition, at the end of their mandate, the members of the governing bodies may not enter into relationships with the regulated parties for a period of two years. The recruitment procedures of personnel staffing the regulatory authorities will be managed on a consolidated basis. As of 1 July 2014, non-wage compensation to full-time employees was reduced by 20 per cent. Finally, the management of logistics services has been organised so as to generate savings on expenditures, with sanctions being applied for non-compliance after a transition period.

•
The ‘White Book for Defence and International Security’62 now being drafted by the Defence Ministry will outline a strategy for the evolution of the military over the next 15 years, with a focus on generating greater efficiency.

IN ITINERE

The draft of the delegated law on the reorganisation of the public administrations

The draft of the delegated law on the reorganisation of the public administrations63 consists of 16 articles, inclusive of 10 articles providing for delegation of powers to be exercised in the 12 months subsequent to the approval of the law.

With reference to administrative simplification, the draft calls for the government to adopt legislative decrees for:

•     Governance of public services , so as to reduce the time required for administrative compliance matters and to ensure full online access to personal information and documents held by public administrations, payments to public administrations and the administrations' delivery of remote services. As part of this initiative, the government will consider introducing a single document containing data on the ownership and circulation of automobiles, motorcycles, motorbikes and trailers.

•    Use of silent consent between administrations for the adoption of both administrative and regulatory acts, with the objective of accelerating the procurement of agreement, nulla osta and consents. In general, a term of 30 days applies before the silent consent becomes valid; the Prime Minister will have the task of settling any disputes between ministers. Procedures for certified reporting of the start-up of activity or the silent consent will also bespecified.

•    Reorganisation of the rules governing services conferences, from the perspective of the sound operation and efficiency of local government, with the redefinition of the conference types, decision-making mechanisms, and the cases when conferences must be convened.

With regard to the prevention of corruption, public disclosure and transparency, the government will be empowered to adopt supplemental and corrective provisions in order to sharpen and simplify prevailing regulations.  The sphere of application of obligations for the prevention of corruption and public-administration transparency will be specified, as well.

With reference to the reorganisation of the administrations, the government will be empowered to adopt legislative decrees for:

____
62 The White Book intends to redefine the strategic framework of reference for the military, the objectives that the military will need to achieve, and its structural and organisational orientation.
63 Bill no. 1577.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	89

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

•     Amendment of the rules governing the central and territorial offices of the ministries and of national non-economic public entities, with the objective of making the organisation simpler and more streamlined64.

•     Reorganisation of the rules governing the Chambers of Commerce, Industry, Small Business and Agriculture, outlining the functions thereof and reforming the applicable financing system, eliminating the mandatory contribution of the businesses.

The government will be empowered to adopt legislative decrees for the purpose of reforming the top management personnel in the public administrations, as well as top management at the regional and local government levels and within companies and entities that are part of the National Healthcare Service.

The principles laid out for the drafting of the legislation regard: i) the creation of a system of top management within the public sector, with the specification of unified and coordinated roles and the ensurance of full mobility between them; ii) the classification of all public managers within a system defined by three specific roles, related respectively to the State, regions and local entities; iii) the abolition of the positions of municipal and provincial secretaries, and the gradual phasing out of the current single classification of managers of local entities; iv) access to public management positions through a competititive system65; v) life-long learning programmes for managers; vi) assignments to management positions according to the requisites needed in terms of professional experience and skills; vi) simplification of the performance evaluation process and the significance of its outcome for the purpose of assignment to future managerial positions, the reorganisation of the legislative provisions related to the notion of managerial liability or disciplinary responsibility of managers, definition of the percentage of performance-based pay in relation to the type of position held.

As part of the criteria indicated in Article 10 for the delegation of powers to reform the system of top management in the public administrations, the bill for the reorganisation of the public administrations addresses the governance of healthcare entities, providing guidelines for appointments to the positions of general manager, administrative director, and healthcare director of the companies and entities of the National Healthcare Service, with the objective of facilitating transparent, merit-based decisions aimed at selecting persons with competent and adequate professional skills66.

On the subject of public employment, the government will need to abide by the following guiding principles: centralisation of competitive procedures for all of the public

____
64 This is also to be implemented through a reduction in the organisational structure of the Prefectures, whose status will be changed from Territorial Offices of the government to Territorial Offices of the State, with the peripheral offices of the ministries to flow into the new units.  The related responsibilities and functions are to be revised, with a consequent reduction in the number of offices.  The role of the Office of the Prime Minister will be expanded with respect to the analysis and definition of public policies whereas offices working directly with Ministers will be reduced in number.
65 In the case of competitive access to public management positions with class attendance requirements, winners are first assigned to serve as officers, with training obligations for the first four years.  Thereafter, they are placed on a  single register, subject to their passing a test; in the case of competitive access based on other requirements, winners are assigned to serve on a term basis, following which they are employed on a full-time basis not subject to an expiry date but conditional upon their passing an exam after the first three years of service.
66 More specifically, there is a single national recruitment process for general managers:  the only candidates who may be appointed are those who are listed, at the end of the recruitment process, on a register held by the Ministry of Health (updated every two years). The general managers appointed must meet operating objectives, and must ensure essential care levels, budget equilibrium, and the results of the national outcomes evaluation programme; if these goals are not met, the managers may be removed from their positions.  The institution of regional registers (to be updated every two years) is contemplated for the appointment of administrative and healthcare directors.  A public screening process involving interviews and the review of credentials will serve as the basis for listing names on the register, which must be used by the general managers.  Anyone not achieving pre-set objectives, or anyone violating the law or the principle of good performance and impartiality, will be automatically removed from the registers and may not be nominated anew.

90	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

administrations; setting of general guidelines for the planning of hiring; in the context of competitive access to public management positions, acknowledgement of professional skills acquired through flexible employment arrangements within public administrations.

In order to ensure public sector employees can balance their family lives and careers, the public administrations will make use of part-time work and telecommuting, capitalizing on the possibilities offered by technological innovation and testing types of co-working and smart-working arrangements67.

Finally, the draft law provides for the reordering of the rules governing equity investments held by the public administrations and local public services, with the adoption of principles and criteria aimed at simplifying and increasing transparency of public administrations’ investments in companies.

Management of European funds

•
In September 2014, Italy’ certified to the European Commission that expenditure for the implementation of programmes financed by EU funds had reached 58 per cent of the total funds allocated, thereby signalling an improvement with respect to the previous reporting.

•
Italy is currently reorganising the system for European fund governance with the aim of improving the efficiency of management and the quality of expenditure. Such reorganisation is linked with the creation of an Agency for Territorial Cohesion, and the reorganisation of the cohesion-policy planning and coordination functions68. The support for implementation of operational programmes and related systematic monitoring will be reinforced through the agency, which will be overseen by the Office of the Prime Minister69.

•
The transfer of the aforementioned functions to the Office of the Prime Minister results in an institutional positioning that is better suited to the exercise of the functions, ensuring the institutional authority and impartiality needed for effective coordination of the central and regional administrations and for all interactions with the European Union.

•
On the basis of a new planned initiative agreed with the European Commission, each administration in charge of an operational programme must assume precise commitments at the highest political level to reorganise its own structures and to revise implementation procedures, so as to guarantee that the necessary requisites for the programme's sustainability are in place in the very beginning of the planning stage.

____
67 With further reference to the need to ensure public-sector employees can balance their careers and family lives, initiatives will need to be promoted so that public-sector employees with small children or with elderly relatives will be able to benefit from support services. Furthermore, nursy schools are planned to be set up inside the Defence Ministry's barracks facilities, partly due to the availability of the Defence Ministry buildings and infrastructures. The nursery schools will be open to the children of employees of the State's central and territorial administrations, children of employees of local governments, and children who are not placed in public schools in municipalities.
68 Transferred to the Office of the Prime Minister.
69 With a staff of 200, the office benefits from a flexible model, and it is therefore able to adapt its strategy for action to the needs within the different operational programmes. Two recent developments with regard to such process have been: the naming of the agency's director during the cabinet meeting on 10 July 2014; the publication of the agency's by-laws on 19 August 2014. The Agency and the National Authority for the Coordination and Management of the European Funds will benefit from the hiring of 120 officers with significant skills and expertise in the project areas for the use of the funds, with the cost of the personnel ensured by the 2014-2020 technical assistance resources.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	91

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

•
Following negotiations with the European Commission, the partnership agreement for the use of European structural and investment funds over the programming period 2014-2020 has by now been finalised. The document introduces important changes aimed at defining spending decisions more quickly, clearly and concretely, thereby making the definition of operational programmes more stringent and improving the extent to which programmes can be verified70.

•
The design of the partnership agreement has reinforced the rules deriving from EU regulations calling for resources to be concentrated on investment priorities related to the Europe 2020 Strategy and related targets, while also taking into account territorial needs and the lessons learned in 2007-2013.

•
One innovative element of the agreement presented by Italy is the ‘Expected results- Actions’ attachment (not required by EU regulations) that identifies ,with respect to each project area involving use of the funds (thematic objective): expected results, along with the related indicators, and the specific actions to be financed. The objective is to anticipate decisions on interventions and improve the transparency and verifiability of planning decisions.

•
Concerning transparency in the management of the funds, Italy has an operational Open Cohesion portal that provides periodically updated and detailed information, in an open and reusable format, with reference to the projects financed with European funds71.

•
CONSIP S.p.A has been given a key role in the execution of technical assistance tenders promoted by the management, certification and audit entities of the individual administrations heading up programmes co-financed with EU funds.  CONSIP is involved in the acquisition of technical assistance services with a view toward streamlining, simplifying and reducing tender costs, while simultaneously ensuring the maximum potential participation on the part of the market.

•
The government72 has ensured that the Prime Minister will exercise audit and monitoring powers to as to ascertain respect of the timing and objectives of the plans, programmes and projects financed by the EU or the Fund for Development and Cohesion. Should any inaction, delay or non-compliance be ascertained on the part of the public administrations involved, the Prime Minister, after having consulted the Unified Conference (which must render an opinion within 30 days), will propose to the Interministerial Committee for Economic Planning the defunding and redeployment of unused resources, including possible allocations to another level of government. In the event of inaction, delay or non-compliance ascertained in the implementation of programmes, the Prime Minister is authorised to exercise substitute powers.

____
70 This is a specific tool aimed at the achievement of the pre-defined targets for accelerating and simplifying the procedures and improving organisational and technical capacities; the move toward these targets will be periodically monitored and the impact of the initiatives is to be evaluated within two years. Consistent with the guidelines defined in agreement with the European Commission, the plans presented by the administrations will be adopted as part of the negotiations with the Commission about the operational programmes, as an integral part of the assessment of such programmes.
71 The portal will be extended to all European structural and investment funds (the European Regional Development Funds, the European Social Fund, the European Agricultural Fund for Rural Development, and the European Maritime and Fisheries Fund).
72 Decree-Law no. 133/2014, Article 12.

92	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

Anti-corruption measures

•
The powers of the National Anti-corruption Authority (ANAC) have been widened as a result of the rationalisation of the supervisory tasks on awarding procedures of public works and public contracts. With the abolition of Authority for the Administration of Public Contracts (AVCP), ANAC took over the supervision of awards of public works and has been vested with additional powers to combat corruption. On ANAC's role in controlling public procurements, see also CSR no. 7.

•
The prevention and corruption-related functions of the Department of Public Functions have also been transferred to ANAC, whereas performance evaluation and measurement tasks73 previously handled by ANAC have been transferred to the Department of Public Functions.

•
ANAC's President has been vested with the responsibility of scrutinising and ensuring the procedural integrity and transparency of EXPO 2015 works74, making use of a special operational unit in relation thereto. The unit has the following duties: i) preventive control of documentation regarding tenders procedures; ii) exercise of audit powers and exercise of powers to access databanks (previously carried out by AVCP).

•	The efforts to prevent the laundering of money coming from corruption will be facilitated by a protocol of intent signed by ANAC and the FIU75.
•
ANAC also collects information and reports of criminal activity from public sector employees, and applies administrative sanctions to public administrations that fail to adopt three-year corruption prevention plans, three-year programmes for transparency and integrity, or codes of conduct for their employees.

•
The powers transferred from AVCP to ANAC also cover the settlement of disputes prior to litigation. More specifically, the contracting party or parties may request ANAC to formulate a proposed solution to an issue arising during the process of conducting tenders for public procurement.

•
As of June 2014, some 5,359 public administrations had complied with the obligation to adopt a three-year corruption prevention plan, thus representing 47.84 per cent of the administrations with the obligation to do so76.

•
The legality rating established by the ‘Cresci Italia’ decree and assigned to firms by the antitrust authority (on the basis of a regulation of the Ministry of the Economy and Finance) is becoming one of the criteria for priority access to public financing and provides greater certainty in requesting bank credit. The rating represents a premium in the rankings used for the granting of public financing. As for access to bank credit, banks must consider a firm's

____
73 Carried out previously by ANAC.
74 The website, OpenExpo2015.it, has been set up, starting from open-source technological platforms, to ensure a transparent Universal Exposition.
75 The Bank of Italy's Financial Information Unit for Italy.
76 The plans have been presented by ministries (10), regional administrations (20), provinces (76) and municipalities (3,382). Given the specific characteristics of scholastic institutions, they have not been required to present plans during this initial phase, with the issuance of specific guidelines about the matter now pending.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	93

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

legality rating when setting the terms and costs of credit approval and determining the economic conditions of the credit.

Monitoring and efficiency of the civil justice system

•
The revision of the judicial districts is already at an advanced stage.  As of January 2014, a total of 30 courts and related public prosecutor offices had been shut down, while another 271 satellite offices are in the process of being closed.  Some 386 judges can now be reassigned.

•
As of 31 December 2013, the number of pending civil lawsuits was more than 5.0 million.  However, the first signs of improvement in civil proceedings are starting to become evident: from 2009 to 2013, the case backlog fell by 14.9 per cent.

•
The experience of the first few years of mandatory mediation shows that 33 per cent of eligible cases were handled through mediation, with a success rate of around 44 per cent.  Added to that figure is the 5-6 per cent of agreements reached by parties outside of the mediation process, incentivated solely through the positive effect of convocation. Altogether, the net effect of mediation aimed at reducing the caseload of the courts has been around 20 per cent, with respect to attempts made at mediation77.

•
The increase in standard court costs required for appealing decisions of the justice of the peace reduced the number of pending cases, from approximately 1 million in 2009 to just over 300,000 in 2012.

•
The reform of the public administration has introduced provisions aimed at automating the taxation process and notification to pay standard court costs. In addition, the electronic filing of documents for civil proceedings is to become obligatory by the end of 2014 for ordinary courts. It will become obligatory for appellate courts as of 30 June 201578.

FOCUS
Drastic cut in the average duration of civil proceedings and significant savings in spending for the entire system

The mandatory changeover to the online civil trial process had yielded encouraging initial results already by 28 July 2014, about one month after the changeover went into effect.
The time involved for issuance of an order following a petition for injunction fell from 15 days in the month of June 2014, when the filing was only elective, to the current online issuance period of 6 days, from the date of the registration of the petition to the date of the online filing of the judge's order. The average reduction of proceedings going through the courts is 62 per cent. For publication, the time involved for injunction proceedings has been reduced from 17 days to 7 days (-59 per cent).

There have also been positive signs in terms of expenditure savings. Reports and estimates indicate that approximately 11.6 million certified electronic mail messages were delivered in the 12-month period from August 2013 to 24 July 2014, with savings of more than €40 million (or almost 50 per cent of the IT expenditure for the justice system in 2013).

____
77 During the first quarter of 2014, there were 58,389 mediation cases registered, the highest number since mediation was introduced in 2012. As to the time involved, in 2012, a total of 1,132 days were needed for ordinary court proceedings. With mediation, the term for the proceedings has been reduced to 62 days in the event in which agreement is reached, and 56 days in the opposite case.
78 The Court of Auditors' rulings may also be handled online, but the subjective referability, the integrity of the contents, and the confidentiality of personal data must be ensured.

94	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

In comparison with July 2013, when the system was not mandatory and with only a few operational offices testing the online civil trial process, the number of online petitions for injunctions has risen by 142 per cent, while the number of documents filed online that are part of actual court proceedings has increased by 157 per cent .
The online filings by judges have also experienced a constant, positive trend. From 1 July to 28 July 2014, some 108,659 online orders were filed.  More than 1.0 million judicial orders were filed online in the last year only, including 102,910 rulings and 307,153 court records. Such orders, which are held in an electronic folder, constitute a sizeable databank for consultation by attorneys and other parties on a 24/7 basis, with a considerable reduction  in the workload of court clerks.
Finally, some 833,000 professionals (and not only attorneys) are now making use of certified electronic mail communications.

•
A proceedings office has been set up as part of the streamlining of services in the justice system, based on experience in other European countries.  The office staff assists  judges in carrying out various activities, including IT systems support.

•
Finally, all of the sub-offices of the Regional Administrative Courts (TAR) will be shut down as of July 2015, except for those sub-offices located in cities where appellate courts are headquartered. The measure is designed to streamline the TARs activity, with cost savings, if any, to be evaluated once the offices have been closed.

•
At the end of August 2014, the government approved seven legislative measures regarding the justice system, including one decree law and four bills on the civil justice system, and two bills on changes to the criminal justice system.

•	The measures for civil proceedings outlined in the decree law have the objective of reducing average time periods for proceedings. The key aspects include:
✓
Decisions on pending cases, whether in the lower or appellate courts, through transferring the proceedings to arbitration (excluding cases referring to inalienable rights, employment, social security and social assistance). On appeal, the out-of-court settlement of disputes must occur within 120 days; in absence thereof, the proceedings must be resumed in the 60 days thereafter.

✓
Settlement with the assistance of attorneys (assisted negotiation). This is a written agreement through which the parties, who have not gone to court or who have entered into arbitration, agree to cooperate to resolve the dispute on an amicable basis with the assistance of their attorneys79.

✓
Assisted negotiation in separation and divorce proceedings. An assisted negotiation agreement is to be finalised with respect to the consensual solutions to disputes between partners. As a further simplification of

____
79 It is mandatory in lawsuits seeking compensation for damages from the circulation of vehicles and vessels, as well as in any case seeking the payment, for any reason, of sums amounting to less than €50,000. Agreement reached through the assisted negotiation procedure is enforceable and may be the basis for the registration of a lien.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	95

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

separation or divorce proceedings, couples will be able to go to the civil registrar in their municipality to finalise a separation agreement or the dissolution of their marriage.
✓
The measures of settlement, arbitration and assisted negotiation are directed toward addressing the critical mass of pending civil cases. The potential impact of these new measures (based on an historical analysis of the flow of civil proceedings) is approximately 450,000 cases at the ordinary courts and 620,000 cases with justices of the peace.

✓
Regulations governing the payment of court expenses have changed: the party who loses the lawsuit has to pay the costs of the proceedings, while a judge may order offsetting only in cases in which the outcome is unfavourable to both parties.

✓	A changeover from ordinary proceedings to summary proceedings is possible for less complex lawsuits, and when simple proceedings are suitable for a decision.
✓	Attorneys may interview witnesses outside of the civil justice process. Written statements made to the defender are considered sources of evidence that the party may submit to the court.
✓	The summer holiday period for the courts is to be reduced by 50 per cent, and will run from 6 to 31 August (instead of from 1 August to 15 September).
✓
In order to prevent the exploitation of delays in civil proceedings as an occasion for low-rate financing (by virtue of the application of the legal interest rate), a specific increase in the rate of interest on late payments is to be applied during the period in which court proceedings are pending.

✓	It has become obligatory for creditors involved in executive proceedings for forced expropriation to send on-line to the registry office the related documentation 80.
✓
A final summary report must be drafted by the bankruptcy trustee, the liquidator or judicial commissioner to ensure transparency and efficiency in bankruptcy proceedings, pre-bankruptcy arrangements with creditors (with the sale of assets and business continuity),and individual executive proceedings with respect to real property.  In the event of a pre-bankruptcy arrangement with business continuity , it has

____
80 For proceedings involving the forced expropriation of receivables, the court having jurisdiction is the one in the location of the debtor's residence, domicile, regular dwelling or main office. In addition, the court will be granted direct access to  public databanks containing information pertinent for execution purposes, including the tax authority's general records and the so-called archive of financial relationships. Additional simplification measures concern executive proceedings. In relation to expropriation at third-party premises, the statement of the third-party debtor will be made via registered letter or certified electronic mail (and not at the hearing).  In order to achieve the maximum effectiveness with respect to forced sales, the judge ordering the execution of a sale of real property is now obligated to order the release of the real property seized at the time he authorises the sale. In addition, the court must follow procedures that allow for the removal of any personal property that is found at the location of the real property and that is not to be handed over. Finally, a sort of early closing of the executive proceedings has been introduced for cases in which it is no longer possible to achieve reasonable satisfaction of creditor claims, including when considering the costs needed to continue the proceedings, the probability of liquidation of the asset(s) and the estimated realisable value.

96	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

become obligatory for the judicial commissioner to prepare periodic summary reports, as was already the practice for liquidation cases.
•	The various legislative bills are reviewed in the Focus that follows.

IN ITINERE

Bills related to the civil justice system

The government has discussed a package of reforms regarding the civil justice system; in particular:

1.       Bill regarding the civil liability of judges. The main aspects of the reform:
•     Expansion of the scope of liability, in line with European Union law, which contemplates the manifest violation of applicable laws and regulations or the manifest error in reporting of facts and evidence.
•     Overcoming any obstacle posed by a judge  interfering with the action of recovery the State must undertake following the actual reparation for damage sustained as a result of the court's conduct.
•     Certainty of recovery with respect to the judge, which will become obligatory.
•     Increase in the threshold for the action of recovery - the threshold is currently set at one-third of the judge's annual salary (except for cases of wilful misconduct) and it will be raised to one-half.
•     Coordination with disciplinary liability - links between a judge's civil and disciplinary liabilities are to be strengthened.

2.       Draft of the law delegating powers to the government concerning provisions for the efficiency of the civil justice process. The key aspects of the bill are:

•     Strengthening of the firms’ court with expansion of its responsibility.
•     Consolidation of the specialisation of the firms’ court and its related skills in order to make it a more integral part of the judicial system, particularly considering the highly technical nature of its cases and their potential significance for the country's economy.
•     Creation of a court for the family and individual rights, with the introduction of a single specialised section of the justice system for families, minors and individuals.
•     Achievement of a more linear and logical civil process for individual proceedings of the civil justice system; acceleration of the process through revision of rules covering the phases of the proceedings and the issuance of rulings.

3.       Draft of the law delegating powers to the government for comprehensive reform of the honorary magistrature and other provisions concerning justices of the peace.

The purposes of the proposed law can be summarised as follows: i) simplification and streamlining of the rules governing the honorary magistrature with the drafting of a single statute (access, duration, disciplinary responsibility, compensation, training, etc.). ii) reorganisation of the office of the justice of the peace, and expansion of its responsibility with respect to case matters and value, with the definition of the occasions when this office will closely collaborate with other courts; and iii) enhancement of the role of honorary judge, through the redefinition of the related functions that takes into account new possibilities for making use of this role in the civil justice process.

IN ITINERE

Bills in relation to the criminal justice system

The government has discussed a package of reforms regarding the criminal justice system; in particular:

1.       Draft of delegated law for the reform of Book XI of the code of criminal procedure with respect to extradition abroad.

The bill aims to simplify Italy's so-called passive rogatories system (i.e. requests made by other states for collection of evidence) as it is too complex and cumbersome, and the

MINISTERO DELL’ECONOMIA E OF THE FINANZE	97

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

extradition system. The proposed changes will ensure the immediate treatment of urgent incoming requests and provide specific forms of legal assistance. With regard to extraditions, the bill proposes to change the entire procedural sequence of extraditions abroad, and it provides that the judgments issued by the appropriate authorities of EU Member States can be acted upon within Italian territory, and that the Italian judicial authorities may request the authorities of other EU Member States to act upon Italy's decisions.

2.       Bill for combating organised crime and illegally accumulated capital

The bill is aimed at increasing the effectiveness of the actions aimed at combating organised crime and the illegal accumulation of capital to be used for the commission of various crimes, including, for example, crimes against the public administration.

With reference to so-called ‘false accounting or accounting fraud’, the bill calls for restoring focus on repressive effectiveness. Among the other measures, a new criminal offence of own-proceeds laundering will be introduced into Italian law, while the sanctions for mafia-related criminal conspiracy will be intensified.

3.       Bill with substantive and procedural amendments to criminal law, and provisions for strengthening defensive guarantees and the reasonable duration of proceedings

The proposed bill affects the substance and procedures of criminal justice, and prison regulations.  It aims to ensure a reasonable duration of proceedings, while also considering the need to ensure a more efficient system to strengthen guarantees of rights, especially for the accused. More specifically, it changes the rules of prescription: prescription is suspended once a ruling goes into effect at the conclusion of the proceedings in the lower court; the suspension lasts for two years for the appeal judgment and one year for any subsequent proceedings before the Court of Cassation. These suspensions are not in effect if the lower court's ruling results in acquittal. The bill also provides for the authority to modify procedural rules relating to the interception of communications or conversations. The bill also affects summary judgments, plea bargaining, and the rules for appealing to the Court of Cassation, reducing access through certain types of decisions, without infringing on the fundamental rights of citizens.

4.       Draft of delegated law for reforming the prison system. The main aspects of the reform are:

•      i) procedural simplification; ii) revision of the premises for access to alternative measures (so as to facilitate the use of the same); iii) elimination of automatic processes and/or preclusions impeding complete individualisation of rehabilitation treatment; iv) leveraging the value of work as an essential tool for effective re-entry into society; v) plans for restorative justice activity; vi) revision of rules for security measures, especially in relation to the premises for application to insanity cases (including with reference to persons who manifest a personality inclined to commit crimes and criminals who are a danger to society), including in consideration of the recent regulations regarding judicial psychiatric hospitals; and vii) adaptation of prison system rules to accomadate rehabilitation needs of prisoners who are minors.

Measures for prison overcrowding

•	Should the judge in the proceedings hold that a conditional suspension of the judgement may be granted, or that the prison term to be served can be

98	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

limited to a maximum of three years, preventive custody or house arrest may not be ordered81.
•
The suspension of criminal proceedings via probation has been introduced82 into the Italian criminal justice system, with this scenario added to the list of events that annul the criminality of an event constituting a criminal act. The measure contemplates the offender's reparation, the assignment of the offender to social services or public utility work. The suspension of criminal proceedings via probation may be requested by the accused in proceedings for criminal acts punishable with fines or for criminal acts involving prison sentences of up to four years.

•
Due to regulatory measures implemented in recent years, the prison population fell in the past year by 10,663 (approximately 20 per cent)83. On the other hand, offenders serving sentences through programmes alternative to total imprisonment had risen in number as 31 July 2014, amounting to 23,509 (including 12,591 entrusted to social services, 805 in semi-detention and 10,113 under house arrest), with an increase of 3,523 offenders compared with the number as of December 2012.

Banking sector and capital market

CSR no. 4. Reinforce the resilience of the banking sector and ensure its capacity to manage and dispose of impaired assets to revive lending to the real economy. Foster non-bank access to finance for firms, especially small and medium-sized businesses. Continue to promote and monitor efficient corporate governance practices in the whole banking sector, with particular attention to large cooperative banks (‘banks popolari’) and the role of foundations, with a view to improving the effectiveness of financial intermediation.

Reinforcement of the banking sector and corporate governance

•
Banks have halted the deterioration of their profitability by containing costs: total bank employment fell by 30,000 between 2008 and 2013, while the number of branches decreased by 2,400 over the same period. The sector average cost-income ratio decreased from 66.7 per cent to 62.1 per cent. In addition, banks have responded to profitability concerns by increasing their demands for collateral.

•	During the first half of 2014, Italian banks very actively increased their capital, with the leading bank groups announcing or completing capital increases totalling more than €10 billion.
•
The Bank of Italy has expanded the range of loans that banks can use to guarantee financing transactions with the Eurosystem. The measures introduced are aimed at providing incentives for lending to small- and medium-sized companies and households. The new collateral will also

____
81 Decree-Law no. 92/2014.
82 Law no. 67/2014.
83 As of August 2014, the prison population numbered 54,210.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	99

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

facilitate bank participation in the forthcoming ECB refinancing transactions (T- LTRO)84.

Access to the capital market

•
In 2013, there were some 77,234 transactions involving the Central Guarantee Fund, with the amount financed totalling €10.8 billion and guarantees amounting to €6.4 billion. The data for the first seven months of 2014 confirm the interest of businesses, with 52,537 transactions approved for a total value of €7.6 billion. In terms of their size, the businesses aided by the fund are mostly micro businesses (approximately 60 per cent of the total), while financing in favour of medium-sized firms accounted for just under 10 per cent.

•
An agreement signed by the EIB, the Ministry of the Economy and Finance, and the Ministry of Economic Development inaugurated two other initiatives. First, €100 million of the Central Guarantee Fund has been earmarked for SMEs to cover risks of initial losses on industrial innovation projects of any size; as a result of such funding, the EIB will attivate a €500 million loan portfolio.

•
A second initiative relies on a master agreement that will make it possible to cooperate to increase resources for the financing of new investments.  This effort will entail: i) identification of projects for the realisation of infrastructures and analysis of types of possible financing for the works; ii) identification of projects supported by European structural funds to which EIB resources in other fields can be added85; iii) technical assistance to persons planning to use structural funds for the 2014-2020 cycle, so as to optimise the use of these resources in combination with EIB funds.

•
In past months, a national ‘Finance for Growth’ task force86 was set up to identify concrete solutions to facilitate the availability of financial resources for businesses. This objective has been pursued through efforts to promote i) the development of bond issues and credit funds - including through the extension of the Central Guarantee Fund's role in these instruments - and ii) greater involvement of institutional investors (who are a source of long-term investment), including in the direct disbursement of credit. The task force's

____
84 More specifically, banks can offer the following to guarantee refinancing transactions through the Eurosystem: i) standardised loan portfolios consisting of household residential mortgages or  credits to non-financial companies, whereas it had been previously possible to include only individual loans; ii) the used portions of credit lines registered with the Italian Central Credit Register as self-liquidating loans or loans subject to revocation; iii) bank loans, individually or included in a portfolio, in an amount equal to no less than €30,000; iv) bank loans, when individually pledged, with a debtor insolvency probability of up to 1.5 per cent (versus the previous limit of 1 per cent); and v) credit granted under the form of financial leases or non-recourse factoring, including in the ordinary format.
87 Small and medium-sized companies, youth employment, the right to education, infrastructures (especially in southern Italy), the digital agenda, research and development, energy efficiency and environmentally sustainable development.
88 The task force involves the technical secretaries of the Ministry of the Economy and Finance, Ministry of Economic Development and the Bank of Italy.

100	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

proposals have been partially incorporated in the ‘Competitività’ decree87 and the ‘Sblocca Italia’ decree88.
•
More specifically, a new non-bank credit channel has been created as a result of Italian insurance companies and securitisation companies being allowed to directly finance businesses89. The Bank of Italy has been charged with regulating the terms and conditions for the companies' transmission of periodic reports, while the insurance regulatory authority (IVASS) will establish the conditions and the operational limits for granting the financing.

•
The Aid to Economic Growth (ACE)90 programme has seen its powers expanded in order to provide incentives for investment in risk capital, including in relation to quotation on regulated markets. The ACE is extended to businesses with negative taxable income (for the purpose of corporate income taxes or regional taxes on productivity) or income below the amount of the aid91. With the so-called ‘super ACE’,  aid for companies admitted for quotation on regulated markets is increased by 40 per cent. The rules are applied for the tax period in which quotation occurs and for two years thereafter.

•
The government has pursued the objective of encouraging market listings and access to risk capital, including through regulatory measures that reduce related charges (direct and indirect) and expand both the range of instruments available to businesses and the opportunities for using such instruments. The reduction of minimum share capital for capital stock companies (from €120,000 to €50,000) is an important first step in encouraging the creation of companies with the appropriate legal form for a stock market listing.

•
Two separate sizing parameters have been introduced for SMEs issuing publicly traded shares to facilitate their  access to capital markets (either parameter can be used): revenue (less than €300 million as reported in  most recent financial statements) and average market capitalisation (less than €500 million in most recent year)92. The SMEs that meet either of the two criteria can changethe relevant threshold for obligatory public purchase offers, identifying a threshold more appropriate to their needs and characteristics, within an interval of 25 per cent and 40 per cent.

•
The government has also acted with respect to the rules governing public purchase offers (OPA) for the takeover of SMEs93, allowing companies to set an exemption from the rules, through their by-laws, for the first five years after their market listing.  As such, more than 50 per cent of companies can be placed on the market at the time of the IPO, thereby increasing the negotiability of their shares.  At the same time, they may repurchase the

____
87 Decree-Law no. 91/2014.
88 Decree-Law no. 133/2014.
89 To date, insurance companies have had the possibility of investing in receivables, but their direct granting of financing had been excluded.
90 Decree-Law no. 91/2014. This amendment applies only to companies whose shares are admitted for listing on the regulated markets of Member States of the European Union.
91 In such case, the business can take advantage of the tax credit (equal to 27.5 per cent of the value not used in the event of businesses subject to corporate income taxes) against liabilities for the regional tax on productive activity, and it may be used over five years.
92 Such limits must not be exceeded for three consecutive years.
93 The current threshold is 5 per cent.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	101

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

controlling share over the five-year period following the listing, without being obliged to initiate a public purchase offer.
•
The threshold of material investment to be reported to CONSOB and the investee company has been increased from 2.0 per cent to 5.0 per cent as an incentive to professional investors, including foreign investors, to invest in the capital of publicly traded SMEs. The regulation is also designed to encourage commercial alliances between SMEs.

•
To support market listings, family-owned businesses that plan to list (or are already listed) may increase , through their by-laws,  voting rights (up to a limit of two votes) for all shares held by the same shareholder for a consecutive period indicated in the statute (a period of no less than 24 months). Shares with a double vote do not constitute a special category of shares and, in the event of the subsequent transfer of the same, the increase is cancelled.

•
To facilitate the issuance of bonds, similar securities, and unlisted financial bills of exchange94, fiscal restrictions on private placements have been removed: interest and other income earned on these instruments will no longer be subject to source withholding (equal to 26 per cent from July 1).

•
The ‘Destinazione Italia’95 decree currently under implementation includes a provision whereby funds management companies that underwrite bonds or similar securities issued by SMEs (‘mini bonds’) have access to the Central Guarantee Fund. In the event of a securities portfolio, the guarantee may go as high as 80 per cent for the junior tranche of the portfolio, with a limit of realization of 8 per cent of the portfolio's total nominal value.

•	Mini bonds have increasingly been used by SMEs that wish to tap the market for funding as an alternative to bank credit. The total value of bonds issued by unlisted companies is €7.5 billion96.

Public instruments to support firms and credit access

•
One important instrument for subsidising credit is represented by support granted for the purchase of capital goods (‘New Sabatini’), aimed at improving competitiveness within the productive system and access to credit for micro, small- and medium-sized enterprise.  This measure provides for financing97 and an interest subsidy for the acquisition (including through financial leasing) of plant, machinery, capital goods, IT hardware, IT software and digital technologies.

•	At the end of September 2014, which marked the closing of the sixth round of applications for the funding (in effect since 31 March), more than €2 billion of
____
94 Placed with both qualified investors and undertakings in collective investment (UCIs).
95 Decree-Law no. 145/2013.
96 SME bond issues of less than €50 million amount to €550 million. In just over two months (June to mid-August 2014), 26 new companies (most of them SMEs) issued securities with a value totalling approximately €1 billion (with more than €300 million represented by issues of less than €50 million each).
97 Financing is for a maximum term of five years from the contract execution date, and ranges between €20,000 and €2 million for each company, including if split between the acquisition of two or more assets. In addition, the subsidised transactions may be backed by the Central Guarantee Fund for up to 80 per cent of their value.

102	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

resources were requested to support the investments of 6,815 businesses to modernise their productive processes and aim to become more competitive.
•
At the start of August 2014, the Cassa Depositi e Prestiti (CDP) and the Italian Banking Association (ABI) signed the ‘Piattaforma Imprese’ (‘Businesses Platform’) Convention for the activation of instruments favourable to businesses. More specifically, the platform contributes another €5 billion to the CDP's measures for the economy, bringing together in a single instrument the dedicated plafonds for facilitating credit access.

•
Some 27,151 Italian SMEs suspended instalments on their financing between October 2013 and June 2014, as provided by the 2013 Credit Accord (which has since been extended to 31 December 2014). The transactions entail total residual debt of €9.7 billion and €1.2 billion of incremental liquidity available to the businesses. Between January 2013 and May 2014, a total of 13,603 applications were accepted for €4.4 billion of financing for the SME ‘Italian investment projects’ programme. With its total plafond of €10 billion, the programme is aimed at encouraging the growth of investment in tangible and intangible assets instrumental to business activity.

•
With a view toward supporting the real economy, operations of the Cassa Depositi e Prestiti have been expanded, with respect to both separate management activity (financed with postal savings and securities backed by a State guarantee) and ordinary management activity (financed with resources sourced from the market). With reference to separate management activity, resources from this activity can be used for transactions of a general economic interest (including, inter alia, research, development and innovation, education, civil protection, real estate activites , energy and the environment). With reference to ordinary management activity, the CDP can take action in support of national public policies, for investment projects that will contribute to the development of innovative technologies, and applied research in industry, the energy sector and the environmental sector.

•
In addition, measures have been outlined to encourage the use of project bonds and to guarantee bonds' greater flexibility and transferability between investors. In essence, the fiscal treatment of project bonds has been permanently made equivalent to that of government securities; the possibility of using bearer securities has been introduced to facilitate transferability of bonds on capital markets; guarantees have been simplified, making them more flexible; registration, mortgage and land-register taxesare levied as fixed amounts with respect to guarantees transferred due to the circulation of the project bonds.

•
As part of the effort to provide additional support for the internationalisation of firms, the State's guarantee for risks other than market risks has been extended in favour of transactions undertaken by SACE, Italy's export credit guarantee entity. The extension of the guarantee applies to transactions regarding strategic sectors or companies of significant national interest, in terms of levels of employment, revenues or repercussions on the economic system. A €100 million fund has been set up for this purpose for the year of 2014. An agreement between the Ministry of the Economy and Finance and

MINISTERO DELL’ECONOMIA E OF THE FINANZE	103

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

SACE will also govern the minimum level of capitalisation that SACE is required to insure in order to make use of the guarantee.
•
SIMEST (Italian Society for Business Abroad) has outlined criteria and procedures for accessing financing for internationalisation (and in particular, for doing business in non-EU markets) and capitalisation. Some 70 per cent of the Fund for Internationalisation is currently earmarked  for SMEs, and the programmes eligible for financing are those linked to investments aimed at ensuring a stable presence in markets outside the European Union998.

•
Industrial development programmes regarding regions lacking resources to grant subsidies were refinanced with the appropriation of €150 million as part of the ‘Fare’ decree.  Between the issuance of the implementation decree and 21 July 2014, some 36 strategic investment programmes were approved, with 80 per cent of them located in the target convergence regions (Campania, Calabria, Apulia and Sicily). The investments planned amount to approximately €1.44 billion, and regard different strategic sectors, mostly related to innovation and/or representative Made-in-Italy merchandise. More than 25,000 jobs have been safeguarded and/or created trhough these investments. Public financial resources appropriated amount to approximately €700 million.

•
The government has promoted the creation of a private fund to service the capitalisation of businesses for the relaunching of Italian businesses that are in balanced in operational and business terms but lack adequate capital funds. The fund's purpose is to provide financial and capital support to facilitate industrial consolidation processes.  It is addressed to businesses that have at least 150 employees, but it may also invest in businesses undertaking reorganisation or debt restructuring. The fund, which is to be administered by a funds management firm selected through public tender, will have a minimum term of 10 years, and be considered operational once it has secured €1 billion, funded by at least three investors and with each holding an interest of between 5 per cent and 40 per cent.

•
Zero-rate long-term secured loans have been granted to farm business owners under the age of 40 for the funding of production, processing and marketing of farm products (up to 75 per cent of expenditures is admissible over a maximum term of 10 years, and 15 years in the case of production). Finally, a 19 per cent tax deduction has been granted for the lease of land by young farmers and farm business owners up to the age of 35.

•
The Italian Trade Agency has been charged with adopting a plan for relaunching Made-in-Italy products, strengthening the efforts to fight against imitation or counterfeiting of Italian food products abroad and attracting foreign investments. The plan will need to incorporate actions to i) support Italian businesses (SMEs, in particularin  penetrating foreign markets, ii) assist

____
98 More specifically, they must regard the market introduction and the distribution of goods and/or services produced in Italy or goods and/or services distributed with Italian brand labels. The incentive includes subsidised financing, which can cover up to 85 per cent of the amount of  planned expenditures, reimbursable over a maximum term of six years. The subsidised interest rate is 15 per cent of the reference rate, with a minimum annual rate of 0.50 per cent. Instead, with reference to capitalisation, the beneficiaries are exporter SMEs, set up as joint stock companies. The financing granted can equal up to 25 per cent of shareholders' equity as reported in the most recently approved financial statements (with a maximum limit of €300,000).

104	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

foreign investors in Italy, and iii) promote Italian products in different markets.

Banking regulation

•
The Bank of Italy has overseen the corporate governance of banks since 2008, with strict regulations applicable to all banks and several rules developed especially for cooperative banks. Such regulation has been further developed through new provisions.

•
The new provisions refer to the implementation of the fourth CRD Directive, for the parts related to the corporate governance structure of banks, and they take into account the indications of the European Banking Authority and other international entities, including the International Monetary Fund. The provisions were finalised following observations derived from public consultation that ended on 23 January 2014.

•
The new provisions confirm the principles already incorporated into the previous regulations, including: a clear distinction of the duties and powers of the governing bodies; adequate internal dialogue; effectiveness of controls; and a composition of governing bodies consistent with the size and the complexity of the banks99.

•
With specific reference to cooperative banks, the new provisions aim to allow for representation of different members of the ownership base in the governing bodies and the broader based participation of shareholders in shareholder meetings.  The provisions incorporate the following changes:  more advanced regulations regarding the number of proxies  that individual shareholders can collect; the possibility of using the mail or other mechanisms for voting from a distance; the right for shareholders who represent a certain amount of capital to present a list for the election of board members (list voting) and to request changes to the agenda for e meetings of shareholders100.

•
The recent revision of regulations for the corporate governance of banks will also improve the governance of banking foundations. Particularly important are the new rules that: reinforce procedures for the appointment of board members; emphasise the role of the president, in particular in promoting internal dialogue and guaranteeing adequate controls; encourage self-assessments by the entities.

Labour market

CSR NO. 5. Evaluate, by the end of 2014, the impact of the labour market and wage-setting reforms on job creation, dismissals' procedures, labour market duality and cost competitiveness, and assess the need for additional action. Work towards a more comprehensive social protection for the unemployed, while limiting the use of wage supplementation schemes to facilitate labour

____
99 A provision is currently being drafted that will empower the Bank of Italy to remove governing bodies in cases of mismanagement.
100 Such regulations have been specifically formulated to facilitate the exercise of these rights by institutional investors and, therefore, to incentivate their investment.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	105

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

allocation. Strengthen the link between active and passive labour market policies, starting with a detailed roadmap for action by December 2014, and reinforce the coordination and performance of public employment services across the country. Adopt effective action to promote female employment, by adopting measures to reduce fiscal disincentives for second earners by March 2015 and providing adequate care services. Provide adequate services across the country to non-registered young people and ensure stronger private sector commitment to offering quality apprenticeships and traineeships by the end of 2014, in line with the objectives of a youth guarantee. To address exposure to poverty and social exclusion, scale-up the new pilot social assistance scheme, in compliance with budgetary targets, guaranteeing appropriate targeting, strict conditionality and territorial uniformity, and strengthening the link with activation measures. Improve the effectiveness of family support schemes and quality services favouring low-income households with children.

Labour market reform

•
In March 2014, the government approved the decree law on employment101 that introduced changes to regulations applicable to contracts without termination date, apprenticeship contracts and  and solidarity contracts, with the objective of simplifying these contracts and making them easier to use.

•
At the same time, Parliament is discussing a bill to delegate power to the government to reform social safety nets, job services and active labour policies, as well as to reorganise employment relationships and provide support to maternity and the balancing of life and career concerns.

•	The various legislative bills are reviewed in the Focus that follows.

IN ITINERE

Bills related to the labour market

On 18 September, the Senate Labour Commission approved, with its initial review, the draft of delegated law on the labour market.  Currently under examination by the Senate, the draft will then need to be re-examined by the Chamber of Deputies, with the government having requested fast-track approval or, in any event, approval by the end of 2014. The bill provides for a constant level of expenditure and thus does not entail any additional charges connected with the government's acting on the delegated powers. The draft of the law concerns the following matters:

1.   Social safety nets. Aimed at streamlining existing forms of protection, providing for greater differentiation between instruments used in cases where employment relations still exist (exceptional wage supplementation scheme for temporary layoffs or reduced hours) and instruments provided in the event of involuntary unemployment (Social Insurance for Employment (ASpI)). A universal guarantee system is to be ensured for all workers - with standard levels of protection related to workers' past social security contributions in the event of involuntary unemployment. Wage supplementation regulations are also to be streamlined.  A system organised in this manner aims at the active involvement of the unemployed and the beneficiaries of social safety nets, thereby simplifying administrative procedures and reducing non-wage labour costs, while also taking into account distinct aspects of the productive sectors.
2.    Employment services and active labour policies. Aimed at reordering regulations governing employment services, the delegated law focuses on ensuring the capacity to benefit from essential services for active labour policies across the entire national territory, in accordance with the concept of streamlining hiring incentives and incentives for self-employment. The objective is to create a national legal framework to serve as a reference for regional and provincial regulations. Plans also call for: the creation of a National Employment Agency, with operational responsibility

____
101 Decree-Law no. 34/2014

106	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

for employment services, active labour policies and Social Insurance for Employment, with consequent reorganisation of the entities operating in the sector, so as to avoid overlap with the national agency; the reinforcement of monitoring and assessment of active labour policies and employment services policies; enhancement of synergies between public and private services; completion of administrative simplification with respect to labour and active policies, with the aid of information technologies; promotion of links between income-support measures for the unemployed and measures for inclusion in the productive fabric.
3.    Simplification of procedures and compliance matters.  The bill aims to simplify and streamline procedures for instituting and managing employment relationships, so as to cut the bureaucratic burden of compliance for individuals and businesses. The aim is to achieve a 50 per cent reduction in the number of administrative documents regarding employment relationships, including through: combining notices to public administrations with reference to the same events; making administrations responsible for transmitting such notices to other administrations involved; reinforcing the system for online transmission of communications, with the consequent abolition of paper documents; and revising compliance matters related to workers’ records of personal achievement.
4.    The reordering of contract forms and audit activity. The proposed legislation is aimed at i) improving job opportunities for employment seekers, ii) reordering prevailing labour contracts so as to make them more consistent with current employment and productive needs, and iii) increasing efficiency of audit activities. Changes to contracts will also be made through: the preparation of a standard document to govern various contracts; a plan (for new hires) for a contract without expiration date that provides for increasing benefits, in relation to the length of service; the introduction, including on an experimental basis, of an hourly minimum wage.
5.    Measures to ensure workers can balance their needs for care, family life and work.  The bill aims to ensure adequate parenting support, and to favour opportunities for balancing work and personal life for all workers. These objectives are to be pursued through: extending the right to maternity leave to women employed via insourcing; introducing a tax credit for working women (including self-employed women) with minor children or disabled dependents, whose total individual income is below a certain threshold; harmonising income tax deductions for the dependent spouse; providing incentives for collective agreements aimed at facilitating flexible work schedules and flexibility in the use of productivity bonuses; allowing workers to exchange additional leave time; and promoting the integration of child care services supplied by companies into the public-private system of personal services.

The bill foresees that the government will adopt one or more legislative decrees on related matters, within a period of six months from the date when the bill becomes law.

Monitoring of labour market reforms

•
The law covering the reform of the labour market102 has provided for compulsory monitoring of the effects of the new regulatory measures with a view to improving the effectiveness of labour policies. The first monitoring report published in January 2014 describes the situation with regard to entry and exit flexibility (and in particular, individual dismissals), and the status of social safety nets. In August 2014, the second monitoring report published was devoted to examining data related to social safety nets during the 2011-2013 period103.

____
102 Law no. 92/2012
103 The most recent report shows a steady increase in the hours authorised for extraordinary wage supplementation schemes against a steady reduction of the hours authorised for exceptional wage supplementation schemes. In the final two quarters of 2013, the use of ordinary wage supplementation schemes was reduced after the increase in the first two quarters. The number of companies authorised to use the exceptional schemes increased over the entire 2011-2013 period. The introduction of solidarity funds has entailed an increase in the number of workers covered by instruments to ensure steady employment relationships. The report may be consulted at the following link:
http://www.lavoro.gov.it/PerSaperneDiPiu/MonitoraggioLegge922012/Pages/default.aspx.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	107

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

•
The simplification provisions referring to the apprenticeship contract104 are facilitating the use of this contract, without increasing the so-called dualism between workers covered by full benefits and other workers. In the second quarter of 2014, an increase in the number of apprenticeship contracts (+16 per cent) was flanked by an increase in the number of open-ended contracts (+1.4 per cent), and a decrease in the number of the other contracts which provide less protection to workers (e.g. flexible contracts).

Unemployment protection

•
A total €1.7 billion has been appropriated for exceptional social safety nets in 2014 (an increase of €300 million over the amount provided in the 2014 Stability Law), includingcharges for imputed social contributions.

•
A ministerial decree entered into effect in August 2014 defined new criteria for disbursing funds in relation to exceptional social safety nets. The decree prohibits the use of exceptional social safety nets in the event of the termination of a company's business activity. The decree also increases the period of service required for receiving the benefits to at least 12 months (versus 8 months in 2014), and limits the benefit period to 11 months for 2014 and 5 months for 2015105.

•
New measures to be applied in the case of involuntary unemployment (Social Insurance for Employment (ASpI and Mini AspI)) went into effect in January 2013. In 2013, the expenditure for ASpI was €2.725 million, with the number of beneficiaries106 averaging 365,554 for the year. The 2013 expenditure for the Mini AspI was €1.447 million, with the number of beneficiaries averaging 92,340 for the year. The growing trend over the entire year is due to the application of the labour reform by firms and the corresponding decrease in applications for unemployment compensation.

•
The government has moved ahead with the institution of new bilateral solidarity funds, and amendment of the regulations regarding funds already in existence107. In June 2014, a residual solidarity fund was set up for workers not covered by the regulations on wage supplementation and employed by

____
104 Contained in Decree-Law no. 34/2014
105 The continuation of the exceptional social safety nets is allowed for five months for unemployed workers who have already benefited from the exceptional safety social nets for at least three years (seven months for anyone who has received the benefit for less than three years) for the year 2014 (with an increase of three months in the areas of southern Italy). For the years 2015 and 2016, exceptional social safety nets may not be granted to persons who have received benefits for at least three years, including on a non-continuing basis, while in other cases, the benefits may be granted for a maximum of six months (with an increase of two months in the areas of southern Italy), provided the 3-year, 4-month ceiling is respected. As of 1 January 2017, exceptional social safety nets based on laws and regulations now in effect may no longer be granted.
106 Since these benefits may be used on a transitory basis, INPS considers the average value of the beneficiaries during the year (average value calculated using monthly values), since such values are more representative of the magnitude and trend of the phenomenon.
107 There are currently 12 funds, including those for: the Italian State Railways, Poste Italiane, the credit sector, cottage industry businesses and public transportation.

108	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

firms with more than 15 workers; the social security institute (INPS) issued instructions for the use of the fund108.

Youth Guarantee

•
In July 2014, the European Commission approved the national operational programme to implement the youth employment initiative presented by Italy, with €1.5 billion of available funding. The operational programme will essentially serve to implement the ‘Youth Guarantee’, an initiative to guarantee for each young person up to the age of 25, a qualitatively valid offer of work, education or training within four months following the beginning of unemployment or the abandonment of formal education.

•
Given the profile of Italy's labour market, it was decided to extend the initiative to young people up to the age of 29. Participants are required to sign an individual agreement (‘activation pact’) when they register for a work, study or training programme.  The regions represent the key players in the initiative.

•
The Ministry of Labour and Social Policies has entered into protocols of collaboration with large corporations and associations of employers in order to promote the ‘Youth Guarantee’ at a national level.  Some 22 protocols have already been signed.

•	At the end of September 2014, a total of 212,779 young people had registered for the ‘Youth Guarantee’ either through the national web site or through regional portals109.

•
At the same time, processing activities have began for registered young people: 62,639 applicants have already been called by employment services for an initial interview, and of these, 43,057 have already gone through Level 1 orientation. While awaiting to participate in individual measures outlined in regional communications, companies are directly inputting job vacancies into the national portal or communicating them to employment agencies.

•
Since the start of the project, some 14,483 job opportunities have been posted, covering 20,789 positions. The job opportunities are subdivided between northern Italy (72 per cent), central Italy (14.4 per cent) and southern Italy (13.5 per cent); job occasions abroad represent 0.1 per cent of the total.

•	With reference to employment services, an information survey conducted by Italia Lavoro on the role of public and private service providers showed that
____
108 The institution of additional bilateral funds is still possible, with consequent termination of contribution to the residual fund. Compared with a total of 12.3 million of workers, there are 2.6 million full-time workers who still do not benefit from income protection from steady employment.  The legal framework allows for the institution of bilateral funds for this group of workers.
109 The geographic distribution of  young people by region of origin shows that most of the them reside in Sicily (16.4 per cent of the total), Campania (13.7 per cent) and Latium (6.7 per cent). Some 50 per cent of registrations were done by young people between the ages of 19 and 24, while 40 per cent regarded young people between the ages of 25 and 29 and 10 per cent regarded youths from the age of 15 to 18. In terms of educational background: 20 per cent of the applicants have a university degree, 56 per cent have an upper secondary school diploma, and the remaining 24 per cent have a lower secondary school diploma or less. The monitoring can be consulted on a weekly basis at the following link:
http://www.garanziagiovani.gov.it/Monitoring/Pagine/default.aspx.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	109

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

Italy had 556 public employment agencies and 1,653 private employment agencies and brokers as of 30 June 2014. The private agencies included 76 agencies providing temporary employment opportunities, 6 agencies offering specialised temporary employment and 13 brokers110. Of the 556 public employment centres nationwide, 450 serve 100,000 or less potential users 111, with the 100,000 potential user threshold exceeded only in 106 centres, mainlylocated in major urban areas.

•

Employment incentives

•
A decree has been approved to implement a tax credit for the hiring of highly qualified professionals. The tax credit is equal to 35 per cent of the corporate cost of the full-time hiring of: i) personnel having a research doctorate; ii) personnel having earned a specialised degree in a technical or scientific field involved in research and development activity. The maximum amount of the credit is €200,000 per year per firm. The financial resources  available for the tax credit are: €25 million for hiring carried out in 2012; €33.2 million for those in the year 2013; €35.5 million for 2014 and €35.5 million for 2015.

•
The ‘PhD ITalents’ project has been approved to facilitate corporate hiring of research PhDs, thereby intensifying relations between firms and universities. The project foresees the recruitment of 136 young research PhDs to be placed for a period of no less than two years in firms with a significant orientation toward innovation and research. The total financing is €16.2 million.

•
The ‘Campolibero’ (‘Free Field’) Plan112 provides incentives for the hiring of young people through open-ended contracts or three-year fixed-term contracts, with one-third of gross pay for 18 months being tax deductible.

•
In the cultural sector113, the fund known as ‘1,000 young people for culture’114 has been refinanced for 2015 in the amount of €1 million. In addition, resources amounting to €1.5 million have been appropriated for 2015 for flexible employment contracts for young people up to the age of 40115 in order to meet temporary needs for increased staffing of information services and public assistance at institutes and venues for arts and culture.

•	A €1 million fund has been set up to cover 150 training assignments for young people up to the age of 29 in arts and cultural sectors116.
____
110 In addition, there are 80 training entities, 978 upper secondary schools, and 80 universities, including 66 public universities and 20 private universities. The largest numbers of authorised entities are found in Campania (224), Lombardy (211), Apulia (209), Latium (194), Piedmont (110), and Sicily (109).
111 Minimum threshold provided by Article 4 of Legislative Decree no. 469/1997
112 Decree-Law no. 91/2014
113 With Decree-Law no. 83/2014
114 Set up with Decree-Law no. 76/2013
115 University graduates or persons holding a diploma from Archive, Paleography and Diplomatic Schools.
116 The training assignments must be carried out at cultural sites of strategic interest and with regard to areas damaged by earthquakes in the Abruzzo and Emilia Romagna Regions, for projects for the protection, enjoyment and value enhancement of cultural heritage.

110	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

Simplification of fixed-term and apprenticeship contracts

•
With the objective of simplifying access to fixed-term and apprenticeship contracts, the government117 has eliminated the necessity to motivate fixed-term contracts and has added the possibility of extending the contract for up to 5 times within a 36-month period; a ceiling for the use of this contract has been introduced and is equal to 20 per cent of the personnel employed by the same employer on the basis of open-ended contracts.  Procedures for the preparation of apprenticeship training plans have been simplified, while those for carrying out public training have been streamlined.  The obligations provided by legislation previously in effect have been relaxed with regard to post-apprenticeship employment stabilisation118, with the measures applying only to firms with more than 50 full-time employees and the stabilisation rate reduced to 20 per cent.

•
With reference to the simplification of training programmes, the regions will arrange to notify employers (within 45 days after communication of the employment relationship) with regard to the means for carrying out public training, including by making use of employer associations available for this purpose.

•
Various measures have already simplified access to training119: individual training programmes are now obligatory exclusively for the purpose of acquiring technical-professional and specialised skills; training programmes and professional qualifications are registered in a specific document having the same minimum contents of citizens’ records of personal achievement; and in the case of firms with multiple locations, compliance is necessary with the regulations prevailing in the region where the firm has its registered office.

Measures for poverty and social exclusion

•
Testing of a ‘Support Active Inclusion’ project has begun in 12 large cities. As of April 2014, disbursements had been made to an initial group of beneficiaries, while the publication of an official list is pending. The beneficiaries were selected following a rigorous screening process in which applicants were checked to ensure they meet the project's requirements. Of the almost 18,000 applications received, more than 60 per cent were rejected since they did not meet the self-certification requisites. In addition, the project has experienced a low take-up rate in various cities. The programme lasts for 12 months, so its impact may be evaluated in mid-2015.

•
The project is due to be extended to southern Italy, according to criteria similar to those employed in the 12 test cities and on the basis of resources already appropriated as part of the Cohesion Action Plan (€167 million).

____
117 Decree-Law no. 34/2014.
118 Stabilisation rate of 30 per cent in the case of apprentices in companies with more than 10 full-time employees.
119 Decree-Law no. 76/2013

MINISTERO DELL’ECONOMIA E OF THE FINANZE	111

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

•
In April 2014, Italy began to issue the Social Card to citizens of EU Member States and foreigners and their family members, as well as foreigners holding an EC residence permit for long-term residence.

•
The ‘Piano Casa’ (‘Housing Plan’) provides for measures amounting to €1.8 billion in relation to housing emergencies, including: i) rent support for "agreed rental contracts"; ii) expansion of the supply of public housing; and iii) development of social housing construction.

•
Appropriations have been increased for the Rental Fund120 (a total of €100 million for the 2014-2015 period) and the Fund for Assistance to Tenants with Rents in Arrears (total of €226 million for the 2014-2020 period). A plan has been outlined for recovering more than 12,000 housing units of the former autonomous institutes for social housing, with financing of €400 million, some of which will go toward energy, structure  and static upgrades in the buildings. €67.9 million has been earmarked for the recovery of another 2,300 housing units of the former autonomous institutes for social housing, which will be made available to the underprivileged.

•
An interministerial decree has been signed for establishing the Primary Dwelling Guarantee Fund, with the State to act as the guarantor of last resort for up to 50 per cent of the principal value of financing granted for the purchase, restructuring and energy efficiency enhancement of a primary dwelling. The financial resources allocated to the fund have been increased by €200 million for each of the years of 2014, 2015 and 2016, and the group of potential beneficiaries has been expanded121.

•
Finally, the government favours an increase in the supply of rental social housing in densely populated municipalities, provided that it does not entail further land use and that it is realized with an emphasis on energy savings and accelerating the use of resources in real estate funds for social housing.

•
The ‘Solidarity Fund for First Home Purchase’ has proved to be an effective welfare instrument, with some 17,278 households making use of it between May 2013 and 30 June 2014 to suspend their mortgage loan instalments for 18 months (for a total value of more than €1.6 billion of residual debt). In the majority of cases (16,136), the households suspended their payments due to the loss of employment.

•
This fund is a complement to the mortgage loan moratorium agreed with the Italian Banking Association and consumer associations that has been in existence since 2010 and has allowed for some 100,000 households to suspend their mortgage instalment payments (for a total value of more than €11 billion of residual debt).

____
120 Decree-Law no. 102/2013 has allocated €100 million to the Rental Fund and €40 million to the Fund for Assistance to Tenants with Rents in Arrears for the 2014-2015 two-year period. Decree-Law no. 47/2014 contained provisions to increase the funds.
121 The beneficiaries also include tenants of housing owned by the autonomous institutes for social housing (IACP) or the entities that substitute them, if the tenants are young couples, single-parent households with minor children, and young people below the age of 35 who do not have steady employment.

112	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

•
A tax relief programme is planned for the 2014-2016 three-year period in favour of tenants of social housing used as the main residence.  The programme provides for a deduction of €900 (for income of less than €15,493) and €450 euro (for income from €15,493 up to €30,987).

•
Retired Italian citizens who are residents abroad are exempt from paying the municipal property tax (IMU) on their main home (excluding deluxe properties) if the property is not rented or in loan for use.  The waste tax (TARI) and services tax (TASI) with reference to such properties are reduced by two-thirds.

Education and training

CSR no.6. Implement the National System for Evaluation of Schools to improve school outcomes in turn and reduce rates of early school leaving. Increase the use of work-based learning in upper secondary vocational education and training and strengthen vocationally-oriented tertiary education. Create a national register of qualifications to ensure wide recognition of skills. Ensure that public funding better rewards the quality of higher education and research.

National school assessment system

•
With the support of the Ministry of Education, Universities and Research (MIUR) and the assistance of the National Institute for Evaluation of the Education System (INVALSI), each school will prepare a self-assessment using a single format made available on the MIUR's online platform known as ‘Scuole in Chiaro’ or Transparent Schools. The report, which is due by July 2015, will contain information about each school's resources, learning outcomes and processes, as well as any improvement  objectives.  Offered in a standardised and accessible format, the report will also serve as a precious tool for families who will be able to review school business plans for further developing educational programmes offered.

•
During the autumn months, school administrators and selected teachers will receive training in order to assess their schools. When implementing their improvement plans, the schools may also make use of assistance offered by the National Institute of Educational Research, Documentation and Innovation (INDIRE). At the end of the three-year period (2016/2017 academic year), the schools will publish a report on advances achieved vis-à-vis the planned objectives.

•
As from the 2015/2016 academic year, assessment teams made up of ministry inspectors and sector experts will visit up to 10 per cent of schools each year for the entire three-year period covered by the programme.

•
By the end of 2014, INVALSI will develop indicators for assessing school administrators. Such indicators are part of a general assessment programme for school administration which will consider, inter alia, the administrator's professional skills and results achieved through the improvement plan.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	113

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

IN ITINERE

School reform

The ‘Good School’ (‘Buona Scuola’) initiative was unveiled in September 2014, with an extraordinary plan for school reform122. The guidelines encompass 12 fundamental points for reform.

First of all, the initiative provides for an extraordinary plan to adjust the teacher workforce to actual educational needs, with the hiring of 148,000 teachers as from September 2015. This will allow the teachers' ranking system for employment (the so-called ‘Graduatorie ad Esaurimento’ (GAE)) to be eliminated as well as the long-standing problem of precarious teaching staff withthe reinstatement of a single competitive mechanism for the recruitment of teachers. Appointments of teachers through this competitive mechanism will allow for the hiring of approximately 40,000 qualified teachers between 2016 and 2019 to substitute retiring teachers.  As a result  schools will be able to count on a stable corps of teachers to cover vacant positions; the change will also pave the way for instituting full-time teaching positions at primary schools and reducing the ranks of substitute teachers (completely eliminating long-term substitutes). The transformation will thus guarantee that students get adequate continuity in instruction.

The initiative is also focused on improving teachers’ skills.  Continuous training will become obligatory and the salary progression mechanism will no longer be based solely on seniority, but also on commitment and merit. The mechanism will be based on training, instructional and professional credits earned every three years (namely, credits linked to the teacher's education, instructional skills, and contribution to the improvement of the school). The credits will provide access to a salary adjustment that each school will assign to 66 per cent of its teaching staff.  Teachers will be given the opportunity of undertaking research, evaluating the effectiveness of their teaching and educational practices (and, if necessary, change them), and assessing their own needs in terms of training (a portion of funds for improving educational programmes is contingent on innovation in instruction).  An educational credit system will therefore be instituted for the professional development of teachers to be completed every year. The teacher's commitment to the improvement of the school will be tied into: career development possibilities; the conferral of additional assignments; and salary increases.  The initiative also calls for the creation of ‘professor mentors’ who will: track school assessment along with administrators; coordinate training activity for other teachers; work with teacher trainees; and assist administrators in tasks related to human resource development. The mentors, who will receive a fixed fee for their services, will serve a term of three years and may be reconfirmed.

For the purposes of greater transparency, data for each school (e.g. budget, assessment, projects financed) are to be published online as of 2015.  An online national register of teacher CVs will also be published as a tool to assist administrators in the recruitment of their functional teams. In addition, school administrators, teachers, students and staff of schools will be involved in identifying the 100 most cumbersome bureaucratic procedures for schools.

With the objective of improving student skills, the National Evaluation System will be made operational for all public, state and state-accredited private schools.

Co-investment plans will ensure fast broadband and wifi Internet access at all schools. From the standpoint of educational programmes, the initiative calls for increasing music- and sports-related programmes in elementary schools, and augmenting art history and economics courses in secondary schools.  Other changes will be made to bolster foreign language training and the study of information technology.

____
122 The initiative has been made available for public consultation during the period from 15 September to 15 November 2014.

114	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

A work-school rotation programme is to become mandatory. At technical and professional training institutes, such rotation will be mandatory for at least at least 200 hours per year for the final three years of educational programmes. Plans also call for the expansion of the ‘educational enterprise’ programme and trial apprenticeships.
Various measures to streamline the school system's expenditure have been outlined so as to ensure more resources.  These measures aim to stabilise the Fund for Improvement of Educational Programmes so as to make its usage transparent and link it to school improvement objectives.  Finally, a plan will be developed for attracting private-sector resources (from individuals, foundations and businesses) through tax incentives and bureaucratic simplification measures.

Professional training

•
An on-the-job apprenticeship trial system has been introduced123 for students in the fourth and fifth years of upper secondary school.  Alongside their continuing class attendance, the students are involved in on-the-job training (for at least 30 per cent of the total hours of class time124) with the assistance of corporate tutors.

•
Financing has been provided to cover obligatory on-the-job training during the final three years of any technical or professional institute.  The effort aims to improve the school-industry relationship and reduce the administrative charges offirms.  Other professional training programmes are the ‘Scuola-Bottega’ initiative (schools working with handcrafts industry firms) and ‘Scuola-Impresa’ initiative (schools that sell the products of the handcrafts industry firms).

•
In August 2014, the Joint Conference approved an agreement regarding the definition of criteria for national monitoring of technical college learning outcomes. The agreement provides for the creation of a national database of technical colleges, annual monitoring and financing on the basis of performance vis-à-vis the monitoring indicators.

National directory of qualifications

•
In 2013, the right to life-long learning and skills certification was introduced to ensure that training would be more pertinent and of more utility in relation to professional requirements in Italy and in the EU. The decree reorganises into a unified framework a series of existing practices (for example, certification at the end of formal study and training programmes of any level, grade, or territory), and new practices (for example, validation of learning experiences within the framework of one's personal life). The key elements of the decree are: i) implementation of a national directory of qualifications, as the single reference for certifying skills acquired by individuals, organised in 24 professional economic sectors and subdivided into the 8 levels of the

____
123 Interministerial decree no. 473/2014.
124 50 per cent for certain sectors.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	115

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

European Qualifications Framework (EQF)125; and ii) definition of a framework of minimum certification standards valid for all central and regional administrations which administer, in varying ways, the issuance of school diplomas and the validation of professional qualifications.

•
The operational administration of skills certification within the framework of regional professional training systems is one of the ex ante conditions for the start-up of the European Development Fund operational programmes for the 2014-2020 period. An inter-institutional work timetable has been agreed and inaugurated to ensure a single, operational reference by November 2014 for the recognition at a national level of regional qualifications and related skills.

•
In implementation of this timetable, a first set of operational and applications references was defined, with regard to both the national directory and the framework of minimum standards for the activities to validate and certify skills126.

•
As of September 2014, 11 regions had their own regional directory of qualifications, 8 regions and/or autonomous provinces were developing their directories and 2 regions had not yet embarked on the project. At the same time, 8 regions had outlined the regulatory framework for the regional system of skills certification, 10 regions and/or autonomous provinces were developing their frameworks and the remaining 3 regions and/or autonomous provinces had not yet started defining the certification system.

•
The technical committee responsible for defining the directory of professions (made up of representatives of the Ministry of Labour and Social Policies, the MIUR, the regions, businesses and unions) is following the same method as that used for the apprenticeship profiles defined in national collective bargaining agreements.

Public financing of schools, universities and research

•
Through the various planning instruments available, the government is outlining a research policy consistent with the needs and potential of Italy's competitive development and in line with the Horizon 2020 programme. The National Research Programme soon to be published is the strategic centrepiece that logically brings together the planning documents already finalised: the National Intelligent Specialisation Strategy, the Regional Intelligent Specialisation Strategies, the National Operational Plan for Research and the Plan for Research Infrastructures.

•
A decree is soon to be issued regarding the distribution for 2014 of the Ordinary Financing Fund for Universities, with the allocation of a part of the funds (18 per cent) to be based on the assessment of results achieved.

•	A sum of €3.7 million has been made available for subsidies in favour of initiatives for the promotion of scientific culture, the creation of new
____
125 The directory incorporates the contents and functions of the Directory of Professions referenced in the Apprenticeship Consolidating Act (Legislative Decree no. 167/2011).
126 The results of the technical work are currently being formalised in a ministerial decree to be adopted subject to prior agreement of the State-Regions Conference and after consultation with businesses and trade unions in December 2014.

116	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

scientific and technical institutions and centres and activities to incentivate training and professional development needed for museum management.
•
The Ministry of the Economy and Finance and the EIB have signed an agreement to initiate R&D projects and a master agreement to support the design and construction of infrastructures, to promote credit available to university students and to encourage youth employment. The first initiative entails the use of €100 million of the Central Guarantee Fund for SMEs for covering the risks of initial losses on industrial innovation projects of firms of any size; as a result of such funding, the EIB will activate a €500 million loan portfolio

•      The new Fund for Sustainable Growth  (resources of €300 million) is to be used for promoting broader based innovation, with subsidies going toward small and medium-sized R&D projects in technological sectors identified in the Horizon 2020 programme. The subsidies will be applied to R&D projects with a value of between €800,000 and €3 million. They consist of low-rate financing for a percentage of the total admissible expenditures (70 per cent for small businesses, 60 per cent for medium-sized businesses and 50 per cent for large businesses), with an interest rate equal to 20 per cent of the reference rate in effect as of the date on which the financing is granted127.
•	Other public initiatives in relation to research are outlined under CSR no. 4, in the section regarding public instruments supporting firms and credit access.

Simplification and competition

CSR no. 7. Approve the pending legislation or other equivalent measures aimed at simplifying the regulatory environment for businesses and citizens and address implementation gaps in existing legislation. Foster market opening and remove remaining barriers to, and restrictions on, competition in the professional and local public services, insurance, fuel distribution, retail and postal services sectors. Enhance the efficiency of public procurement, especially by streamlining procedures including through the better use of e-procurement, rationalising the central purchasing bodies and securing the proper application of pre- and post-award rules. In local public services, rigorously implement the legislation providing for the rectification of contracts that do not comply with.

Simplification measures for businesses and citizens

•
The government has acted in a number of areas to implement a comprehensive strategy to reduce the administrative burden  using legislative and administrative mechanisms, for the benefit of individuals and firms.

•
In this regard, a public consultation procedure128 was launched to involve businesses and individuals in identifying procedures to be simplified and the priority thereof; at the same time, the systematic elimination of bureaucratic constraints has continued with regulatory and legislative measures aimed at cutting administrative costs, including in relation to the measurement of the administrative burden.

____
127 In any event, the subsidised rate cannot be less than 0.8 per cent. The ministerial decree setting the terms and the conditions for presentation of  applications was approved on 24 July 2014.
128 Public consultation on the ‘100 procedures to be simplified’.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	117

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

•
Following public consultation, one of the first provisions was related to healthcare services, with the simplification of procedures for the prescription of drugs for treatment of chronic illnesses129. Individuals who need to take the same drug for long periods will no longer need to request a prescription from their doctor every two months but can instead do it twice a year. Other simplification measures in healthcare regard procedures for ascertaining disability.

•
In the construction sector, (indicated in the public consultation as one of the sectors most affected by an excessive bureaucratic burden, the government, regions and local entities approved a simplified, all-inclusive form to be used for the certified reporting of the start-up of building activity (known as the ‘SCIA’) and building permits130.  The new form, which can be adjusted when necessary to specific aspects of regional law, will substitute the forms in use to date. The new form will facilitate the transformation of the procedures into a totally automated system.

•
Measures concerning the construction sector were included in the ‘Sblocca Italia’ decree. First, non-recurring, non-structural maintenance of a building may be carried out with a simple notice certified by a technical expert (CIL) instead of with the SCIA form. Building restructuring that increases the number of real estate units will no longer require a building permit, but only the SCIA. The time required for the issuance of building permits has been reduced.

•
Finally, sector policies affecting the use and transformation of land will be significantly improved with a legislative bill regarding territorial public policies and urban transformation which is currently under consultation131.  The aim of the legislation is to develop a single national framework that will update zoning laws at the national level, considering the current framework dates back to 1942.

•
With the reform of the public administration132, the government has called for the adoption of the 2015-2017 Agenda for Simplification by the end of October 2014. The agenda contains strategic guidelines to be adopted by the State, regions, provinces and municipalities, with the related implementation timetable133.

•
The agenda's general objectives are to reduce the time and costs required of individuals and firms in bureaucratic compliance matters and to ensure certainty with respect to individuals' rights and business activities134.

____
129 Measure incorporated into Decree-Law no. 90/2014.
130 This measure provides for the implementation of the agreement between the government, regions and municipalities for the reform and simplification of the public administration.
131 The deadline for the presentation of proposals is 15 September 2014.
132 Decree-Law no. 90/2014.
133 For the simplification measures included in the legislative bill for the ‘Reorganisation of the public administrations’, currently under review in Parliament, reference should be made to the Focus section in relation to the legislative bill, which is found in the section on public administration efficiency (CSR no. 3).
134 The agenda provides for the planning of simplification actions. The objectives, responsibilities, deadlines and means for monitoring the achievement of the expected results are identified for each action. The actual bureaucratic burden required of individuals and businesses will be measured and monitored through a programme for the measurement and the reduction of the time required for administrative proceedings and regulatory burden on individuals and businesses, which will be provided as an exhibit to the agenda.

118	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

•	The government has placed special emphasis on environmental issues135 with urgent provisions for environmental protection, including via the simplification of certain procedures.
•
More rapid and simpler procedures have been outlined in the case of hydro-geological instability, establishing that regional presidents may assume, for their respective regions, the functions of the special commissioners charged with mitigating hydro-geological risk and the control of the related special accounting registers. This transfer of functions and control aims to ensure the rapid realisation of urgent, priority hydro-geological risk-mitigation works that need to be contracted by 31 December 2014 (as provided by the 2014 Stability Law) to avoid state funding being revoked.

•
Simplified procedures have been introduced for cleaning up and securing contaminated sites and for the recovery of waste materials. Urgent measures have also been introduced to simplify the system covering the traceability of waste materials, subject to compliance with all criteria for safeguarding health and the environment.

•
Actions have been taken to improve the transparency and the operations of the technical commission handling environmental impact assessments (VIA) and strategic environmental evaluations (VAS), considering simultaneously the needs to contain public spending and to simplify the technical commission's procedures136.

•
Various innovations have been contemplated for relaunching the real estate sector. The market for the leasing of large non-residential properties (annual rents of more than €150,000) has been liberalised with the aim of facilitating investment by institutional investors, including investors from abroad. Given this reform, parties to a lease contract may independently establish the terms and conditions of the contract. In addition, civil and fiscal regulation of publicly traded real estate investment companies (SIIQ) has been aligned with the regulations applicable to other publicly traded companies, thereby facilitating the use of the capital market for attracting investment, a mechanism only rarely used to date in the real estate sector.

•
The regulation of land and rock excavations has been simplified to ease  their management; the levels of security required may no longer exceed the minimums set at the EU level for the planning of public works.

•
In clearing the way for projects concerning the re-use or enhancement of unused state-owned properties (buildings or land), a programme accord signed by the related ministry and municipality will constitute a variance in zoning.

•
The procedures for issuing landscaping permits have been simplified.  First, landscaping permits become effective as of the same date of effectiveness of any building permit required for the realisation of the work. Specific periods

____
135 Decree-Law no. 91/2014.
136 The commission goes from 50 to 40 commissioners, inclusive of a chairman and a secretary, who must be university graduates (more than three years of study) and have specific professional experience of at least five years.  The aim is to ensure highly qualified commissioners and significant savings in terms of compensation and operating costs. Through a decree, the Minister of the Environment will organise the 40 positions, subdividing them in terms of skills and experience. Sanctions are contemplated in the event of violation of the rules concerning incompatibility.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	119

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

have been provided for the issuance of landscaping permits:  should the office of the superintendent not issue an opinion within 60 days, the local administration responsible will proceed with the issuance. In addition, the new procedures provide for the delegation of authority in order to simplify the completion of small projects for which a landscaping permit is required: the procedures for the small projects to be deregulated are to be outlined in a special decree.
•
The proceedings for the reproduction of arts and cultural documents and the consultation of archives have also been made less complex. More specifically, the cases for which no reproduction fee is required have been expanded. The documents of judicial and administrative bodies housed at the archives of the State will become available for consultation after 30 years, instead of the previous 40-year period.  Documents filed before 30 years are available for unrestricted consultation.

•
The start-up of, and the exercise of related activityto, tourist accommodations and accommodations for travel and tourism agencies, are subject to certified reporting of the start-up of building activity (known as the ‘SCIA’).

•
Additional simplification measures have been introduced with the ‘Campolibero’ (‘Free Field’) Plan for the farming sector, including: i) the creation of a single control register that will allow for greater coordination with respect to farming businesses and will avoid overlaps; ii) the extension of the use of injuction before pecuniary administrative fines to allow for a better relationship between companies and the public administration's control bodies; and iii) simplifications in the wine sector.

•
The single insurance contribution payment certificate (DURC) may be obtained online in real-time  and this will help to accelerate the timing for tenders and payments on part of the public administrations137. The verification of regular contributions made to the social security administration (INPS) and the national institute for accidents at work (INAIL) must be done online, via an interrogation of the archives; certification remains valid for 120 days from the date of its extraction.

•
In sectors of activity where there is a low risk of occupational illnesses and accidents (as identified on the basis of objective criteria and parameters taken from INAIL's accident indices), the security requirements in the workplace have been simplified. In April 2014, standard forms were approved for filing preliminary notices with the single services point (together with the notice of the start-up of productive activity) that will, in turn, transmit them to the oversight body.

Competition

•
In July 2014, Italy's antitrust authority (AGCM) published a report containing proposed reform for the preparation of the annual law on competition, pointing out that additional and more effective measures are still needed with

____
137 Decree-Law no. 34/2014, Article 4.

120	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

respect to the following sectors:  electricity, gas, fuel distribution, communications, banking, insurance, healthcare, postal services and professional services.   The authority's proposals also cover revision of the port and airport sectors and the waste management sector.

•	The report will be followed by the annual law on competition which is now being drafted and will be presented in October 2014.
•
After a complex review of the postal services sector (with Poste Italiane S.p.A., one of the main market participants, also taking part), the sector authority issued a provision outlining the method for computing and quantifying the net cost of universal postal service for the years 2011 and 2012. For the first time since Italian law ratified the third European directive on postal services, the net avoided cost method was applied for the quantification of the cost of universal service.

•
The insurance authority, IVASS, has outlined138 the criterion for the calculation of costs and any deductibles to be used as the basis for compensation between companies within the direct damage compensation system139.  The measure is designed as an incentive for productive efficiency, cost control, and identification of fraud. The procedures for direct damage compensation due to road accidents account for approximately 79 per cent of the number of loss claims managed by insurance companies and approximately 46 per cent of the value of total loss claims for auto liability insurance.

•
As a follow-up to the provisions contained in a decree140 governing sanctions for the violation of EU regulations on the rights and obligations of railway passengers  the transport authority adopted rules in July 2014 that incorporate measures to guarantee the respect of passenger rights and outline the sanctions applicable for non-compliance with the provisions established by EU regulations. The purpose of the sanctions is to encourage the full application of the guarantees and rights of consumers, to improve the quality and the efficiency of railway services and, as a result, to improve the security of such services. The transport authority will respond to appeals should the consumer be unsatisfied with the railway service provider's response to complaints.

Efficiency of public procurements

•
The ‘IRPEF’ decree has empowered ANAC to oversee the public administrations' acquisition of goods and services141. The decree outlines the procedure for the publication of the prices of the so-called principal services covered by CONSIP S.p.A. conventions and the information that the awarding administrations must transmit to the public contracts observatory.

____
138 Order no. 18 of 5 August 2014.
139 Introduced on a mandatory basis in Italy in 2007 (the so-called CARD System (Convenzione tra Assicuratori per the Risarcimento Diretto) (Insurers Convention for Direct Damage Compensation).
140 Decree-Law no. 70/2014.
141 Decree-Law no. 66/2014 (Articles 9 and 10). The law actually provides for the transfer of the duties to AVCP, whose responsibilities were entirely transferred to ANAC with the subsequent Decree-Law no. 90/2014.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	121

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

•
New rules are outlined for the acquisition of labour, services and goods for municipalities other than provincial capitals. As of 1 October 2014 (and with updates by 1 October of each year), ANAC will use the national databank of public contracts to publish the reference prices of goods and services, at the conditions of greatest efficiency, inclusive of goods and service having the greatest impact in terms of cost to the public administration. ANAC will also publish on its own web site the unit prices paid by the public administrations for the purchases of such goods and services. The reference prices published by the authority are to be used for the planning of the public administration's contractual activity and represent the maximum price of adjudication (including for tenders adjudicated to the most advantageous bid) in all cases in which there is no existing national or regional convention in effect. Contracts signed in violation of such maximum prices will be invalid.

•
The government has also acted to improve the efficiency of public procurements with provisions contained in the decree to reform the public administration.  First of all, a specific procedure has been determined to trace payments and to acquire information related to the entries in current accounts held in the name of firms involved in building strategic infrastructures. The CAPACI system has been completed for the creation of automated procedures to prevent criminal infiltration in public contracting. Financial monitoring envisages the use of electronic bank transfers and payment orders are conveyed to a databank accessible to the administrations involved.

•
Should the judicial authorities assert criminal acts of corruption with respect to a firm awarding a tender for the completion of public works or should anomalous situations be detected that are symptomatic of illicit or criminal acts attributable to the firms, the President of ANAC, in the presence of serious and established facts, will propose one of the two following solutions to the prefect responsible: i) the ordering of the renewal of the corporate governance bodies, with the substitution of the person involved and, in the event in which the business does not comply with the terms established (maximum of 30 days), the prefect may arrange for the extraordinary and temporary administration of the contracting firm, limited to the complete execution of the public contract that is the subject of the criminal proceedings; or ii) the direct management of the renewal of the corporate governance bodies, with the substitution of the person involved142.

•
In the case of public contracts of an amount equal to or greater than the EU threshold (€5.18 million), any changes to projects in progress that exceed 10 per cent of the original amount of the contract must be transmitted to ANAC for its evaluation within 30 days of the approval of the contracting authority (so as to impede the occurrence of irregularities or criminal acts related to changes in the projects). Any changes to projects in progress for contracts of an amount below the EU threshold are to be reported to the Observatory for Public Contracts for Labour, Services and Goods, on the basis of the same timetable.

____
142 Decree-Law no. 90/2014.

122	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

•
In order to accelerate judgements in relation to public procurements, immediate judgements are possible, including during a pre-trial hearing, or disputes may be settled with a simplified judgement at a hearing set by the court within 45 days of the filing of the lawsuit. For the Regional Administrative Court, a term of 30 days is set for the registration of the ruling, though the parties may request the publication of the ruling within two days (seven days previously).

•
The formal charges for participation in the proceedings for the award of public contracts have been simplified. More specifically, the contracting authority may exercise its processing power to allow a bidder to supplement statements filed in the event of fundamental irregularities in the affidavits. The bidding party must supplement the documentation within 10 days (if not, it will be excluded from the bidding), and it will be subject to the payment of sanctions (ranging from 1 per mille to 1 per cent of the value of the contract, with a ceiling of €50,000). In the presence of minor irregularities, there are no requests for supplementation and there are no sanctions applied.

•
In order to prevent an outbreak of spurious litigation, the court may apply a financial penalty in the case of ‘vexatious litigation’143 and for public contracts, the penalty may be increased to up to 1 per cent of the contract value.

•
Regulations have identified categories of works that require execution by economic agents in possession of specific qualifications. Contractors may directly execute all work included in a project, even if the contractors do not have the related qualifications, or they may sub-contract the specialised work only to businesses in possession of specific qualifications. In the event of specialised work specifically indicated in a tender, in the invitation to bid, or specialised work amounting to more than 10 per cent of the total value of the contract, or work above €150,000, the contractor may not execute the specialised work unless he has the specific qualification and he must sub-contract the work only to qualified businesses.

Awarding of local public services

•
With reference to local public services, the ‘IRPEF’ decree provides that the special commissioner for the spending review will prepare a binding programme to rationalise special companies and companies controlled by local entities. The aim is to identify specific measures for: their liquidation or transformation; increasing the efficiency of operations; the transfer of business units or personnel to private-sector companies (see Focus on the ‘Programme to streamline holdings of local investee companies’ in the section on public finance sustainability).

•	While reorganisation of general regulations is pending, several initiatives will contribute to improving the competitive framework, in particular for services
____
143 The losing party may be ordered to pay to the counterparty an amount determined equitably, but no more than double the costs paid, if there are clearly founded motives.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	123

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

entrustment. One of these initiatives refers to local public transport, where the transport authority has published a consultation on a document concerning tender procedures for the operation of the service, focusing on four main issues: i) the definition of the public service obligations and their compensation; ii) the content of public tenders and services contracts; and iii) the criteria for appointing the tender commissions.

•
From the standpoint of transparency and stimulating the debate about the reform of the local investee companies, the Ministry of the Economy and Finance has published the return-on-equity (ROE) ratios (the ratio between net earnings and shareholders' equity) of the investee companies, as an indicator of efficiency.

Infrastructures

CSR no. 8. Ensure swift and full operationalisation of the Transport Authority by September 2014. Approve the list of strategic infrastructure in the energy sector and enhance port management and connections with the hinterland.

The transport authority

•
The framework for the independent, economic regulation of public services was rounded out with the institution of the transport authority in 2011. The authority was formed with the establishment of a council on 17 September 2013 and has been operational since 15 January 2014144.

•
The authority's action is based on EU common transportation policies and therefore, even before it became operational, the authority began to work closely with European institutions, in particular the European Commission. In addition, the authority has taken part in European associations, work groups and the regulatory networks with reference to the railway sector, the air transportation sector and the protection of passenger rights.  The authority has also carried out  tasks assigned to independent regulators in relation to the European corridors for the transport of merchandise.

•
During the first eight months of its operation, the authority adopted two regulatory measures (regulations on sanctioning proceedings regarding the protection of passenger rights in railway transport and tariff models for determination of airport fees) and it has initiated another three proceedings for consultation (access to railway infrastructure and related services, exclusive awarding of local public transport services, and toll highways)145.

•
The authority has also signed a protocol of collaboration with the antitrust authority regarding subjects and initiatives of common interest. Additional agreements with other institutional counterparties are being contemplated.

____
144 The authority is headquartered in Turin, as provided by law, even though certain offices are set up in Rome for operational purposes. For information systems, logistics and other services, the authority has inaugurated an important strategic and operational partnership with the Turin Politecnico.
145 Regulatory acts and proceedings for consultation have been published on the authority's web site www.autorita-trasporti.it.

124	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

•
The first phase of personnel recruitment has been completed with the sourcing of staff from other public administrations. As of 30 September 2014, the authority had a total of 40 employees, between full-time and fixed-term staff. Another 100 employees, between full-time and fixed-term staff, are still to be recruited through public competitive procedures or procedures to hire personnel already working for the public administration146.

General measures for public procurements and infrastructures

•	With reference to public procurements for infrastructures, the government has acted with reference to macro areas147, in particular:
i.
Projects already financed have been cleared to begin, provided that the work sites open within specific deadlines over the 10-month period following the approval of the decree. These initiatives have been cleared with the refinancing of the so-called ‘Infrastructures Fund’148 (€3.9 billion through 2020), most of which came from the Development and Cohesion Fund. In addition, a special commissioner, receiving no additional compensation, has been appointed for the purpose of speeding up two projects to upgrade the Napoli-Bari and Messina-Catania-Palermo rail links. The works are to be started by 31 October 2015 (instead of 2018). A simplified services conference is provided, with the commissioner empowered to make exceptions to the reasoned opposition of an administration. Airport investments may be accelerated with the favourable opinion of the region involved (which will substitute the urban conformity verification and which may thus overrule any opposition of the municipalities involved).

ii.
For the completion of unfinished works reported by local entities before 15 June 2014, disagreement, if any, between administrations can be handled through a new services conference (whose ordinary timetable will be cut in half) and the possibility of consulting the control room set up at the Office of the Prime Minister149 for the purposes of getting guidance and accelerating the process. Payments for reported works are excluded from the Domestic Stability Pact for up to a maximum of €250 million.

iii.
Procedures have been introduced to favour the realisation of infrastructures and to prevent problems regarding the entire project's financial viability from reflecting negatively on the grantor. The main objective is to accelerate the completion of the works without inefficiencies in the use of public resources.

iv.
Concessionaires of toll-highway tracts may propose changes to their concession relationships in respect of EU principles.  The proposed changes, to be communicated by 31 December 2014, should be aimed at optimising operation of the tracts, including through unification of

____
146 With Decree-Law no. 90/2014 going into effect and its provision for the unified management of the competitive procedures for independent authorities, the means for the implementation of the new measures are currently being defined.
147 Decree-Law no. 133/2014
148 As referenced in Article 18 of the Decree-Law no. 69/2013.
149 Without new or incremental charges for public finance.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	125

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

interconnected tracts. The lengthening of the concessions for the purpose of financing investment plans will be possible (the proposal has been forwarded to the European Commission), with the simultaneous moderation of toll-highway tariff increases and a reduction of the charges to be covered by the State. The value of the realisable works is €10 billion.
v.
The government may act on its substitution powers by 30 September 2014, to appoint special commissioners for the purpose of accelerating the planning and realisation of projects to upgrade sewage and purification systems. In addition, starting with the 2015 planning, the presidents of the regions may make use of the central administrations' in-house resources with specific technical expertise in their planning and execution of projects to mitigate hydro-geological risk.   Should the projects to mitigate hydro-geological risk not be realised, the Minister of the Environment may revoke the resources assigned to the regions and other entities for such purposes and redeploy the resources into other projects to mitigate hydro-geological risk. Finally, a special fund to finance projects related to water resources has been set up at the Ministry of the Environment150.

vi.
Exceptions have been introduced to the contracting code in order to accommodate urgent maintenance of schools, works to prevent hydro-geological instability and projects for the prevention of seismic risk and the protection of the country's cultural heritage.  The threshold for private contract negotiations (negotiated proceedings without a tender) has been increased to the EU limit (€5.2 million) and a minimum of three economic agents must be invited to participate. In addition, in the case of school maintenance, administrators may directly award works of up to €200,000, provided they do so in respect of the principles of transparency, competition and rotation, and that they request bids of at least five economic operators.

•
Some of the infrastructure initiatives outlined in the ‘Sblocca Italia’ decree are particularly important for the protection of the environment. More specifically: i) priority has been given to works to prevent hydro-geological instability and to upgrade water networks; ii) funds have been earmarked for urgent works to re-route waterways in metropolitan areas affected by flooding, with the assignment of €110 million to the regions, to be charged against the 2007-2013 Development and Cohesion Fund; iii) efforts continue to construct plants for recovering energy from urban and special waste, and for the activation of a modern, integrated waste management system designed to contribute to national security and to close infringement proceedings for failure to implement European regulations for the sector; and iv) areas of significant national interest (as identified by resolution of the Council of the Ministers, after consultation with the State-Regions Conference) will be covered by a programme of environmental remediation and urban regeneration, especially aimed at the realisation of (a) works to secure and clean up the areas, and (b) infrastructures to strengthen the road

____
150 The fund will be financed through the revocation of financing using the resources already identified by the Interministerial Committee for Economic Planning's Resolution no. 60/2012 and earmarked for water purification works.

126	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

network, public transport and purification plants. A special commissioner appointed by the government and a director for implementation in each area involved will be in charge of the implementation of the environmental remediation and urban regeneration programme.

Strategic energy infrastructures

•
The implementation of the legislative decreeimplementing the Third Energy Packet151 and the National Energy Strategy (NES)152 envisage for the government to precisely identify strategic infrastructures in the energy field. The recent ‘Sblocca Italia’153 decree represents a further step toward the definition of such list, by pinpointing the categories of infrastructure works to be considered strategic. Such works will be subject to a simplified authorisation process. More specifically, it has been determined that the following works are of strategic interest, constitute a national priority, and are non-deferrable, urgent and of public utility: gas pipelines for the importation of gas from abroad; terminals for the regasification of LNG; storage facilities for natural gas; infrastructures for the national natural gas transport network, inclusive of the preparatory works needed for the design of the projects and the related connected works154. The procedure for identifying the energy infrastructures will be concluded by 2014 with the adoption of a decree that will identify the criteria for selecting strategic energy infrastructures (in particular, the new LNG terminals), on a basis consistent with the provisions of the NES, for which the incentive-based regulatory mechanism is to be applied.

•
In order to exploit national energy resources, the issue of a single concession permit for the research and production of hydrocarbons has been introduced. Investments of an estimated €15 billion have been cleared for the development of hydrocarbon deposits in national territory.  Exceptions have been introduced to the Domestic Stability Pact for the regions in which hydrocarbon exploration and production are being carried out; the Region of Basilicata is estimated to have hydrocarbon resources that could satisfy 10 per cent of the national requirement.

Strengthening port operations and links with airports.

•	The government envisages the adoption of a National Strategic Plan for Ports and Logistics, aimed at improving the competitiveness of the port system, the
____
151 Legislative Decree no. 93/2011.
152 Approved with the interministerial decree of 8 March 2013.
153 Decree-Law no. 133/2014.
154 The ‘Sblocca Italia’ also establishes guidelines to which the gas, electricity and water authority (AAEGSI) must adhere in defining the incentive-based regulatory mechanism to be applied for new storage projects that allow for increasing the capacity to manage peaks in demand. The OLT decree established that the Livorno regasification plant is eligible for the incentive-based regulatory mechanism based on a revenue guarantee covered by gas tariffs. Not all strategic infrastructures can access the incentive-based regulatory mechanism.  Both the TAP gas pipeline and the electrical-gas interconnection of the national transport networks that are part of the European list of the Projects of Common Interest (PCI) will not benefit from the incentive-based regulatory mechanism.

MINISTERO DELL’ECONOMIA E OF THE FINANZE	127

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

promotion of intermodal freight transport, as well as the reorganisation and consolidation of the existing port authorities.
•
The development of investment in airports is to be reinforced with EIB financing of work to upgrade and expand Fiumicino, as part of a more general plan calling for €2.5 billion of investments through 2021.

•
The ‘Sblocca Italia’ decree foresees public consultation concerning the revival of infrastructures through simplification measures, tax relief, acceleration of the use of EU funds, immediate funding and reform of project financing. Objectives include the conclusion of small works reported by municipalities, the refinancing of the 'City Plan' and the '6,000 Bells Plan'155.

•
In order to strengthen modal links, at the end of August 2014, the Minister of Infrastructures and Transportation, and the chief executive of the Italian State Railways signed an agreement to upgrade the railway links to the Malpensa, Fiumicino and Tessera airports, through connections to the national high-speed/high-capacity network.

V.3 REFORMS IMPLEMENTATION STATUS

•
Since its appointment, the government has made the acceleration of reform implementation a priority objective. For this purpose, it has reinforced the monitoring and verification of the cycle of implementation of legislative provisions, introducing certain instruments to ensure a greater and more profitable interaction with the technical units in charge of implementing the various provisions, which are already yielding the first concrete results. In July, the Minister for Constitutional Reforms and Relations with Parliament inaugurated a first conference of cabinet ministers aimed at strengthening working relationships between institutions, improving the flow of data on the status of implementation of the laws and making the implementation process more rapid and transparent. At the operational level, a project was initiated to create an IT platform that will link all cabinet offices to a network to provide updated, real-time data.  A technical committee has been formed to facilitate and accelerate solutions to clear the path for implementation. In addition, as of July, each meeting of the Council of Ministers begins with an update on the status of implementation of the programme.

•
From 22 February 2014 to 17 September 2014, the government has approved 87 legislative measures, including: 20 decree-laws (80 per cent converted into law, with the other 20 per cent awaiting conversion), 33 bills and 34 legislative decrees (76 per cent definitively approved, and the remaining 24 per cent approved preliminarily). During the same period, 44 legislative measures were published in the Official Journal of the Republic of Italy. Of

____
155 Some of these measures have secured the approval of the Interministerial Committee for Economic Planning, in particular: tax-relief measures for the Piedmont-Lombardy road access in order to rebalance the economic-financial plan, for a total value of €349 million for the 2016-2027 period; the compatibility of the 2014–2016 three-year public works programmes of the port authorities at Augusta, Civitavecchia, Marina di Carrara, Napoli, Olbia e Golfo Aranci, Ravenna, Salerno, Savona and Taranto that provide for the completion of 185 projects overall for approximately €2.9 billion, €775 million of which will be spent in 2014.

128	MINISTERO DELL’ECONOMIA E DELLE FINANZE

V. NATIONAL STRATEGY AND EUROPEAN COUNCIL RECOMMENDATIONS

these, 15 do not require second-level implementation provisions, while the remaining 29 refer to 240 implementation decrees to be issued by the central administrations.
•
As of 17 September 2014, there were 506 implementation provisions for legislation to be adopted with reference to previous governments (Letta government and Monti government) (at the time when the present government was sworn into office, the number was 889). Of these, 316 will be completed within the deadlines determined for their adoption, or they have no specific deadline. There are 255 provisions to be adopted in reference to the Monti government, with an implementation rate of 64.5 per cent (as  of February 2014, the rate was 52.4 per cent); those related to the Letta government numbered 261, with an implementation rate of 39.3 per cent (as of February 2014, the rate was 13.6 per cent).

MINISTERO DELL’ECONOMIA E OF THE FINANZE	129

APPENDIX

APPENDIX

TABLE A1: IMPACT OF DECREE-LAW NO. 66/2014 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2014	2015	2016	2017	2018
INCREASE IN RESOURCES	7,607	6,725	7,668	6,791	4,658
Increase in revenue	4,537	3,280	4,318	3,525	3,627
Prepayment of substitute tax on revaluation of business assets	608	0	0	0	0
Increased taxation on financial incomes	720	2,306	2,987	2,664	2,664
Substitute tax on revaluation of holdings in Bank of Italy	1,794	0	0	0	0
VAT increase related to payment of general government debt arrears	650	0	0	0	0
Increase in revenue from activity to fight tax evasion	300	300	300	300	300
Reduction in tax relief to farming (IMU/CIT)	373	392	395	395	395
Reduction in IRAP rate and PIT advance payments	0	158	635	164	266
Publicly-owned entities	70	100	0	0	0
Other	22	25	1	2	2
Decrease in expenditure	3,069	3,445	3,350	3,266	1,031
Reduction in purchases of goods and services for regions and autonomous provinces of Trento and Bolzano	500	750	750	750	0
Cassa Depositi e Prestiti	250	0	0	0	0
Special autonomies contribution	200	300	300	300	0
Provision regarding RAI S.p.A.	150	0	0	0	0
Provinces and metropolitan cities: public finance contribution	100	60	69	69	0
Redetermination of investment programmes for national defence	400	0	0	0	0
Reduction in purchases of goods and services - other administrations	100	105	105	105	105
Reduction in purchases of goods and services - State	200	300	300	300	300
Reduction in purchases of goods and services - municipalities	360	540	540	540	0
Reduction in purchases of goods and services - provinces and metropolitan cities	340	510	510	510	0
Savings on expenditure for the ministries	210	30	0	0	0
Reduction of tax collection costs	75	100	100	100	100
Treasury remuneration and commissions for securities placement	60	90	0	0	0
Contribution of constitutional bodies to reduction of public spending	50	0	0	0	0
Other measures to streamline expenditure	35	67	66	68	38
Effect of entities' interest expenditure paid to the State	0	172	168	163	159
Effect of regions' interest expenditure paid to the State	0	349	343	336	330
Reduction of Development and Cohesion Planning Fund 2014-2020	0	50	100	25	0
Other	39	22	0	0	0
USE OF RESOURCES	7,602	6,713	7,656	6,781	4,648
Decrease in revenue	713	3,413	2,364	2,061	2,061
Prepayment of substitute tax on revaluation of business assets	0	304	304	0	0
Reduction in IRAP rate and prepayment	700	3,109	2,059	2,059	2,059
Other	13	1	1	2	2
Increase in expenditure	6,889	3,300	5,292	4,721	2,587
Reduction of tax wedge for full-time and similar employees	6,655	0	0	0	0
Creation of Fund for Reduction of Tax Wedge	0	2,685	4,680	4,135	1,990
Interest expenditure on incremental issues of government securities	105	339	427	478	520
School building	122	122	0	0	0
Increased leeway of Domestic Stability Pact: restructuring of MEF/CDP long-term loans to regions	0	52	48	43	38
Initiatives in favour of the micro and small businesses	0	50	100	25	0
Other	6	52	37	39	39
IMPACT ON NET BORROWING	5	12	13	10	10
IMPACT ON THE NET BALANCE TO BE FINANCED *	18,084	83	76	76	85
IMPACT ON THE BORROWING REQUIREMENT **	8,445	8	54	58	49
* The different impact on the balance of the State budget with respect to net borrowing is explained by the measures concerning the concession of advances for the payment of the past-due debts of the public administration, the restructuring of the debts of the regions and the granting of State guarantees to back transactions covering the sale of certified receivables due from the public administration and related to supplies, tenders and professional services.
** The different impact on the balance of the State budget with respect to net borrowing is explained by the measures concerning the concession of advances for the payment of the past-due debts of the public administration.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	133

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLE A2: IMPACT OF DECREE LAW NO. 90/2014 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2014	2015	2016	2017	2018
INCREASE IN RESOURCES	69	278	296	326	379
Increase in revenue	22	105	115	123	139
Scholarships for specialised medical schools (induced effects)	2	12	1	0	0
15% increase in standard court fees	18	53	53	53	53
Provisions for generational change in the general government (induced effects: increased pension spending and higher expenditure for severance indemnities)	2	40	62	70	86
Decrease in expenditure	47	174	181	204	240
Fund for Support to Publishing	25	20	7	0	0
Provisions for generational change in the public administration - Savings on employee compensation	3	10	20	35	44
Fund for Structural Economic Policy Measures	0	40	0	0	0
Appropriations for compensation of fire-fighter volunteers	0	12	21	21	21
Spending appropriations subject to remodulation (spending review)	0	75	113	123	153
Social Fund for Employment and Training	5	5	0	0	0
Other	14	11	19	24	22
USE OF RESOURCES	65	261	290	321	373
Decrease in revenue	22	63	68	76	81
Abolition of court clerk copy fees	15	43	43	43	43
Abolition of stamp duty for civil, administrative and out-of-court documents for attorneys and solicitors	3	10	10	10	10
Provisions for generational change in the public administration (induced effects: savings on employee compensation)	2	5	10	18	23
Reduction of temporary assignments, leave time and union assignments (effects on schools - fewer charges for substitutes -induced effects)	2	5	5	5	5
Increase in expenditure	44	198	222	245	293
Scholarships for specialised medical schools	6	40	2	0	0
Provisions for generational change in the public administration	6	120	185	210	260
Increase in fire-fighter work force	0	12	21	21	21
Increase in Fund for Offsetting Multi-Year Subsidies	22	11	0	0	0
Other	10	14	13	13	11
IMPACT ON NET BORROWING	4	17	6	5	5

134	MINISTERO DELL’ECONOMIA E DELLE FINANZE

APPENDIX

TABLE A3: IMPACT OF DECREE-LAW NO. 91/2014 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2014	2015	2016	2017	2018
INCREASE IN RESOURCES	11	95	317	537	564
Increase in revenue	0	50	45	34	34
Revocation of PIT relief - farm income	0	14	8	8	8
Provisions concerning cooperative companies	0	0	5	3	3
Increase in revaluation coefficients for income from land ownership and farming (PIT)	0	36	32	23	23
Decrease in expenditure	11	45	272	502	530
Fund for Structural Economic Policy Measures	0	11	6	2	5
Development and Cohesion Fund – reduction of national share for 2014-2020	0	27	259	493	520
Other	11	6	7	7	5
USE OF RESOURCES	11	94	312	534	562
Decrease in revenue	0	57	44	46	44
IRAP deductions applicable to workers employed in the farming sector for at least 150 business days	0	33	18	18	18
Deduction regarding rental of farmland by young people (PIT)	0	19	11	11	11
Incentives for hiring young workers in the farming sector	0	0	9	9	9
Changes to the Allowance for Corporate Equity (ACE)	0	5	6	8	6
Increase in expenditure	11	37	268	488	518
Tax credit for new investment for development of new products, practices, processes and technologies	5	14	10	0	0
Tax credit for investment in new capital goods	0	0	204	408	408
Changes to the Allowance for Corporate Equity (ACE)	0	23	49	78	106
Other	6	0	5	2	3
IMPACT ON NET BORROWING	0	1	5	2	3

MINISTERO DELL’ECONOMIA E DELLE FINANZE	135

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2014

TABLE A4: IMPACT OF DECREE-LAW NO. 133/2014 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2014	2015	2016	2017	2018
INCREASE IN RESOURCES	269	819	956	729	372
Increase in revenue	628	76	6	6	1
Reduction of incentives for the full-time hiring of young workers in southern Italy	220	70	0	0	0
Antitrust resources - use of sums paid to the State budget and sanctions	273	0	0	0	0
Use of a portion of the interest income coming from subscription of new financial instruments	29	0	0	0	0
Incoming payment of resources appropriated for the year of 2012 –Second level bargaining relief	104	0	0	0	0
Other	2	6	6	6	1
Decrease in expenditure	853	753	750	1.058	1.560
Pedemontana Piemontese toll-highway link	0	20	25	35	0
Development and Cohesion Fund - reduction of national quota	0	50	108	279	940
Non-usage of financial leeway accorded to local entities	50	0	0	0	0
Incentives for investments in real property to be rented	0	10	19	32	48
Revision of Domestic Stability Pact (DSP) objective for Region of Sicily	400	400	400	400	400
Reduction of financing for Italy-Libya treaty	15	5	3	148	148
Reduction of Fund for Structural Economic Policy Measures	0	8	4	0	0
Reduction of Fund for Multi-Year Subsidies	150	180	100	70	0
Reduction of Level II contracting Relief Fund	50	0	0	0	0
Reduction of Revocations Fund, Article 13, Paragraph 1, Decree-Law No. 145/2013 (inclusive of residual amounts)	23	14	13	0	0
Incoming payment to INPS - quota for inter-professional funds	92	0	0	0	0
Incoming payment to INPS - non-optioned quota	60	20	20	20	20
Other	13	45	57	74	4
USE OF RESOURCES	1,477	823	753	1,055	1,553
Decrease in revenue	4	103	43	55	53
Increase in amounts for incentives for the full-time hiring of young workers in regions other than southern Italy	0	70	0	0	0
Flight compensation not considered for the purposes of contributions, but for pension purposes in the amount of 50%	0	14	14	14	0
Incentives for investments in real property to be rented	1	16	25	38	49
Other	3	3	3	3	4
Increase in expenditure	1,473	720	710	1,000	1,500
Exclusion from DSP of payments for investment projects identified by PCM	250	0	0	0	0
Exclusion from DSP of principal payments to settle trade debt arrears	200	100	0	0	0
Fund for Financial Relationships with Special Autonomies	400	400	400	400	400
Increase in Fund for Multi-Year Subsidies	151	20	20	20	0
Increase in Fund to Unblock Construction Sites	35	120	190	510	1,100
Increase in Social Fund for Training and Employment	437	0	0	0	0
Continuation of provisions for reconstruction in Abruzzo	0	80	100	70	0
IMPACT ON NET BORROWING	3	5	3	9	8

136	MINISTERO DELL’ECONOMIA E DELLE FINANZE

The Update of the
ECONOMIC AND FINANCIAL DOCUMENT 2014
is available on-line
at the internet address listed below:
www.mef.gov.it • www.dt.tesoro.it • www.rgs.mef.gov.it

ISSN 2240-3280